     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION DECEMBER 26, 2000


                                                      REGISTRATION NO. 333-51526

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                            DIGITAL BIOMETRICS, INC.
               (Exact name of registrant as specified in charter)

                      DELAWARE                                             41-1545069
            (State or other jurisdiction                                (I.R.S. employer
          of incorporation or organization)                          identification number)

                               5600 ROWLAND ROAD
                        MINNETONKA, MINNESOTA 55343-4315

  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                            MR. ROBERT F. GALLAGHER
                            CHIEF FINANCIAL OFFICER
                            DIGITAL BIOMETRICS, INC.
                               5600 ROWLAND ROAD
                        MINNETONKA, MINNESOTA 55343-4315
                                 (952) 932-0888

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

               PHILIP J. TILTON, ESQ.                                 DOUGLAS A. CIFU, ESQ.
         MASLON EDELMAN BORMAN & BRAND, LLP                 PAUL, WEISS, RIFKIND, WHARTON & GARRISON
               3300 WELLS FARGO CENTER                             1285 AVENUE OF THE AMERICAS
          MINNEAPOLIS, MINNESOTA 55402-4140                          NEW YORK, NY 10019-6064
                   (612) 672-8200                                        (212) 373-3000
              TELECOPY: (612) 672-8397                              TELECOPY: (212) 757-3990

     APPROXIMATE DATE OF THE COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   [DBI LOGO]

                           PROXY STATEMENT/PROSPECTUS

              TRANSACTION PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of Digital Biometrics, Inc.:

     Digital Biometrics, Inc. ("DBI") and Visionics Corporation ("Visionics") have entered into a merger agreement. The terms of the merger agreement provide that a wholly owned subsidiary of DBI will merge with and into Visionics and Visionics will become a wholly owned subsidiary of DBI.

     If the merger is completed, DBI will provide to holders of Visionics common stock and holders of options to purchase Visionics common stock merger consideration equal in value to 7,000,000 shares of DBI common stock. A number of shares of DBI common stock in excess of 7,000,000 will be issuable pursuant to the merger such that, after taking into account DBI's receipt of the aggregate exercise price for the Visionics options assumed by DBI, the net merger consideration payable by DBI will be equal in value to 7,000,000 shares of its common stock. The final allocation of the merger consideration will be determined concurrent with the closing of the merger. DBI will pay cash instead of issuing fractional shares of DBI common stock. Visionics shareholders who comply with New Jersey law will be entitled to dissenters' rights to obtain payment for the fair value of their shares of Visionics common stock. DBI intends to adopt the Visionics Corporation name and the current Visionics Corporation will be renamed "Visionics Technology Corporation."

     This proxy statement/prospectus contains detailed information about the proposed merger. It also contains information about DBI and Visionics that has been filed with the Securities and Exchange Commission. You are encouraged to read this document carefully. PLEASE SEE PAGE 24 OF THIS PROXY STATEMENT/PROSPECTUS FOR RISK FACTORS YOU SHOULD CONSIDER BEFORE VOTING YOUR SHARES.


     The DBI Board of Directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and DBI's assumption of all options to purchase shares of Visionics common stock outstanding at the effective time of the merger, are advisable and fair to and in the best interests of DBI and its stockholders and recommends that DBI stockholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special meeting of DBI stockholders. At the special meeting, you will also be asked to consider and vote on a proposal to amend DBI's certificate of incorporation to change the name of the corporation to Visionics Corporation. The special meeting of DBI stockholders will be held at the Lutheran Brotherhood Auditorium, located at 625 Fourth Avenue South, Minneapolis, Minnesota, on Thursday, February 15, 2001, at 2:00 PM, central standard time.


     Your vote is very important, regardless of the number of shares you own. Please vote your shares as soon as possible so that your shares are represented at the special meeting. To vote your shares by telephone or the Internet, follow the instructions appearing on the enclosed proxy card. If you do not wish to vote by telephone or the Internet, please complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage-paid envelope.

     The Board of Directors of DBI enthusiastically supports the proposed merger with Visionics and urges you to vote "FOR" each of these proposals.

     If you have any questions prior to the special meeting or need further assistance, please call our proxy solicitor, Corporate Investor Communications,
Inc., at           .

                                            Thank you for your cooperation.

                                            Very truly yours,

                                            /s/ JOHN J. METIL
                                            ------------------------------------
                                            John J. Metil
                                            President and Chief Executive
                                            Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This proxy statement/prospectus is dated December 26, 2000, and is first being mailed to DBI stockholders on or about January 8, 2001.

                            DIGITAL BIOMETRICS, INC.
                               5600 ROWLAND ROAD
                          MINNETONKA, MINNESOTA 55343

                             ---------------------

                          NOTICE OF SPECIAL MEETING OF
                     DIGITAL BIOMETRICS, INC. STOCKHOLDERS

                             ---------------------

To the Stockholders of Digital Biometrics, Inc.:


     NOTICE IS HEREBY GIVEN that Digital Biometrics, Inc. ("DBI") will hold a special meeting of its stockholders at the Lutheran Brotherhood Auditorium, located at 625 Fourth Avenue South, Minneapolis, Minnesota, on Thursday, February 15, 2001, at 2:00 PM, central standard time, for the following purposes:


          (1) To vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 18, 2000, by and among DBI, Visionics Corporation and VC Acquisition Corp., a wholly owned subsidiary of DBI, and the transactions contemplated by the merger agreement, including the merger and DBI's issuance of over 7,000,000 shares of DBI common stock, including shares issuable upon exercise of Visionics stock options to be assumed by DBI. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus accompanying this notice;

          (2) To vote on a proposal to amend DBI's certificate of incorporation to change the name of the corporation to "Visionics Corporation." If this proposal and the merger are approved, the name of the current Visionics Corporation will be changed to "Visionics Technology Corporation"; and


          (3) To transact such other business as may properly come before the special meeting and any adjournment or postponement of the special meeting. Only holders of record of DBI common stock at the close of business on December 29, 2000 are entitled to receive this notice and to vote their shares at the special meeting or any adjournment or postponement of the special meeting. On the record date, there were approximately
     stockholders of record of DBI common stock and approximately      shares of
     DBI common stock were issued and outstanding. Each share of DBI common stock is entitled to one vote on each matter properly brought before the special meeting.


     Please vote your shares as soon as possible so that your shares are represented at the special meeting. To vote your shares by telephone or the Internet, follow the instructions appearing on the enclosed proxy card. If you do not wish to vote by telephone or the Internet, please complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage-paid envelope. If you attend the special meeting, you may vote in person if you wish by completing a ballot at the special meeting, whether or not you have already signed, dated and returned your proxy card or voted by telephone or the Internet.

THE DBI BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AT THE SPECIAL MEETING, EACH OF WHICH ARE DESCRIBED IN DETAIL IN THE PROXY STATEMENT/PROSPECTUS ACCOMPANYING THIS NOTICE.

     Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the matters proposed for your consideration at the special meeting.

     By the Order of the Digital Biometrics, Inc. Board of Directors,

                                            /s/ JOHN J. METIL
                                            ------------------------------------
                                            President and Chief Executive
                                            Officer


                                            January 8, 2001


PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE
SPECIAL MEETING.............................................      5
SUMMARY.....................................................      9
The Companies...............................................      9
The Merger..................................................     11
Working Capital Facility....................................     16
The Special Meeting.........................................     17
Risk Factors................................................     17
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION AND
COMPARATIVE PER SHARE DATA..................................     18
NOTES TO COMPARATIVE UNAUDITED PER SHARE DATA...............     18
MARKET PRICE AND DIVIDEND INFORMATION.......................     19
SELECTED CONSOLIDATED FINANCIAL DATA........................     21
RISK FACTORS................................................     24
Risks Relating to the Merger................................     24
Risk Factors Relating to DBI................................     25
Risk Factors Relating to Visionics..........................     29
THE COMPANIES...............................................     33
Digital Biometrics, Inc. ...................................     33
Visionics Corporation.......................................     39
THE DIGITAL BIOMETRICS, INC. SPECIAL MEETING................     45
Date, Time and Place of the Special Meeting.................     45
Purposes of the Special Meeting.............................     45
Record Date of the Special Meeting..........................     45
Majority of Outstanding Shares Must be Represented for a
  Vote to be Taken..........................................     45
Vote Required at the Special Meeting........................     45
Voting Your Shares and Changing Your Vote...................     46
How Proxies are Counted.....................................     46
Costs of Solicitation.......................................     47
Other Business; Adjournments................................     47

                                                               PAGE
                                                               ----
THE MERGER..................................................     48
Background of the Merger....................................     48
Reasons for the Merger; Recommendation of DBI Board of
  Directors.................................................     49
The Merger Agreement........................................     50
Material Federal Income Tax Consequences of the Merger......     57
Expenses....................................................     58
Amendment of the Merger Agreement...........................     58
Affiliate Agreements........................................     58
Voting Agreements...........................................     59
Opinion of the DBI Board of Directors' Financial Advisor....     59
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................     62
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION.................................................     68
VISIONICS CORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............     69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT
OF DIGITAL BIOMETRICS, INC..................................     73
COMPARATIVE RIGHTS OF HOLDERS OF DBI COMMON STOCK
AND VISIONICS COMMON STOCK..................................     75
VISIONICS' SHAREHOLDERS' DISSENTER'S RIGHTS.................     80
OTHER ACTION TO BE TAKEN AT THE DBI SPECIAL MEETING.........     82
Change in DBI's Corporate Name to Visionics Corporation.....     82
LEGAL MATTERS...............................................     82
EXPERTS.....................................................     82
WHERE YOU CAN FIND MORE INFORMATION.........................     83
CONSOLIDATED FINANCIAL STATEMENTS OF VISIONICS
  CORPORATION...............................................    F-1
INDEX TO APPENDIXES TO PROXY STATEMENT......................   F-18
Appendix A: Agreement and Plan of Merger....................    A-1
Appendix B: Fairness Opinion of SunTrust Equitable
  Securities................................................    B-1
Appendix C: Form of Voting Agreement........................    C-1
Appendix D: Chapter 11 of New Jersey Business Corporation
  Act.......................................................    D-1
PART II INFORMATION NOTE REQUIRED IN THE PROSPECTUS.........   II-1
EXHIBIT INDEX...............................................   II-5

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
                            AND THE SPECIAL MEETING

Q:   WHY IS DIGITAL BIOMETRICS, INC. HOLDING THE SPECIAL MEETING?

A: Digital Biometrics, Inc., referred to as DBI, is holding the special meeting for the following purposes:

     (1) to ask you to vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 18, 2000, by and among DBI, Visionics Corporation and VC Acquisition Corp., a wholly owned subsidiary of DBI, and the transactions contemplated by the merger agreement, including the merger and DBI's issuance of over 7,000,000 shares of DBI common stock, including shares issuable upon exercise of Visionics stock options to be assumed by DBI;

     (2) to ask you to vote on a proposal to amend DBI's certificate of incorporation to change the name of the corporation to "Visionics Corporation"; and

     (3) to transact such other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

     A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus.

Q: WHAT IS THE DETERMINATION AND RECOMMENDATION OF THE DBI BOARD OF DIRECTORS WITH RESPECT TO THE MERGER?

A: DBI's Board of Directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and DBI's issuance of over 7,000,000 shares of DBI common stock, including shares issuable upon exercise of Visionics stock options to be assumed by DBI, are advisable and fair to and in the best interests of DBI and its stockholders and recommends that DBI stockholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special meeting. In making its determination and recommendation, DBI's Board of Directors considered discussions with DBI senior management, consultations with its auditors and legal counsel, the opinion of SunTrust Equitable Securities, financial advisor to DBI, dated as of October 18, 2000, that as of the date of that opinion, the merger consideration was fair from a financial point of view to DBI and its stockholders.

Q:   WHY ARE DBI AND VISIONICS PROPOSING THE MERGER?

A: Because both companies believe there is a significant business opportunity to take biometrics into mainstream commercial markets. We believe that by joining forces, the merged company will be the first to assemble the complete set of technologies, operating skills and product offerings necessary to lead this emerging industry. Both DBI and Visionics believe the right vehicle in the future for delivery of biometric functionality is deployment-ready biometric network appliances. Both companies have been moving in this direction. Connectivity, scalability, the right applications and good packaging will be key in the development of these network applications.

     The management of each of DBI and Visionics has concluded that the combination of DBI and Visionics is an outstanding strategic fit. DBI brings strengths in the design, assembly, deployment, integration and support of the most complex biometric hardware and software systems on the market. DBI's IBIS system for remote wireless identification embodies the essence of the biometric network appliance concept. Visionics brings its face recognition engine; significant expertise in the software and systems aspects of Internet-enabled appliances; a broad and deep understanding of the commercial markets for biometrics; and a distribution network of VARs and integrators across a broad range of applications including banking, information security, identification programs, high-end access control, surveillance and criminal justice.

Q:   WHY DID DBI CHOOSE TO GROW IN THIS WAY?

A: For years, one of DBI's strategic goals has been to expand the breadth of products DBI offers and the markets DBI serves. The commercial market for biometric systems represents a large potential opportunity, and DBI believes that facial recognition will be a key technology for commercial applications. DBI believes the proposed merger will enable DBI to leverage its expertise in the design and deployment of complex biometric systems into new application areas and markets using facial recognition. Furthermore, DBI believes this merger will enable DBI to combine the strengths of both companies to create new offerings for new markets that have not yet been conceptualized by many of its competitors.

Q:   WHAT IS THE CURRENT BUSINESS OF VISIONICS?

A: Visionics is a pioneer in the field of face recognition. Human faces, just like fingerprints, contain identity specific patterns that can be automatically detected and matched by a computer. Visionics has become a leader in the biometric industry by developing this into powerful commercial technology with broad appeal. Today the Visionics software engine, FaceIt, detects and recognizes faces faster than the blink of an eye. In fact it matches faces at speeds in excess of a million faces per second on a standard personal computer. It can even recognize faces in a crowd, in motion and at a distance from purely ordinary images or cameras. The commercial applications for this type of technology include security, access control, banking, e-commerce, surveillance, law enforcement, national identification, travel, natural human-machine interface, multimedia search engines and personalization.

     Visionics' business strategy has been to focus on the encapsulation of its technology into modules and software components that meet the requirements of a large number of applications and that are easy to integrate into finished products and solutions.

     Visionics' partner network consists of many companies that are developing products and solutions based on Visionics' technology, including Polaroid, Datacard, Informix, EDS, Wells Fargo's affiliate Innoventry, Imageware, Printrak, Virage, and IBM.

Q:   WHY DID VISIONICS CHOOSE TO GROW IN THIS WAY?

A: The execution of Visionics' growth strategy would require Visionics to build many of the same capabilities and skills already possessed by DBI. Visionics believes the merger is a faster and lower risk means to achieve its growth objectives by introducing new product offerings made possible by the merger.

Q:   WHAT ARE THE IMPLICATIONS OF THE MERGER FOR YOUR CURRENT BUSINESSES?

A: Each company has a strong business in their current market areas. These are assets for the post-merger company. The post-merger company fully intends to continue to compete vigorously using its current business models and products in the markets currently served. Management intends to make the post-merger company even stronger through aggressive new product development and new market penetration. This merger is about industry leadership built by capitalizing on each company's respective strengths.

Q:   WILL EACH COMPANY CONTINUE TO OFFER THEIR EXISTING PRODUCT LINES?

A: Yes. The merged company will continue to offer and support current product lines under their respective brand names. Both DBI and Visionics believe these product lines and brand identities are significant assets.

Q:   WILL THERE BE ANY REDUNDANCY?

A: Neither DBI nor Visionics believes there will be any redundancy. The results of the due diligence conducted by both parties suggest that there is no significant duplication of functions between the two companies. The parties intend to maintain and expand the facilities of both companies, and do not anticipate that any employees will have to relocate.

Q:   WHY IS DBI PROPOSING TO CHANGE ITS NAME TO VISIONICS CORPORATION?

A: DBI's Board of Directors believes the Visionics name is better identified than the Digital Biometrics name in the commercial biometrics market, the biometrics market DBI's board views as offering the greatest growth potential. In addition, the DBI Board of Directors believes Visionics is a broader, more general name than the Digital Biometrics name, providing the merged company with increased flexibility to pursue new business areas without having its name acting at cross-purposes to its business growth objectives. To avoid confusion, both DBI and Visionics will be referred to by their current names throughout this proxy statement/prospectus. DBI has reserved the Nasdaq symbol "VSNX" for use in the event that the merger is completed.

Q:   WHAT WILL VISIONICS' SHAREHOLDERS RECEIVE WHEN THE MERGER IS
     CONSUMMATED?

A: The merger consideration consists of approximately 7,000,000 new shares of DBI common stock, to be allocated among the holders of Visionics common stock and options to purchase Visionics common stock based on a formula which gives effect to the exercise of all such options and DBI's receipt of the aggregate exercise price. Please refer to "The Merger -- The Merger Agreement -- Manner and Basis of Converting Shares and -- Treatment of Options" for a more detailed explanation of the merger consideration.

Q: WHAT IS THE DETERMINATION AND RECOMMENDATION OF THE VISIONICS BOARD OF DIRECTORS WITH RESPECT TO THE MERGER?

A: Visionics' Board of Directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Visionics and its shareholders and recommends that Visionics' shareholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

Q:   WHEN DO THE PARTIES EXPECT TO COMPLETE THE MERGER?

A: The approval of DBI's stockholders and Visionics' shareholders is required to complete the merger. DBI and Visionics expect to complete the merger within one week after the special meeting of DBI's stockholders.

Q: WILL DBI ISSUE FRACTIONAL SHARES OF VISIONICS COMMON STOCK AS MERGER CONSIDERATION?

A: DBI will not issue fractional shares in the merger. As a result, the total number of shares of DBI common stock that each Visionics shareholder will receive in the merger will be rounded down to the nearest whole number and each Visionics shareholder will receive a cash payment for the value of any remaining fraction of a share of DBI common stock that he or she would otherwise receive, if any.

Q:   WHAT VOTE IS REQUIRED TO APPROVE THE MERGER BY DBI'S STOCKHOLDERS?

A: The merger must be approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of DBI common stock present in person or represented by proxy and entitled to vote at the special meeting. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the DBI Board of Directors. A properly executed proxy card marked "ABSTAIN" as well as a vote by telephone or the Internet for "ABSTAIN" will not be voted at the special meeting. Under Delaware law, abstentions are counted as present for purposes of both establishing a quorum and as shares entitled to vote on a matter. Since the merger must be approved by a majority of shares present and entitled to vote on the matter, an abstention will have the same effect as a vote against the merger. Broker non-votes (votes not cast on a particular matter because the person voting the shares has not been authorized by the beneficial owner of the shares to vote on such matter) are treated as present for purposes of establishing a quorum but not as shares entitled to vote on the matter. Consequently, a broker non-vote will not have the same effect as a vote against the merger.

Q:   WHEN AND WHERE IS THE SPECIAL MEETING?


A: The special meeting of DBI stockholders will be held on Thursday, February 15, 2001, at 2:00 PM, central time, at the Lutheran Brotherhood Auditorium, located at 625 Fourth Avenue South, Minneapolis, Minnesota.


Q:   WHO CAN VOTE AT THE SPECIAL MEETING?


A: DBI stockholders who hold their shares of record as of the close of business on December 29, 2000, are entitled to notice of and to vote at the special meeting. On the record date, there were approximately
     stockholders of record of DBI common stock and approximately      shares of
     DBI common stock were issued and outstanding.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER OR NOMINEE, WILL MY BROKER OR NOMINEE VOTE MY SHARES FOR ME?

A: Your broker or nominee will vote your shares only if you provide instructions on how you want your shares to be voted. You should follow the directions provided by them regarding how to instruct them to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER I HAVE VOTED BY TELEPHONE OR THE INTERNET OR MAILED MY PROXY CARD?

A: Yes. You may change your vote by revoking your proxy at any time before the polls close at the special meeting. You can do this in one of three ways:

     (1) timely delivery of a valid, later-dated proxy, including a proxy cast by telephone or the Internet;

     (2) written notice addressed to Corporate Secretary, Digital Biometrics, Inc., 5600 Rowland Road, Minnetonka, MN 55343, before the special meeting that you have revoked your proxy; or

     (3) attendance at the special meeting in person and completing a ballot.

    You may not revoke your proxy by simply attending the special meeting unless you complete a ballot. If you have instructed a broker or nominee to vote your shares, you must follow directions from them to change those instructions.

Q:   WHAT DO I NEED TO DO NOW?

A: Please vote your shares as soon as possible, so that your shares are represented at the special meeting.

     TO VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET FOLLOW THE INSTRUCTIONS APPEARING ON THE ENCLOSED PROXY CARD. IF YOU DO NOT WISH TO VOTE BY TELEPHONE OR THE INTERNET, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     If you attend the special meeting, you may vote in person if you wish by completing a ballot at the special meeting, whether or not you have already signed, dated and returned your proxy card or voted by telephone or the Internet.

     Please review this proxy statement/prospectus for more complete information regarding the matters proposed for your consideration at the special meeting.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?


A: If you would like additional copies of this proxy statement/prospectus or if you have questions about how to complete and return your proxy card and/or vote by telephone or the Internet, you should call Corporate Investor Communications, Inc. at 877-535-1158. If you have questions about other matters discussed in this proxy statement/prospectus, please telephone Randy Meyer, DBI's Controller, or Robert F. Gallagher, DBI's Chief Financial Officer, at (952) 932-0888.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, the other documents to which this document refers and the documents of DBI which are incorporated by reference in this proxy statement/prospectus to understand fully the proposed merger of VC Acquisition Corp., a wholly owned subsidiary of DBI with and into Visionics Corporation, resulting in Visionics becoming a wholly owned subsidiary of DBI. See "Where You Can Find More Information." A copy of the Agreement and Plan of Merger dated October 18, 2000 and by and among DBI, Visionics and VC Acquisition Corp. is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus.

                                 THE COMPANIES

DIGITAL BIOMETRICS, INC.

     DBI is a leading provider of identification information systems that employ "biometric" technology, which is the science of identifying individuals by measuring distinguishing biological characteristics. DBI's biometric identification systems and information technology services enable law enforcement and other government agencies to identify and manage information about individuals, and help commercial employers and government agencies to conduct background checks on applicants for employment or permits. DBI's product and service offerings include computer-based fingerprinting and photographic systems, software tools, multi-media data storage and communications servers, and the systems integration and software development services required to deploy and use these systems.

     DBI has evolved from essentially a single-product live-scan hardware supplier to an identification information systems company. DBI continues to expand its product line and information technology services to further penetrate the law enforcement market, while introducing new products and services for the emerging applicant-processing and security markets among commercial and government customers. Typical customers include: U.S. government agencies, such as the Immigration and Naturalization Service (INS) and U.S. Postal Service; local and state police; the United States armed forces; school districts; financial institutions; utilities; and casinos.

     DBI's main products are special-purpose, computer-based "live-scan" systems for the capture and transmission of high-resolution forensic-grade fingerprints, along with text information on the fingerprinted subject and in some cases, photographs. These live-scan systems employ patented, high-resolution optics and specialized hardware and software, combined with industry-standard computer hardware and software, to create highly optimized, special-purpose systems which capture, digitize, print and transmit forensic-grade fingerprints and related data to large-scale databases (sold by other vendors), and receive return messages on the identity and background of the individual being checked. These systems, including the new IBIS systems for wireless, real-time mobile identification, are among the most complex biometric systems ever developed. DBI's business includes data capture systems as well as products and services to facilitate the transmission of identification information in a variety of networked environments. DBI's systems are used by commercial customers and government agencies to conduct fingerprint-based background checks on applicants for employment, permits and citizenship, as well as by law enforcement agencies.

     DBI's strategy is to continue to market live-scan systems to law enforcement agencies while expanding its product and service offerings and the markets it serves. The law enforcement market for live-scan biometric products is well established. DBI believes there is growing demand from other governmental and commercial markets to employ identification information technologies in background checks. DBI is aggressively pursuing these emerging markets. DBI expects the proposed merger with Visionics to position DBI at the forefront of the biometrics technology industry. By leveraging the capabilities of both companies, the merged company intends to deliver biometrics on platforms that are scalable, cost-effective and easy for customers to adopt.

     DBI was incorporated in Minnesota in 1985 under the name C.F.A. Technologies, Inc., was reincorporated in Delaware in 1986 and changed its name to Digital Biometrics, Inc. in 1990. DBI's headquarters is located at 5600 Rowland Road, Minnetonka, Minnesota 55343, and its telephone number is (952) 932-0888.

     Recent Announcements. The following summarizes events and other matters addressed in recent public announcements by DBI.

     On October 25, 2000, DBI announced that Mr. Robert L. Bridigum joined DBI as Vice President of New Product Development. Mr. Bridigum joined DBI from SEK Technologies, a California-based high-tech engineering and manufacturing company, where he was General Manager and Chief Engineer. Mr. Bridigum has also held positions of Vice President of Engineering for Check Technology Corporation, Director of Graphics Product Development and Software Manager for DataCard Group, and Program Manager of Advanced Engineering and Technology and Software Engineer for Honeywell Avionics. Mr. Bridigum received his undergraduate degree from Juanita College, and his graduate degree from Old Dominion University, both in Physics.

     On November 6, 2000, DBI announced the appointment of Robert F. Gallagher as Chief Financial Officer. Mr. Gallagher has more than 23 years of financial management experience. Prior to joining DBI, Mr. Gallagher was Chief Financial Officer of TSI Incorporated, a $100 million public company and supplier of innovative sensors and instrumentation systems. Prior to TSI, Mr. Gallagher was employed by the public accounting firm KPMG LLP. Mr. Gallagher earned a BSBA from Creighton University in Nebraska and an MBA from the University of Minnesota.

VISIONICS CORPORATION

     Visionics Corporation is a leading developer of facial recognition technology worldwide. Visionics pioneered the field of facial recognition with its software engine, FaceIt(R), which allows computers to rapidly and accurately recognize faces. FaceIt(R) is an Enabling Technology with Mass Appeal(TM) that has been integrated into several products and solutions built by Visionics' partners, which include original equipment manufacturers, software developers, system integrators and value-added resellers. These products and solutions include Smart CCTV(TM)(Closed Circuit Television) systems, web-based search engine applications, mass-market authentication systems for information security, banking, civil applications including drivers licenses, national identification programs and voter registration and law enforcement applications.

     Visionics is focused on technological innovations and on the development of information architectures for delivering them. Visionics possesses a distribution network of partners across a broad range of vertical markets including banking, information security, identification programs, high-end access control, surveillance and criminal justice.

     Visionics licenses its enabling technology to original equipment manufacturers, software developers and system integrators for incorporation into final products and solutions. Visionics delivers to its partners the software modules, tools and technical support necessary to integrate FaceIt(R) technology into these products. This partnership allows each party to leverage its core competence, shorten time to market and focus its resources. In the future, Visionics may sell directly to vertical markets where Visionics and its partners currently do not participate.

     Visionics intends to continue to support and expand its network of partners by maintaining its biometric facial recognition technology and delivering back-end infrastructure support that allows for easier integration into commercial applications. Visionics' partner network presently consists of several companies developing products and solutions based on Visionics' technology. Many of these companies have already finished development and have begun marketing and selling their solutions and products enabled by the Visionics software engine. These companies include Polaroid, Datacard, Informix, EDS, Wells Fargo's affiliate Innoventry, Imageware, Printrak, Virage, and IBM.

     Visionics will grow its business by leveraging the diverse vertical markets of its partners. Visionics' business strategy emphasizes the encapsulation of its technology into modules and software components that meet the requirements of a large number of applications and that are easy to integrate by software developers and original equipment manufacturers into finished products and solutions. The applications of this enabling technology include security, access control, banking, e-commerce, surveillance, law enforcement, national identification, travel, multimedia search engines and personalization. Visionics strives to develop superior enabling technology while its partners develop and deploy products based on the Visionics technology for use in different markets. It is Visionics' policy to cooperate, rather than compete, with its business partners.

     Visionics was incorporated in 1994 in the State of New Jersey. Visionics executive offices are located at 1 Exchange Place, Suite 800, Jersey City, New Jersey 07302 and its telephone number is (201) 332-9213. Visionics also has a British wholly owned subsidiary called Visionics Ltd. that handles business development and marketing in Europe and the Middle East.

     Recent Announcements. The following summarizes events and other matters addressed in recent public announcements by Visionics.

     On October 25, 2000, Visionics announced that it has been named by Informix as a Solution Showcase Award Program winner. The program targets all Informix Solutions Alliance Partners in North America, Latin America and Canada. ISA Partners were given the opportunity to submit their "Solution Success Stories" to a team of reviewers who selected the most innovative solution that best solved the customer's business problem using Informix technology. The criteria to be considered in these categories included quantified ROI (implementation costs and results), short implementation time, innovative and cutting-edge application/solution and a solution that represents a revolutionary change in business practice for Visionics.

     On November 1, 2000, Visionics announced that it has been selected by DARPA (the Defense Advanced Research Projects Agency) as a participant in the Human Identification at a Distance program. The contract is in excess of two million dollars to Visionics for an initial two-year period, with a provision that it may be extended, for a similar amount, for an additional two years depending on progress made during the initial phase. The overall goal of the Human Identification program is to promote major technological leaps in the state of the art of identification at a distance.

     On November 29, 2000, Visionics announced that IBM Corporation has licensed FaceIt(R) technology for biometric screensaver software that ships with IBM's UltraPort camera, an option available for IBM A, T and X series ThinkPad portable computers. These new IBM notebooks have an Ultra Port built-in on the top of the monitor into which the camera plugs in and delivers full motion video for a number of applications including face recognition.

     The biometric screen saver uses FaceIt(R) technology to provide information security and privacy in a convenient, user-friendly fashion. It also demonstrates the potential for a more natural computer user interface that leverages the camera's video capabilities. Like a regular screensaver, it locks the screen upon user inactivity; it then keeps continuous watch, through the UltraPort camera, for human faces in the field of view. Once the face of the authorized user reappears, the software reopens the screen and restores the desktop to where the user had left it. The software also provides for an audit trail of all faces that appeared in the field of view while the system was locked.

                                   THE MERGER

RECOMMENDATION OF DBI'S BOARD OF DIRECTORS; DBI'S REASONS FOR THE MERGER

     On October 18, 2000, the DBI Board of Directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and DBI's assumption of all options to purchase Visionics common stock outstanding at the effective time of the merger, were advisable and fair to and in the best interests of DBI and its stockholders. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the DBI Board considered several factors, including:

     - DBI has concluded that significant growth opportunities are available in commercial markets for biometric applications, especially those utilizing facial recognition. Combining DBI's and Visionics' respective strengths and other attributes are compatible with the strategy of pursuing commercial markets. DBI possesses significant expertise in the design, assembly, deployment, integration and support of complex biometric hardware and software systems. Visionics will contribute its facial recognition software engine, substantial expertise in the software and systems aspects of Internet-enabled appliances, a broad and deep understanding of the commercial markets for biometrics, and a partner network consisting of original equipment manufacturers, software developers, system integrators and value added resellers. The combined entity will have a broader array of products to offer customers and greater diversity in markets served than presently possessed by either DBI or Visionics.

     - DBI believes the investor community has discounted DBI's valuation due to its relatively small size, concerns regarding fluctuations in its revenues and operating results, the high percentage of its revenues generated by government customers, and its limited involvement with commercial biometric applications outside of fingerprint-based criminal background checks. DBI's management believes the combined entity's greater commercial focus will generate more interest from institutional investors.

     - The merged entity will be able to combine aspects of each company's technology to develop new biometric applications as well as leverage each company's research and development efforts and manufacturing and product support expertise across a larger, single organization.

RECOMMENDATION OF VISIONICS' BOARD OF DIRECTORS; VISIONICS' REASONS FOR THE
MERGER

     On October 18, 2000, the Visionics Board of Directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and fair to and in the best interests of Visionics and its stockholders. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Visionics Board considered several factors, including:

     - Visionics believes the merger of the respective strengths and other attributes of Visionics and DBI will place the combined entity at the forefront of the biometrics technology industry.

     - Visionics has concluded that significant growth opportunities are available in commercial markets for biometric applications. Combining Visionics' and DBI's respective strengths and other attributes are compatible with the strategy of pursuing commercial markets. DBI possesses significant expertise in the design, assembly, deployment, integration and support of complex biometric hardware and software systems. Visionics will contribute its facial recognition software engine, substantial expertise in the software and systems aspects of Internet-enabled appliances, a broad and deep understanding of the commercial markets for biometrics, and a partner network consisting of original equipment manufacturers, software developers, system integrators and value added resellers. The combined entity will have a broader array of products to offer customers and greater diversity in markets served than presently possessed by either DBI or Visionics.

     - The merged entity will be able to combine each company's technology to develop new biometric applications and leverage research and development costs and manufacturing and product support expertise across a larger organization.

TERMS OF THE MERGER

     General. At the effective time of the merger, VC Acquisition Corp. will be merged with and into Visionics, the issued and outstanding shares of Visionics Corporation common stock will be converted into the right to receive shares of DBI common stock, and all of the issued and outstanding shares of

VC Acquisition Corp. common stock will be converted into one share of Visionics Corporation common stock. As the surviving corporation, Visionics will continue to operate as a separate company and a wholly owned subsidiary of DBI. DBI's management may merge the subsidiary into the parent corporation after a transition period of an indeterminate length. The merger will become effective upon the filing of a certificate of merger with the Department of Treasury of the State of New Jersey. Assuming all conditions to the merger are met or waived by the appropriate party or parties, it is anticipated that the merger will be completed within one week after the special meeting of DBI's stockholders.

     At the effective time of the merger, DBI's name will be changed to "Visionics Corporation" and the name of the former Visionics Corporation will be changed to "Visionics Technology Corporation." In the interest of avoiding confusion, both DBI and Visionics will be referred to by their current names throughout this proxy statement/prospectus.

     Conversion of Shares; Treatment of Options. Pursuant to the terms of the merger agreement, at the effective time of the merger, all issued and outstanding shares of Visionics common stock will be cancelled and converted into shares of DBI common stock based on a formula which allocates merger consideration equal in value to 7,000,000 shares of DBI common stock among the holders of Visionics common stock and options to purchase common stock on a basis giving effect to the exercise of all such options and DBI's receipt of the aggregate exercise price. A number of shares of DBI common stock in excess of 7,000,000 will be issuable pursuant to the merger such that, after taking into account DBI's receipt of the aggregate exercise price for the Visionics options assumed by DBI, the net merger consideration payable by DBI will be equal in value to 7,000,000 shares of its common stock.

     Escrow of Shares Issued in the Merger. To support the Visionics shareholders' indemnification obligations under the merger agreement, ten percent of the shares of DBI common stock issuable in the merger will be deposited with an escrow agent pursuant to an escrow agreement to be entered into by and among DBI, the escrow agent and an attorney-in-fact representing the Visionics shareholders.

     Indemnification. The merger agreement provides that the Visionics shareholders will indemnify DBI for any and all losses or damages resulting from any breach by Visionics of representations, warranties, covenants or other terms contained in the merger agreement and all related agreements. Under the indemnification provisions of the merger agreement, the liability of the Visionics shareholders other than certain significant shareholders is limited to the escrow shares, and the indemnification claims of DBI are subject to a minimum threshold of $50,000. In general, the indemnification liability of the aforementioned significant shareholders is limited to 20 percent of the aggregate merger consideration (less the significant shareholders' pro rata portion of the escrow shares).

     Registration of DBI Common Stock; Resale. The issuance of the shares of DBI common stock to effect the merger has been registered under the Securities Act of 1933, as amended. With certain exceptions described below, such shares will be freely resalable by the holders following the publication of results of operations of the combined corporations for a period not less than 30 days. Each of four significant shareholders of Visionics, together with Visionics' other executive officers and directors, is deemed to be an "affiliate" of Visionics under the federal securities laws. Such affiliate status results in the imposition of certain volume limitations (contained in Rule 144 promulgated under the Securities Act) on resales of DBI common stock received in the merger for a period of one year. Shares of DBI common stock held in the escrow account may be sold by the beneficial owners of such shares provided that proceeds from the sales remain in the escrow account for the duration of the escrow period.

     Conditions to the Merger. The obligation of the parties to effect the merger are subject to the satisfaction of certain conditions, including without limitation:

     - the continued accuracy of the parties' representations and warranties;

     - the absence of any material adverse change in the financial condition and results of operations of the parties;

     - approval of the merger by the stockholders of DBI and the shareholders of Visionics;

     - the Securities and Exchange Commission declaring effective the registration statement covering the shares of DBI common stock issuable in the merger;

     - DBI's receipt of a letter from its independent certified public accountants stating that the merger may be accounted for using the pooling of interests method;

     - the parties' receipt of opinions from their respective legal counsels to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code; and

     - the average closing price of DBI's common stock for the 20 trading days preceding the closing date for the merger equaling or exceeding $4.00.

     Termination of the Merger Agreement. The merger agreement may be terminated by either party if:

     - the merger has not been effected prior to May 31, 2001;

     - either party fails to obtain the approval of its stockholders or shareholders;

     - any state or federal governmental authority shall have taken action to prohibit or enjoin the merger; or

     - the average closing price of DBI's common stock for the 20 trading days preceding the closing date for the merger does not equal or exceed $4.00.

     DBI may terminate the merger agreement if the representations and warranties made by Visionics are no longer accurate or Visionics has breached a covenant contained in the merger agreement.

     Visionics may terminate the merger agreement if the representations and warranties made by DBI are no longer accurate or if DBI has breached a covenant contained in the merger agreement.

     Dissenters' Rights. Any Visionics shareholder who gives proper written demand of his dissenters' rights prior to action by the Visionics shareholders with respect to the merger, who does not vote in favor of the merger and who complies with other requirements of applicable New Jersey law, will have a right to demand payment of the fair value of his or her shares of Visionics common stock.

OPINION OF DBI'S FINANCIAL ADVISOR

     SunTrust Equitable Securities provided its opinion to the DBI Board of Directors that, as of the date of its opinion, which was October 18, 2000, the exchange ratio of DBI common stock to be issued in consideration for Visionics common stock and options to purchase Visionics common stock was fair from a financial point of view to the stockholders of DBI. The full text of the SunTrust Equitable Securities opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

     The opinion of SunTrust Equitable Securities does not constitute a recommendation as to how you should vote your shares with respect to the merger. We urge you to read the opinion in its entirety.

     Pursuant to DBI's January 2000 agreement with SunTrust Equitable Securities, DBI has agreed to pay SunTrust Equitable Securities a transaction fee equal to two percent of the value of the aggregate consideration paid by DBI in the merger. In addition, DBI has agreed to pay SunTrust Equitable Securities a fee of $250,000 for a fairness opinion with respect to the merger. DBI has also agreed to indemnify SunTrust Equitable Securities against certain liabilities, including certain liabilities under the federal securities laws.

MARKET PRICE DATA

     The common stock of DBI has been traded on the Nasdaq Stock Market under the symbol "DBII" since DBI's initial public offering in December 1990. No established trading market exists for Visionics common stock.

     The closing sale price per share of DBI common stock, as reported on the Nasdaq Stock Market on October 18, 2000, the last full trading day before the execution of the merger agreement by DBI was $5.25. See "Market Price and Dividend Information."

VOTING AGREEMENTS

     Pursuant to the terms of the merger agreement, the holders of 99 percent of the issued and outstanding shares of Visionics common stock have entered into voting agreements with DBI. Each such agreement:

          (i) restricts the transfer of the shareholder's shares;

          (ii) imposes on the shareholder an obligation to vote in favor of the merger in connection with any shareholder action taken with respect to the merger; and

          (iii) grants to DBI an irrevocable proxy to vote the shareholder's shares in the manner specified in the voting agreement.

     This proxy statement/prospectus also serves as an information statement for approval of the merger by Visionics' shareholders.

STOCK OWNERSHIP FOLLOWING THE MERGER

     Based on the projected capitalization of Visionics at the effective time of the merger, the number of shares of DBI common stock issued and outstanding as of October 31, 2000, and assuming a $6.00 20-day average DBI stock price at the effective time of the merger and no exercise of dissenters' rights, at the effective time of the merger, the holders of shares of Visionics common stock and options to purchase Visionics common stock (assuming for this purpose the exercise of such options), subject to the provisions of the escrow agreement, will beneficially own approximately 26 percent of DBI's total issued and outstanding shares, determined on a fully-diluted basis.

CONDUCT OF VISIONICS' BUSINESS PRIOR TO THE MERGER

     Under the merger agreement, Visionics has agreed, during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement pursuant to its terms or the consummation of the merger, except to the extent that DBI otherwise consents in writing, that Visionics will carry on its business in the ordinary course, use all reasonable efforts to preserve intact Visionics' current business organization, keep available the services of its current officers, employees, and agents and maintain its relations and goodwill with customers, suppliers, landlords, creditors, employees, agents, and others conducting business with Visionics. Visionics is prohibited from taking certain actions without DBI's prior consent, including without limitation:

     - amending its charter documents, issuing shares of its capital stock (except upon exercise of currently outstanding options) or issuing securities convertible into shares of its capital stock;

     - incurring or assuming any debt (exclusive of the loan from DBI);

     - acquiring or merging with any other entity; or

     - taking any action which may disqualify the merger for pooling of interests accounting or as a tax-free reorganization.

OPERATIONS FOLLOWING THE MERGER

     Upon the closing of the merger, Visionics will be operated as a wholly owned subsidiary of DBI, maintaining its offices in New Jersey. DBI's management may merge the subsidiary into the parent corporation after a transition period of an indeterminate length. Dr. Joseph Atick, currently the Chief Executive Officer of Visionics, will become the Chief Executive Officer of DBI. John Metil, President and Chief Executive Officer of DBI, will assume the office of President and each of Dr. Atick and Mr. Metil will report directly to DBI's Board of Directors. James Granger will remain as Chairman of DBI's Board of Directors. Dr. Atick and Jason Choo, an executive of Lonsdale Group Limited, a major shareholder of Visionics, will join DBI's Board of Directors.

     Pursuant to the merger agreement, the certificate of incorporation of Visionics in effect immediately prior to the merger will remain in effect for the subsidiary after the merger.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and accordingly:

          (i) none of DBI, Visionics or VC Acquisition Corp. should recognize gain or loss as a result of the merger; and

          (ii) in general, holders of Visionics common stock who exchange their shares for DBI common shares will not recognize a taxable gain or loss on the exchange.

     Assuming the merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, holders of options to purchase shares of Visionics common stock who receive options to purchase shares of DBI common stock upon their cancellation will recognize no taxable income or loss on the exchange. Upon any subsequent exercise of options to purchase shares of DBI common stock, the holder will recognize ordinary income equal to the excess of the market value of the shares acquired over the aggregate exercise paid. See "The Merger and Related Transactions -- Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

     DBI anticipates that the merger will be accounted for as a pooling of interests for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America. DBI's receipt of a letter from its independent certified public accountants, KPMG LLP, stating that the merger may be accounted using the pooling of interests method is a condition to DBI's obligation to complete the merger.

                            WORKING CAPITAL FACILITY

     Concurrent with the parties' execution and delivery of the merger agreement, DBI provided to Visionics a six-month $1,000,000 working capital facility bearing interest at 12.5 percent per annum and secured by substantially all the assets of Visionics.

                              THE SPECIAL MEETING

RECORD DATE; VOTING POWER


     You are entitled to vote at the special meeting if you owned shares of DBI common stock as of the close of business on December 29, 2000, the record date for the special meeting.


     On the record date, there were           shares of DBI common stock
outstanding. DBI stockholders will have one vote for each share of DBI common stock they owned at the record date.

MEETING QUORUM; VOTES REQUIRED

     Under Section 216 of the Delaware General Corporation Law, a majority of the shares of common stock outstanding on the record date must be present in person or represented by proxy to establish a quorum for the transaction of business at the special meeting. A majority of the shares present at the special meeting in person or represented by proxy and entitled to vote at the special meeting must vote to approve and adopt the merger agreement and approve the merger.

                                  RISK FACTORS

     In considering whether to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger, you should carefully review and consider the information contained below in "Risk Factors."

                        SUMMARY HISTORICAL AND PRO FORMA
                           FINANCIAL INFORMATION AND
                      COMPARATIVE UNAUDITED PER SHARE DATA

     The following table presents selected comparative unaudited per share data for DBI on a historical and pro forma combined basis, and for Visionics on a historical and pro forma equivalent basis, giving effect to the merger assuming that 0.52 shares of DBI are issued in exchange for each share of Visionics common stock. Such exchange ratio is based on an assumed 20-day average closing market price of DBI's common stock of $6.00 per share. The information presented below is derived from the combined consolidated historical financial statements of DBI and Visionics, including the related notes thereto, incorporated by reference and included elsewhere herein, respectively, and the unaudited pro forma condensed combined balance sheet and statement of operations, included elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and the related notes thereto. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Condensed Combined Financial Statements."

     The pro forma earnings (loss) per share data do not reflect: (i) the direct transaction costs of the merger, or (ii) any benefits from the utilization of DBI's net operating loss carryforwards. The per share data set forth below is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the merger been consummated prior to the periods indicated.

                                                                                     VISIONICS
                                                      DBI COMMON STOCK              COMMON STOCK
                                                   -----------------------    ------------------------
                                                                 PRO FORMA                  PRO FORMA
                                                                 COMBINED     HISTORICAL    EQUIVALENT
                                                   HISTORICAL       (1)          (5)        (1)(3)(4)
                                                   ----------    ---------    ----------    ----------
EARNINGS (LOSS) PER SHARE FROM CONTINUING
  OPERATIONS -- ASSUMING DILUTION(1)
Year Ended September 30, 2000....................    $ 0.02       $(0.02)       $(0.11)       $(0.01)
Year Ended September 30, 1999....................    $ 0.01       $(0.01)       $(0.02)       $ 0.00
Year Ended September 30, 1998....................    $(0.38)      $(0.30)       $(0.05)       $(0.16)
DIVIDENDS(2).....................................        --           --            --            --
BOOK VALUE(3)(4) September 30, 2000..............    $ 0.54       $ 0.50        $ 0.20        $ 0.26

                 NOTES TO COMPARATIVE UNAUDITED PER SHARE DATA

     (1) The unaudited pro forma combined information per share combines financial information of DBI for the fiscal years ended September 30, 2000, 1999 and 1998 with the financial information of Visionics for the fiscal year ended September 30, 2000 and the calendar years ended December 31, 1999 and 1998, respectively. See pages 79-81 for the unaudited pro forma condensed combined statements of operations.

     (2) Neither DBI nor Visionics have declared or paid dividends since their inception.

     (3) The unaudited Visionics equivalent pro forma per share amounts are calculated by multiplying the respective pro forma combined per share amounts by a pro forma exchange ratio of .52 shares of DBI common stock for each share of Visionics common stock.

     (4) Historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of each period presented. Pro forma combined book value per share is computed by dividing pro forma total stockholders' equity by the pro forma number of common shares outstanding at September 30, 2000 for DBI and for Visionics. The Visionics equivalent pro forma book value per share is calculated by multiplying the pro forma combined book value per share amount by the exchange ratio.

     (5) Historical Visionics net loss per share is reflected as of Visionics' year ended September 30, 2000 and fiscal years ended December 31, 1999 and 1998, respectively.

                     MARKET PRICE AND DIVIDEND INFORMATION

     DBI's common stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "DBII." The following table sets forth the range of high and low closing prices reported on Nasdaq for the periods indicated:


                                                              HIGH     LOW
                                                              -----   ------
FISCAL YEAR ENDED SEPTEMBER 30, 1998
  First Quarter.............................................  $2.50   $1.25
  Second Quarter............................................  $2.13   $1.16
  Third Quarter.............................................  $2.66   $1.56
  Fourth Quarter............................................  $2.56   $ .97
FISCAL YEAR ENDED SEPTEMBER 30, 1999
  First Quarter.............................................  $1.88   $ .91
  Second Quarter............................................  $1.88   $1.22
  Third Quarter.............................................  $2.72   $1.19
  Fourth Quarter............................................  $3.63   $2.25
FISCAL YEAR ENDED SEPTEMBER 30, 2000
  First Quarter.............................................  $4.63   $2.75
  Second Quarter............................................  $9.13   $3.81
  Third Quarter.............................................  $7.63   $3.50
  Fourth Quarter............................................  $6.25   $3.88
FISCAL YEAR ENDING SEPTEMBER 30, 2001
  First Quarter [through December 22, 2000].................  $6.75   $3.188


Visionics' common stock is not publicly traded.


     The following table sets forth the closing price per share of DBI common stock and the "equivalent per share price" (as defined below) of Visionics common stock as of (i) October 18, 2000, the last trading day before DBI and Visionics announced the signing of the merger agreement, and (ii) December 22, 2000, the most recent practicable date prior to the printing of this proxy statement/prospectus for which such information was obtainable. The "equivalent per share price" of Visionics common stock as of such dates equals the closing price per share of DBI common stock on such dates multiplied by the pro forma exchange ratio of .52 (such ratio is based on the closing market price of DBI's common stock on October 18, 2000 of $5.25 per share). See "The Merger -- the Merger Agreement -- Manner and Basis of Converting Shares."



                                                                DBI        VISIONICS
                                                              COMMON    EQUIVALENT PER
                                                               STOCK         SHARE
                                                              -------   ---------------
MARKET PRICE PER SHARE AT:
October 18, 2000............................................  $  5.25       $  2.73
December 22, 2000...........................................  $  3.50       $  1.82


     Apart from the publicly disclosed information concerning DBI which is included and incorporated by reference in this proxy statement/prospectus, DBI cannot state with certainty what factors account for changes in the market price of its stock.

     Visionics shareholders are advised to obtain current market quotations for DBI common stock. No assurance can be given as to the market price of DBI common stock at any time before the merger becomes effective or at any time thereafter. THE NUMBER OF SHARES OF DBI COMMON STOCK TO BE ISSUED IN THE MERGER IS RELATIVELY INSENSITIVE TO CHANGES IN THE MARKET PRICE OF DBI COMMON STOCK WHICH COULD OCCUR BEFORE THE MERGER BECOMES EFFECTIVE. CONSEQUENTLY, IF THE MARKET PRICE OF DBI COMMON STOCK DECREASES PRIOR TO THE MERGER, THE VALUE OF THE MERGER CONSIDERATION PAYABLE TO VISIONICS SHAREHOLDERS WILL ALSO DECREASE. See "The Merger -- The Merger Agreement -- Manner and Basis of Converting Shares."

     DBI has reserved the Nasdaq symbol "VSNX" for use in the event the merger with Visionics is completed.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         SELECTED HISTORICAL FINANCIAL DATA OF DIGITAL BIOMETRICS, INC.

     The following selected historical consolidated financial data should be read in conjunction with DBI's consolidated financial statements and related notes thereto and DBI's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference in this document. The consolidated statements of operations data for each of the years in the five-year period ended September 30, 2000, and the consolidated balance sheet data as of September 30, 2000, 1999, 1998, 1997 and 1996, are derived from the consolidated financial statements of DBI. DBI's consolidated financial statements for each of the years in the three-year period ended September 30, 2000, and as of September 30, 2000 and 1999 are incorporated by reference in this document. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                 YEAR ENDED SEPTEMBER 30,
                                           --------------------------------------------------------------------
                                              2000          1999          1998          1997           1996
                                           -----------   -----------   -----------   -----------   ------------
STATEMENT OF OPERATIONS DATA:
Revenue..................................  $22,940,468   $22,199,250   $11,322,691   $11,419,358   $  8,327,272
Cost of revenue..........................   14,819,385    14,954,356     8,516,958     8,811,271      6,181,481
Cost of revenue -- non-recurring
  charges................................           --            --            --     1,529,118             --
                                           -----------   -----------   -----------   -----------   ------------
  Gross margin...........................    8,121,083     7,244,894     2,805,733     1,078,969      2,145,791
                                           -----------   -----------   -----------   -----------   ------------
Operating expenses:
  Selling, general and administrative....    7,676,266     6,862,353     7,081,579     6,946,935     11,742,220
  Non-recurring charges..................      221,473            --            --       330,319             --
                                           -----------   -----------   -----------   -----------   ------------
         Total expenses..................    7,897,739     6,862,353     7,081,579     7,277,254     11,742,220
                                           -----------   -----------   -----------   -----------   ------------
Income (loss) from operations............      223,344       382,541    (4,275,846)   (6,198,285)    (9,596,429)
Other income (expense)...................      214,884      (283,653)     (612,586)      (77,109)    (2,090,474)
                                           -----------   -----------   -----------   -----------   ------------
Net income (loss)........................  $   438,228   $    98,888   $(4,888,432)  $(6,275,394)  $(11,686,903)
                                           ===========   ===========   ===========   ===========   ============
Net income (loss) per common share.......  $      0.03   $      0.01   $     (0.38)  $     (0.53)  $      (1.24)
                                           ===========   ===========   ===========   ===========   ============
Net income (loss) per common share --
  assuming dilution......................  $      0.02   $      0.01   $     (0.38)  $     (0.53)  $      (1.24)
                                           ===========   ===========   ===========   ===========   ============
Weighted average common shares...........   16,595,051    14,781,936    12,748,140    11,766,220      9,451,015
                                           ===========   ===========   ===========   ===========   ============
Weighted average common shares --assuming
  dilution...............................   18,074,983    15,081,973    12,748,140    11,766,220      9,451,015
                                           ===========   ===========   ===========   ===========   ============
BALANCE SHEET DATA:
Cash and cash equivalents................  $ 1,893,156   $ 3,175,868   $   840,616   $ 1,891,397   $    466,990
Accounts receivable, net.................    9,256,468     7,415,334     4,352,197     5,161,356      5,676,849
Working capital..........................    8,161,709     6,384,809     3,783,401     6,131,758      5,506,587
Total assets.............................   16,246,299    14,746,781     9,418,461    10,699,238     17,309,371
Long-term obligations....................           --       241,174       997,957            --      2,374,739
Total liabilities........................    7,103,772     7,616,452     5,470,349     3,533,990      6,853,999
Stockholders' equity.....................    9,142,527     7,130,329     3,948,112     7,165,248     10,455,372

     DBI has paid no cash dividends on its common stock.

          SELECTED HISTORICAL FINANCIAL DATA OF VISIONICS CORPORATION

     The following selected historical financial data should be read in conjunction with Visionics' consolidated financial statements and related notes thereto and Visionics' "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The consolidated statements of operations data for the years ended September 30, 2000 and December 31, 1999 and 1998, and the consolidated balance sheet data at September 30, 2000 and December 31, 1999 and 1998 are derived from the financial statements of Visionics which are included elsewhere in this document. The presentation has the effect of including Visionics' consolidated results of operations for the three months ended December 31, 1999 in the statements of operations for both the year ended December 31, 1999 and the year ended September 30, 2000. The consolidated statements of operations data for the years ended December 31, 1997 and 1996, and the consolidated balance sheet data at December 31, 1997 and 1996 are derived from the unaudited consolidated financial statements of Visionics and are not included or incorporated by reference in this document. Historical results are not necessarily indicative of the results to be expected in the future.

                                           YEAR ENDED                  YEAR ENDED DECEMBER 31,
                                          SEPTEMBER 30,   --------------------------------------------------
                                              2000           1999          1998          1997         1996
                                          -------------   -----------   -----------   -----------   --------
STATEMENT OF OPERATIONS DATA:
Revenue.................................   $ 2,634,592    $ 2,623,314   $ 1,891,745   $ 1,739,700   $113,314
Cost of revenue.........................       658,303        301,207       463,095       351,797     39,452
                                           -----------    -----------   -----------   -----------   --------
         Gross margin...................     1,976,289      2,322,107     1,438,650     1,387,903     73,862
                                           -----------    -----------   -----------   -----------   --------
Operating expenses:
  Selling, general and development......     3,381,968      2,645,002     2,020,742       734,333    135,543
  Non-recurring charges.................        78,689             --            --            --         --
                                           -----------    -----------   -----------   -----------   --------
         Total expenses.................     3,460,657      2,645,002     2,020,742       734,333    135,543
                                           -----------    -----------   -----------   -----------   --------
Income (loss) from operations...........    (1,484,368)      (322,895)     (592,092)      653,570    (61,681)
Other income (expense)..................       140,734        152,804       (71,791)       (1,871)        --
                                           -----------    -----------   -----------   -----------   --------
Income (loss) before provision for
  (benefit of) income taxes.............    (1,343,634)      (170,091)     (663,883)      651,699    (61,681)
Provision for (benefit of) income
  taxes.................................       (37,538)        56,974      (123,000)      240,000         --
                                           -----------    -----------   -----------   -----------   --------
Net income (loss).......................   $(1,306,096)   $  (227,065)  $  (540,883)  $   411,699   $(61,681)
                                           ===========    ===========   ===========   ===========   ========
Net income (loss) per common share......   $     (0.11)   $     (0.02)  $     (0.05)  $      0.04   $  (0.31)
                                           ===========    ===========   ===========   ===========   ========
Net income (loss) per common share --
  assuming dilution.....................   $     (0.11)   $     (0.02)  $     (0.05)  $      0.04   $  (0.31)
                                           ===========    ===========   ===========   ===========   ========
Weighted average common
  shares................................    12,050,840     12,007,630    11,841,096    10,000,000    200,000
                                           ===========    ===========   ===========   ===========   ========
Weighted average common shares --
  assuming dilution.....................    12,050,840     12,007,630    11,841,096    10,107,181    200,000
                                           ===========    ===========   ===========   ===========   ========

                                                  AS OF                    AS OF DECEMBER 31,
                                              SEPTEMBER 30,   ---------------------------------------------
                                                  2000           1999         1998        1997       1996
                                              -------------   ----------   ----------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents...................   $1,730,418     $3,126,605   $3,131,022   $ 23,940   $  1,197
Accounts receivable, net....................      523,328        297,993      194,798    681,957         --
Working capital (deficit)...................    1,584,481      3,149,419    3,156,894    313,912    (24,924)
Total assets................................    3,659,504      4,411,982    3,672,966    838,003     15,786
Long-term obligations.......................      543,850        857,889       62,000     65,267     51,222
Total liabilities...........................    1,267,100      1,190,833      231,069    457,841     77,343
Stockholders' equity (deficit)..............    2,392,404      3,221,149    3,441,897    380,192    (61,557)

     Visionics has paid no dividends on its common stock.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The selected unaudited pro forma combined financial data reflects the merger using the pooling of interests method of accounting. The unaudited pro forma condensed combined statements of operations combine DBI's consolidated statements of operations data for the fiscal years ended September 30, 2000, 1999 and 1998 with Visionics' statements of operations data for the fiscal year ended September 30, 2000 and the calendar years ended December 31, 1999 and 1998, respectively. The presentation has the effect of including Visionics' results of operations for the three months ended December 31, 1999 in the unaudited pro forma condensed combined statements of operations for both the year ended December 31, 1999 and the year ended September 30, 2000. The selected unaudited pro forma combined financial data have been derived from information contained in the most recent annual and quarterly financial statements of DBI and Visionics, which are incorporated herein by reference or included elsewhere herein, respectively.

     The selected unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, nor is such information indicative of the future operating results or financial position of DBI after the merger.

                                                               YEAR ENDED SEPTEMBER 30,
                                                        ---------------------------------------
                                                           2000          1999          1998
                                                        -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Revenue...............................................  $25,575,060   $24,822,564   $13,214,436
Cost of revenue.......................................   15,477,688    15,714,578     8,980,053
                                                        -----------   -----------   -----------
          Gross margin................................   10,097,372     9,107,986     4,234,383
                                                        -----------   -----------   -----------
Operating expenses:
  Selling, general and development....................   11,058,234     9,048,340     9,102,321
                                                        -----------   -----------   -----------
          Total expenses..............................   11,058,234     9,048,340     9,102,321
                                                        -----------   -----------   -----------
Income (loss) from operations.........................     (960,862)       59,646    (4,867,938)
Other income (expense)................................      355,618      (130,849)     (684,377)
                                                        -----------   -----------   -----------
Income (loss) before provision for (benefit of) income
  taxes...............................................  $  (605,244)  $   (71,203)  $(5,552,315)
Provision for (benefit of) income taxes...............      (37,538)       56,974      (123,000)
                                                        -----------   -----------   -----------
Net loss..............................................  $  (567,706)  $  (128,177)  $(5,439,315)
                                                        ===========   ===========   ===========
Net loss per common share.............................  $     (0.02)  $     (0.01)  $     (0.30)
                                                        ===========   ===========   ===========
Net loss per common share -- assuming dilution........  $     (0.02)  $     (0.01)  $     (0.30)
                                                        ===========   ===========   ===========
Weighted average common shares........................   22,861,488    21,025,904    18,905,510
                                                        ===========   ===========   ===========
Weighted average common shares -- assuming dilution...   22,861,488    21,025,904    18,905,510
                                                        ===========   ===========   ===========

                                                                       AS OF
                                                                SEPTEMBER 30, 2000
                                                               ---------------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................        $ 3,623,574
Accounts receivable, net....................................          9,779,796
Working capital.............................................          9,746,190
Total assets................................................         19,905,803
Long-term obligations.......................................            543,850
Total liabilities...........................................          8,370,872
Stockholders' equity........................................         11,534,931

                                  RISK FACTORS

     Information or statements provided by the Company from time to time, including statements contained in this Form S-4, may contain certain "forward-looking statements," including comments regarding anticipated future operations, market opportunities, operating results and financial performance of the Company. The Company's future operating performance and share price are influenced by many factors, including factors which may be treated in forward-looking statements. The Company cautions readers that any forward-looking statements made by the Company or any of its representatives in this Form S-4 or in any other reports, filings, press releases, speeches or other comments, are not a guarantee of future performance. Any such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those which may be projected on the basis of such forward-looking statements. Furthermore, the Company assumes no obligation to update such forward-looking statements.

     Among the risks and uncertainties which may affect future performance are those described below. These risk factors are being set forth pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 with the intention of obtaining the benefits of the "safe harbor" provisions of the Reform Act for such forward-looking statements.

RISKS RELATING TO THE MERGER

  DBI may not realize the anticipated benefits of the merger.

     The anticipated benefits of the merger may not be achieved unless certain operations of DBI and Visionics are successfully integrated, including aspects of the two companies' research and development and marketing operations. The transition to a combined company will require substantial management attention and the process of coordination of the operations, especially research and development and marketing, may be complicated by the necessity of combining personnel in different locations with disparate business backgrounds and corporate cultures. In addition, combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Any difficulties experienced in the transition process and any loss of or interruption in business as a result of the diversion of resources to pursue the integration of the organizations could have an adverse effect on the combined operations.

     Even if DBI is successful in integrating its operations with those of Visionics, all or many of the anticipated benefits of the merger may not be realized. The respective boards of directors of DBI and Visionics believe the proposed merger will permit the combined company to achieve a level of success neither company is capable of attaining on its own. However, there can be no assurance that the merger will enhance DBI's profitability or otherwise benefit its stockholders, including the former shareholders of Visionics who receive shares of DBI common stock in the merger. In the event that the merger benefits fail to materialize, the market price of DBI's common stock may be materially adversely affected.

  The aggregate number of shares of common stock to be issued by DBI in the Merger is fixed and will not be adjusted in the event of any change in stock price.

     Under the merger agreement, DBI will issue an aggregate of approximately 7,000,000 shares of its common stock in exchange for all of the shares of Visionics common stock and options to purchase shares of Visionics common stock. This is a fixed number and will not be adjusted in the event of any increase or decrease in the price of DBI common stock. The price of DBI common stock at the closing of the merger may vary from its respective price or value on the date of this proxy statement/prospectus and on the date of the special meeting. The price of DBI common stock may vary because of changes in the business, operations or prospects of DBI, the timing of the completion of the merger, the prospects of post-merger operations, general market and economic conditions and other factors. Because the date that the merger is completed may be later than the date of the special meeting, the price of DBI common stock on the date of the special meeting may not be indicative of its price on the date the merger is completed.

  The business combination will dilute your percentage ownership of DBI's common stock.

     The business combination will dilute the percentage ownership held by DBI's stockholders when compared to their ownership prior to the business combination. Based upon the estimated capitalization of DBI at the effective time of the merger, Visionics' shareholders will hold approximately 26 percent of DBI's common stock (determined on a fully-diluted basis) after giving effect to the issuance of such shares and the pro forma exercise of options to purchase Visionics common stock to be assumed by DBI in connection with the merger.

  Costs incurred in connection with the merger will have an adverse effect on DBI's profitability.

     DBI expects to incur substantial costs and expenses in connection with the proposed merger, a large portion of which will be incurred whether or not the merger is completed. DBI proposes to account for the merger using the pooling of interests method, pursuant to which all such costs and expenses related to the merger will be immediately charged against DBI's earnings rather than capitalized and amortized to expense over an extended period. Consequently, DBI's near-term profitability will be adversely affected, potentially resulting in a reduction of the market price of its common stock.

  DBI expects to incur significant costs and expenses to integrate the operations of the two companies, negatively affecting DBI's short-term profitability.

     DBI's management anticipates that the process of integrating the two companies' operations will require the immediate investment of substantial resources. Financial benefits flowing from the merger, if any, are not expected to be realized until fiscal 2002 or later. Consequently, the integration process will likely have an adverse effect on DBI's short-term profitability and, potentially, the market price of its common stock.

  Visionics' customers may perceive the proposed merger as competitively threatening.

     Visionics' customers are primarily original equipment manufacturers, application developers and system integrators who license Visionics' enabling technology. DBI sells its products and services directly to end users, primarily law enforcement agencies. Some of Visionics' customers may mistakenly perceive DBI's sales practices as a competitive threat to their businesses and withdraw from further interaction with Visionics, adversely affecting the business and prospects of the combined company.

RISK FACTORS RELATING TO DBI

     The following factors are among the most significant risks and uncertainties which may affect the future performance of the business of Digital Biometrics as it is currently constituted:

     - The ability of DBI to manage its operations in light of historic and expected volatility and unpredictability in its quarterly and annual revenues;

     - The financial impact of investments required to maintain and enhance the competitiveness of DBI, as well as the financial impact of investments to develop and enter new markets and to develop and introduce new products and services;

     - The ability of DBI to maintain operating profitability;

     - Competitive technological advances to which DBI is unable to respond in a timely manner or at all;

     - The ability of DBI to develop, introduce and build revenue and profit streams based on new products and services in existing and emerging markets;

     - Maintenance of the loyalty and continued purchasing of DBI's products by existing customers;

     - Execution on customer commitments, including the fulfillment of delivery and installation schedules as may be established, modified, accelerated or delayed by customers or DBI, and the implementation on time and within specifications of special features and functionality required by various customer contracts;

     - Litigation or threatened litigation;

     - Challenges of contract awards by competitors resulting in legal expenses and potential delays or reversals of customer purchase commitments;

     - Collection of outstanding accounts receivable;

     - Management of the concentration of accounts receivable and other credit risks associated with selling products and services to governmental entities and other large customers;

     - Availability of adequate working capital and liquidity, including the availability of additional financing as may be required;

     - Creation and maintenance of satisfactory distribution and operations relationships with third parties, including AFIS (automated fingerprint identification systems) vendors, systems integrators and other product providers;

     - Attraction and retention of key employees due in particular to the general shortage of technical employees and intense competition for their services; and

     - Continuance of the timely and cost-effective availability of components and subassemblies.

  DBI's financial performance may be adversely affected by competition; anticipated growth in the markets for DBI's products and services may not materialize.

     Markets for DBI's products and services are characterized by significant and increasing competition. DBI's financial results may be adversely affected by the actions of existing and future competitors, including the development of new technologies, the introduction of new products, and price reductions by such competitors to gain or retain market share. Adverse consequences on DBI may include the diminution of revenues and revenue opportunities, price reductions, and the need to incur additional costs to respond to the actions of competitors.

     Furthermore, DBI's expectations of future opportunities and investments to capitalize on such opportunities are based on assumptions about growth in the size of the market for identification systems and related products and services. As this is a relatively new market, such assumptions and forecasts are inherently difficult to make, and actual market growth may be substantially different than DBI currently anticipates. Market growth depends on many factors, including factors not within the control of DBI, including but not limited to international market expansion, growth in applicant processing markets, and replacement cycles for products currently in use.

  DBI may be unable to develop new products and services as anticipated.

     DBI intends to grow in part through the introduction of new products and services in current and new markets. There can be no assurance that such new products and services can be developed in a timely fashion, within allotted budgets, or at all, nor can there be any assurance that such new products and services will be accepted by the intended customers at profitable price levels or at all.

  Parts and subassemblies used in our manufacturing operations may not be available when needed.

     Certain components and subassemblies used in the manufacture of DBI's systems are sourced from single suppliers. In the event that these suppliers are unable to provide DBI with its requirements, or were to change pricing significantly, DBI's results of operations could be materially and adversely affected.

  If the merger is completed, DBI will need additional financing which may not be available to DBI on reasonable terms or any terms.

     Management believes that cash, cash equivalents, and other working capital provided from operations, together with available financing sources, are sufficient to meet current operating requirements of the business of Digital Biometrics as it has existed historically. However, risks related to DBI's ability to maintain adequate working capital and liquidity include the continued availability of credit under DBI's line of credit which expires on January 31, 2001, the continued availability of vendor credit as needed, payment by customers of accounts receivable at such times and in such amounts as to enable DBI to meet its payment obligations, and continued profitable operating results. In the event that the above or other liquidity risks materialize, DBI may be unable to sustain its operations from the sources of working capital available to it.

     Furthermore, management may from time to time determine that the competitive position of DBI may be enhanced through substantial and increased investments in product and technology development programs and/or marketing initiatives. Management may determine to make such investments despite its assessment that gross profit during the investment period will be less than the expenses to be incurred, thus resulting in an anticipated loss during the period.

     If the merger is consummated, DBI will require additional capital to fully exploit the opportunities presented by the merger, such as joint product development and entry into new markets. DBI is currently contemplating raising the required capital through the issuance and sale of equity securities. There can be no assurance, however, that the financing necessary to pursue the combined company's business plan will be available on terms acceptable or favorable to DBI, or on any terms. If DBI fails to obtain such financing, its business prospects and the market price of DBI's common stock may be materially adversely affected.

  DBI's reliance on governmental agency customers has produced volatility in revenues and earnings.

     DBI's performance in any one reporting period is not necessarily indicative of sales trends or future operating or earnings performance. During most quarters, DBI's revenues are concentrated in a relatively small number of large customers; historically, these have been government agencies. DBI is subject to significant quarter-to-quarter fluctuations in revenue which are frequently very difficult to predict. Such revenue volatility makes management of inventory levels, cash flow and profitability inherently difficult. Factors which lead to revenue fluctuations include variations in the availability of large procurements and variations in the success of DBI in winning such procurements. In the event DBI is successful in winning such procurements, there may be planned unevenness in shipping schedules, as well as potential delays and schedule changes in the timing of deliveries and recognition of revenue, or cancellation of such procurements. Also, law enforcement and other government agencies are subject to political, budgetary, purchasing and delivery constraints which DBI expects may continue to result in quarterly and annual revenues and operating results which may be irregular and difficult to predict.

  Other factors also contribute to volatility in DBI's operating results.

     In addition to potential volatility due to market characteristics just described, DBI's financial results may be affected by many other factors which are difficult to predict, including but not limited to: changes in the mix of products sold; changes in the availability and pricing of components and subassemblies; increases required in development and marketing expenses to address opportunities or competitive pressures in the market; and unforeseen legal expenses.

     Particularly noteworthy is the need to invest in planned technical development programs to maintain and enhance the competitiveness of DBI, and to develop and launch new products and services. To improve the manageability and likelihood of success of such programs requires the development of budgets, plans and schedules for the execution of these programs and the adherence to such budgets, plans and schedules. The majority of such program costs are payroll and related staff expenses, and secondarily materials, subcontractors, promotional expenses and the like. These costs are very difficult to adjust in response to short-term fluctuations in the revenues of DBI, compounding the difficulty of achieving profitability in the event of a revenue downturn.

     Furthermore, management may from time to time determine that the competitive position of DBI may be enhanced through substantial and increased investments in product and technology development programs and/or marketing initiatives. Management may determine to make such investments despite its assessment that gross profit during the investment period will be less than the expenses to be incurred, thus resulting in an anticipated loss during the period. Such planned losses may be particularly difficult to manage in light of the volatility of DBI's revenue stream discussed above.

  DBI's success depends in part on the efforts and success of third parties over which DBI has no control.

     In addition to its direct marketing activities, DBI markets its products and services through various distribution and other cooperative relationships with third parties such as AFIS suppliers and systems integrators. In many cases, the sale of Digital Biometrics products or services is dependent on the success of such third parties in winning contested procurements, in executing on their own responsibilities under agreements with customers and in doing so in a timely manner, and in the effectiveness of their selling efforts on behalf of DBI's products. At times, such third party distributors may offer products of DBI's competitors as well.

  DBI's results of operations are subject to governmental credit, funding and other related factors.

     DBI extends substantial credit to federal, state and local governments in connection with sales of DBI's products and services. Approximately 96 percent and 94 percent, respectively, of customer accounts receivable at September 30, 2000 and 1999, were from government agencies, of which 34 percent was from one customer at September 30, 2000 and 53 percent were from two customers at September 30, 1999. For the years ended September 30, 2000, 1999 and 1998, sales to two customers in 2000 accounted for 36 percent, sales to two customers in 1999 accounted for 43 percent, and sales to two customers in 1998 accounted for 28 percent, respectively, of annual sales. Sales to sizeable customers requiring large and sophisticated networks of live-scan systems and peripheral equipment often include technical requirements which may not be fully known at the time requirements are specified by the customer. In addition, contracts may specify performance criteria which must be satisfied before the customer accepts the products and services. Collection of accounts receivable may be dependent on completion of customer requirements, which may be unpredictable, subject to change by the customer, and not fully understood at the time of acceptance of the order by DBI, and may involve investment of additional DBI resources. These investments of additional resources are accrued when amounts can be estimated but may be uncompensated and negatively impact profit margins and DBI's liquidity. Furthermore, in many instances, customer procurements are dependent on the availability or continued availability of state or federal government grants and general tax funding. Such funding may be subject to termination at any time at the sole discretion of the government body providing or receiving such funds. Additionally, without regard to termination of funding, government agencies both domestically and internationally may successfully assert the right to terminate business or funding relationships with DBI at their sole discretion without adequate or any compensation or recourse for DBI.

  DBI's ongoing success is dependent upon the continued availability of certain key employees.

     DBI is dependent in its operations on the continued availability of the services of its employees, many of whom are individually key to DBI's current and future success, and the availability of new employees to implement the company's growth plans. The market for skilled employees is highly competitive, especially for employees in technical fields. While DBI's compensation programs are intended to attract and retain the employees required for DBI to be successful, there can be no assurance that DBI will be able to retain the services of all of its key employees or a sufficient number to execute on its plans, nor can there be any assurances that DBI will be able to continue to attract new employees as required.

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

  We may be unable to upgrade our products and develop and incorporate new technologies as required to effectively compete in our industry.

     DBI competes in markets characterized by continual and rapid technological change. Frequently, technical development programs of DBI require assessments to be made of the future directions of technology and technology markets generally, which are inherently risky and difficult to predict. Failure to choose correctly among technical alternatives may result in material adverse effects on the competitive position, revenues, required spending levels and profitability of DBI.

     The competitive nature of DBI's markets requires continual investment in upgrading of DBI's product and service offerings. There can be no assurance that the pace of DBI's development efforts will be sufficient to maintain competitiveness.

     Continued participation by DBI in the market for live-scan systems which are linked to forensic-quality databases under the jurisdiction of governmental agencies may require the investment of DBI resources in upgrading of DBI's products and technology for DBI to compete and to meet regulatory and statutory standards. There can be no assurance that such resources will be available to DBI or that the pace of product and technology development established by management will be appropriate to the competitive requirements of the marketplace.

  Our joint venture with Lakes Gaming, Inc. is subject to all the risks inherent in a start-up business.

     On March 16, 1998, DBI entered into an agreement with Lakes Gaming, Inc. (formerly Grand Casinos, Inc.) forming a joint venture, TRAK 21 Development, LLC, to productize, test and market the TRAK-21 blackjack wagering data capture and player tracking system. The joint venture is susceptible to the normal business risks customary to a start-up operation. In particular, although prototype models of TRAK-21 have been successfully demonstrated, there can be no assurance that this technology will operate as required in live casino environments or that products based on TRAK-21 technology will be accepted by customers. In addition, it has not been determined whether or not the TRAK-21 system will be able to compete, on the basis of price and performance, with player tracking systems of competitors whose systems have been marketed for longer periods of time. Furthermore, productization and market launch of TRAK-21 may require additional capital which neither DBI nor Lakes Gaming is obligated to provide. Therefore, there can be no assurance that the joint venture will be profitable to DBI.

RISK FACTORS RELATING TO VISIONICS

     The following factors are among the most significant risks and uncertainties which may affect the future performance of the business of
Visionics:

     - The emergence of a substantial and growing market for facial recognition products;

     - The ability of Visionics to manage its operations in light of historic and expected volatility and unpredictability in its quarterly and annual revenues;

     - The financial impact of investments required to maintain and enhance the competitiveness of Visionics, as well as the financial impact of investments to develop and enter new markets and to develop and introduce new products and services;

     - The need to raise capital to finance the operations of Visionics until it achieves cash flow self-sufficiency;

     - The ability of Visionics to attain operating profitability;

     - Competitive technological advances to which Visionics is unable to respond in a timely manner or at all;

     - The ability of Visionics to develop, introduce and build revenue and profit streams based on new products and services in existing and emerging markets;

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

     - Maintenance of the loyalty and continued purchasing of Visionics' products by existing customers;

     - Continued and accelerated sell-through by Visionics' partner channels to end users;

     - Competition from other biometric technologies or other non-biometric technologies which accomplish the same objectives as Visionics' products;

     - Legislation limiting the deployment and use of facial recognition products;

     - Management of the concentration of accounts receivable and other credit risks associated with selling products and services to a relatively small number of significant customers;

     - Creation and maintenance of satisfactory distribution and operations relationships with third parties, including original equipment manufacturers, software developers, value-added resellers and systems integrators; and

     - Attraction and retention of key employees.

  Visionics' financial performance may be adversely affected by competition; anticipated growth in the markets for Visionics' products may not materialize.

     The markets for Visionics' products are intensely competitive, both from directly competing products as well as alternate technical solutions to many of the security problems addressed by facial recognition. Visionics' financial results may be adversely affected by the actions of existing and future competitors, including the development of new products and technologies, the introduction of new products, and price reductions by competitors to gain or retain market share. Adverse consequences on Visionics may include the diminution of revenues and revenue opportunities, price reductions, and the need to incur additional costs to respond to the actions of competitors.

     Furthermore, Visionics' expectations of future opportunities and investments to capitalize on such opportunities are based on assumptions about growth in the market for facial recognition products and services. As this is a relatively new market such assumptions and forecasts are inherently difficult to make, and actual market growth may be substantially different than Visionics currently anticipates. Market growth depends on many factors, including factors not within the control of Visionics.

  Visionics may be unable to develop new products and services as anticipated.

     Visionics intends to grow in part through the introduction of new products and services in current and new markets. There can be no assurance that such new products and services can be developed in a timely fashion, within allotted budgets, or at all, nor can there be any assurance that such new products and services will be accepted by the intended customers at profitable price levels or at all.

  Visionics requires additional capital to pursue its business plan and such capital may not be available on acceptable terms or any terms.

     Visionics is an early-stage company in an emerging market. Until reaching agreement on a merger with DBI, Visionics was pursuing venture capital financing to fund its operations. The growth plan of Visionics requires the continued availability of investment capital in an amount which may exceed the resources available from the internally-generated funds of DBI. Thus, the merged company may require external investment capital. In the event that investment capital is not available on terms acceptable to the merged company or at all, then the growth plans and operations of Visionics may be adversely affected. Management believes that cash, cash equivalents, and other working capital provided from operations may not be sufficient to meet planned operating requirements of the business of Visionics until and if profitability is achieved. In the event that the above or other liquidity risks materialize, Visionics may be unable to sustain its operations from the sources of working capital available to it.

     Furthermore, management may from time to time determine that the competitive position of Visionics may be enhanced through substantial and increased investments in product and technology development programs and/or marketing initiatives. Management may determine to make such investments despite its assessment that gross profit during the investment period will be less than the expenses to be incurred, thus resulting in an anticipated loss during the period.

     Thus, there can be no assurance that further financing may not be required, or, if further financing is required, that it will be available on terms that are acceptable or favorable to Visionics, or at all. In light of the anticipated merger, management believes that to fully exploit the opportunities inherent in both companies, for instance the prospect of joint product development, entry into new markets and the like, additional capital may be required. If additional capital cannot be raised, the business plans of the merged company may be substantially and negatively affected.

  Visionics' results of operations are subject to significant volatility.

     Visionics' performance in any one reporting period is not necessarily indicative of sales trends or future operating or earnings performance. Visionics' revenues each quarter are concentrated in a relatively small number of large customers. Visionics is subject to significant quarter-to-quarter fluctuations in revenue which are frequently very difficult to predict which may result in fluctuations in earnings.

  Other factors may also create volatility in Visionics' results of operations.

     In addition to revenue fluctuations just noted, Visionics' financial results may be affected by many other factors which are difficult to predict, including but not limited to changes in the mix of products sold, increases required in development and marketing expenses to address opportunities or competitive pressures in the market, and unforeseen legal expenses.

     Particularly noteworthy is the need to invest in planned technical development programs to maintain and enhance the competitiveness of Visionics, and to develop and launch new products and services. To improve the manageability and likelihood of success of such programs requires the development of budgets, plans and schedules for the execution of these programs and the adherence to such budgets, plans and schedules. The majority of such program costs are payroll and related staff expenses, and secondarily subcontractors, materials, promotional expenses and the like. These costs are very difficult to adjust in response to short-term fluctuations in the revenues of Visionics, compounding the difficulty of achieving profitability in the event of a revenue downturn.

     Furthermore, management may from time to time determine that the competitive position of Visionics may be enhanced through substantial and increased investments in product and technology development programs and/or marketing initiatives. Management may decide to make such investments despite its estimation that the anticipated financial return will be realized in subsequent periods, resulting in the incurrence of losses during the investment period(s). Such planned losses may be particularly difficult to manage in light of fluctuations in the Visionics' revenue stream discussed above.

  Visionics' ongoing success is dependent in large part on the efforts and success of third parties over which Visionics has no control.

     Visionics markets its products and services through various distribution and other cooperative relationships with third parties, including original equipment manufacturers, software developers, value-added resellers and systems integrators. In many cases, the sale of Visionics products or services is dependent on the success of such third parties in winning contested procurements, in executing on their own responsibilities under agreements with customers and in doing so in a timely manner, and in the effectiveness of their selling efforts on behalf of Visionics' products. At times, such third party distributors may offer products of Visionics' competitors as well.

     At present, the market for facial recognition products is at an early stage. Revenues of Visionics come mainly from up-front minimum license fees from original equipment manufacturers, software developers, value-added resellers and integrators who have developed or are developing applications which utilize Visionics' technology. For Visionics to be successful, its partners must be successful in selling their

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

applications to end users. In the event that they are not successful to the extent required for Visionics to reach profitability, the operations of Visionics may be significantly and adversely affected.

  Visionics is subject to substantial and ongoing credit risk.

     Visionics extends substantial credit to its customers in connection with sales of Visionics' products and services. The operating cash flow of Visionics is dependent on the timely collection of accounts receivable. In the event that collections are delayed, the financial position of Visionics may be materially adversely affected.

  The markets for Visionics' products may be adversely affected by legislation designed to protect privacy rights.

     From time to time, facial recognition and other biometric technologies have been the focus of organizations and individuals seeking to curtail or eliminate the use of these technologies on the grounds that these technologies may be used to diminish personal privacy rights. In the event that such initiatives result in restrictive legislation, the market for facial recognition products may be adversely affected.

  Visionics' ongoing success is dependent on the continued availability of certain key employees.

     Visionics is dependent in its operations on the continued availability of the services of its employees, many of whom are individually key to Visionics' current and future success, and the availability of new employees to implement Visionics' growth plans. The market for skilled employees is highly competitive, especially for employees in technical fields. While Visionics' compensation programs are intended to attract and retain the employees required for Visionics to be successful, there can be no assurance that Visionics will be able to retain the services of all of its key employees or a sufficient number to execute on its plans, nor can there be any assurances that Visionics will be able to continue to attract new employees as required.

  Visionics may be unable to upgrade its products and develop and incorporate new technologies at a rate sufficient to effectively compete in its industry.

     Visionics competes in markets characterized by continual and rapid technological change. Frequently, technical development programs of Visionics require assessments to be made of the future directions of technology and technology markets generally, both of which are inherently risky and difficult to predict. Failure to choose correctly among technical alternatives may result in material adverse impacts on the competitive position, revenues, required spending levels and profitability of Visionics.

     The competitive nature of Visionics' markets requires continual investment in upgrading of Visionics' product and service offerings. There can be no assurance that the pace of Visionics' development efforts will be sufficient to maintain competitiveness.

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                                 THE COMPANIES

                            DIGITAL BIOMETRICS, INC.

GENERAL

     DBI is a leading provider of identification information systems that employ "biometric" technology, which is the science of identifying individuals by measuring distinguishing biological characteristics. DBI's biometric identification systems and information technology services enable law enforcement and other government agencies to identify and manage information about individuals, and help commercial employers and government agencies to conduct background checks on applicants for employment, permits or citizenship. DBI's product and service offerings include computer-based fingerprinting and photographic systems including mobile wireless systems, software tools, multi-media data storage and communications servers, and the systems integration and software development services required to deploy and use these systems.

     DBI has evolved from essentially a single-product live-scan hardware supplier to an identification information systems company. DBI continues to expand its product line and information technology services to further penetrate the law enforcement market, while introducing new products and services for the emerging applicant-processing and security markets among commercial and government customers. Typical customers include: U.S. government agencies such as the Immigration and Naturalization Service (INS) and U.S. Postal Service; local and state police; the United States armed forces; school districts; financial institutions; utilities; airports; and casinos.

     DBI's main products are special-purpose, computer-based "live-scan" systems for the capture and transmission of high-resolution forensic-grade fingerprints, along with text information on the fingerprinted subject and in some cases photographs. These live-scan systems employ patented, high-resolution optics and specialized hardware and software, combined with industry-standard computer hardware and software, to create highly optimized, special-purpose systems which capture, digitize, print and transmit forensic-grade fingerprints and related data to large-scale databases (sold by other vendors), and receive return messages on the identity and background of the individual being checked. These systems, including the new IBIS system for wireless, real-time mobile identification, are among the most complex biometric systems ever developed. DBI's business includes data capture systems as well as the integration skills required to connect these systems to identification information networks. These products and services are used by commercial customers and government agencies to conduct fingerprint-based background checks on applicants for employment, citizenship or permits, as well as by law enforcement agencies.

     DBI's strategy is to continue to market live-scan systems to law enforcement agencies and to expand its product and service offerings and the markets it serves. The law enforcement market for live-scan biometric products is well established. DBI believes there is growing demand from other governmental and commercial markets to employ identification information technologies in background checks, enrollment and applicant processing applications. Digital Biometrics is aggressively pursuing these emerging markets.

     Additionally, DBI has aggressively explored accelerating its growth through mergers or acquisitions and DBI retained SunTrust Equitable Securities to assist management and the Board in generating and evaluating possibilities. The proposed merger with Visionics Corporation is the result of this effort.

     Also, DBI and Lakes Gaming, Inc. are engaged in a joint venture named TRAK 21 Development, LLC, to develop, test and market an automated wagering tracking system based on technology developed by DBI. This system is intended to track the betting activity of casino patrons playing blackjack.

     During fiscal 2000, substantially all of DBI's revenues were derived from sales of live-scan fingerprinting systems and related products and services. Approximately 96 percent of customer accounts receivable at September 30, 2000 were from government agencies, of which 34 percent was from one customer. For the last three fiscal years, sales to two customers accounted for 36 percent of total revenues in 2000, sales to two customers accounted for 43 percent of total revenues in 1999, and sales to two customers accounted for 28 percent of total revenues in 1998. Export revenues were less than 1 percent, 2 percent and 9 percent of total revenues, respectively, for those three fiscal years.

     DBI's sales have historically included large purchases by a relatively small number of customers. This concentration of sales among few relatively large customers is expected to continue in the foreseeable future. Furthermore, the nature of government markets and procurement processes is expected to result in continued quarter-to-quarter fluctuations in DBI's revenues and earnings which are and will continue to be difficult to predict.

     DBI was incorporated in Minnesota in 1985 under the name C.F.A. Technologies, Inc., was reincorporated in Delaware in 1986, and changed its name to Digital Biometrics, Inc. in 1990. DBI's headquarters is located at 5600 Rowland Road, Minnetonka, Minnesota 55343, and its telephone number is (952) 932-0888.

IDENTIFICATION INFORMATION SYSTEMS MARKET

     Digital Biometrics develops, manufactures and markets products, systems and integration services in the identification systems segment of the security industry. Biometrics is one of the important enabling technologies used in DBI's products.

     Biometrics offer two basic capabilities: verification and identification. In verification, or one-to-one matching, a biometric measurement is matched against one associated with the claimed identity. Voice and hand are only capable of verification. Face, finger and iris are capable of delivering identification as well as verification.

     Biometric identification, which is the process of determining someone's identity without knowing anything else, consists of a number of techniques at various stages of technical maturity and market acceptance. Many of these techniques have been incorporated into computer-based hardware and software measurement technologies. The goal of using biometric products is that, when used with databases of characteristics which previously have been positively linked to specific individuals, these products enable the positive identification of individuals whose identity is under scrutiny.

     The biometrics technologies family includes fingerprinting (forensic and non-forensic), facial recognition, voice recognition, retinal and iris scanning, DNA analysis, hand geometry, handwriting analysis and keystroke analysis. Biometrics provide proof of identity which is not based on something one possesses such as an identification card, passport, token or key, nor based on something one remembers such as a password or personal identification number, but based on a stable physical trait such as the measurements of finger image patterns or facial characteristics.

     Fingerprinting. For over a century, fingerprints have been the method of choice to positively identify individuals. Forensic scientists endeavor to match latent fingerprints lifted from crime scenes with the fingerprints of suspected perpetrators. Criminal courts throughout the world accept the testimony of fingerprint experts, and convictions are routinely achieved with fingerprint evidence. Computerizing fingerprint identification methods has greatly increased the speed of criminal identification processes and has been widely accepted in the law enforcement community. As yet, none of the other biometric identification technologies has achieved the degree of acceptance of fingerprints in law enforcement or any other markets.

     Digital Biometrics offers products that employ "forensic-quality" fingerprint capture technologies. Forensic quality refers to the resolution and pixel gray-scale depth of the image. DBI's fingerprinting products have been employed by law enforcement organizations in a number of states since 1988 and foreign countries since 1991.

     Prior to the introduction of sophisticated computer-based fingerprint capture and matching technologies, manually taken fingerprints were manually cross-checked against large and growing collections of paper-and-ink fingerprint records to identify individuals and to positively associate them with crime scenes. To manage these large quantities of data, computerized databases for fingerprint

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classification and identification were introduced in the 1970s. These systems, known as AFIS (automatic fingerprint identification systems), greatly improved the speed and efficiency of fingerprint searches. Current AFIS systems are capable of performing several thousand comparisons of fingerprints per second. These systems present a trained fingerprint examiner with a short list of candidate prints from which the examiner makes a final visual determination of whether two prints match.

     AFIS systems are provided by a number of vendors, including NEC Technologies, SAGEM MORPHO, Inc., Printrak International Inc., TRW, Cogent Systems and others. DBI does not manufacture AFIS systems.

     With the introduction of AFIS systems, it became apparent that the quality of fingerprints taken using the traditional paper-and-ink method was often not adequate to meet the needs of this sophisticated technology. An unacceptably high percentage of conventionally inked fingerprints could not be read properly by AFIS systems because of poor image quality. In response to this problem, Digital Biometrics and its competitors introduced sophisticated, computer-based imaging systems to capture and digitize fingerprints. This process yields a much higher level of so-called "minutia" points, which are the basis for the identification techniques used by AFIS systems.

     DBI's Tenprinter(R) system and DBI FingerPrinter CMS(R) consistently generate high quality fingerprint data, which, at the user's option, may be transmitted over telephone lines to AFIS sites, other databases, the FBI, or may be printed locally or at remote locations on any number of card formats. These systems also permit review of the quality of the prints as they are being taken, enabling the operator to screen out bad prints without having to redo the entire fingerprint card, thus improving the productivity of the fingerprinting process.

     Non-forensic grade fingerprint readers and matching algorithms are offered by a large number of vendors for use in applications requiring verification or limited authentication (a comparison of a fingerprint to a relatively small database of fingerprints.) DBI believes that these markets have many unattractive business characteristics, including without limitation a large number of competitors, intense price competition, limited product differentiation and low margin potential. DBI does not participate in these markets and has no present intention of doing so unless it is able to develop a business plan for entry and growth which addresses the business problems just noted.

PRODUCTS AND SERVICES

  Live-scan Systems.

     The Tenprinter System: The Tenprinter system is a computer-based, inkless live-scan system that electronically captures a fingerprint and creates a digital image. Fingerprints are captured by placing the fingers of a subject on the contact surface of an optical assembly. The optical image is converted into a digital image by an electronic photo-imaging detector. In addition, text demographic information on the individual being fingerprinted is entered either directly or via input from another electronic source and accompanies the fingerprint data. In some cases, photographs of the face and/or other parts of the body (scars, marks and tattoos) of the fingerprinted subject may also accompany fingerprint records. The digital images produced by the Tenprinter system along with demographic text and digital photographic data may be transmitted electronically to AFIS systems and other databases, and/or may be printed at a local or remote site. In the gray-scale printing technology available with the Tenprinter system, the printed fingerprint includes the nuances normally seen in a conventional "paper-and-ink" fingerprint. The Tenprinter can receive return messages from the AFIS regarding the identity and background of the fingerprinted subject. The Tenprinter is fully FBI IQS-compliant (see General below) and is generally used in a networked environment.

     The primary target markets for the Tenprinter are state and local law enforcement, other government agencies and high volume commercial users that own or transmit fingerprint and related records to AFIS systems. The assistance and support of the AFIS vendor is frequently important in the sale and installation of live-scan systems.

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

     DBI FingerPrinter CMS: The DBI FingerPrinter CMS is a desktop-size, integrated live-scan fingerprinting system that captures and transmits fingerprints without the use of ink. Through its smaller size and reduced cost, the CMS appeals to a wider range of identification applications outside DBI's traditional law enforcement and high-volume government agency markets. The CMS is particularly well suited for applicant processing and enrollment processing applications that require forensic-grade fingerprint records without the ruggedized construction and additional law enforcement features of the Tenprinter.

     The CMS is fully FBI IQS-compliant (see General below) and is designed for use in a networked environment. It includes proven AFIS interface capabilities, password security and remote diagnostics. The CMS has the same data capture and transmission capabilities as the Tenprinter, including the integration of text.

     Palm Scanner: DBI's Palm Print Scanning subsystem option for the Tenprinter allows for the optical capture of the entire palm side of the hand, meeting the Palm Print Specifications outlined by the International Association for Identification. DBI's Palm Scanner is the only palm product currently on the market that meets the International Association for Identification's standard.

     General: Prices of live-scan systems vary depending on configuration. Live-scan systems are generally priced between approximately $30,000 and $80,000 per unit. DBI's systems have received certification under the FBI's IQS (Image Quality Standards). The FBI is digitizing the nation's fingerprint database at 500 dots per inch with 8 bits of grayscale resolution. To the best of DBI's knowledge, competitors also have received or are in process of receiving IQS approval.

     A compression ratio is specified in the FBI's WSQ (Wavelet Scalar Quantization) Gray-Scale Fingerprint Image Compression Specification. Data is compressed to save time and money in the transmission of digital fingerprint images and in their computer-based storage at the FBI's repository. The WSQ compression algorithm was selected for its compatibility with fingerprint data. DBI's live-scan systems offer WSQ data compression of fingerprint data before transmission as do the systems of its competitors.

     The FBI's IAFIS (Integrated Automated Fingerprint Identification System) became operational in 1999. The IAFIS was developed to provide identification services to the nation's law enforcement community and organizations where criminal background histories are a critical factor in consideration for employment.

     The implementation of the IAFIS allows fingerprint images taken at local law enforcement agencies by live-scan or card-scan equipment to be transmitted electronically to the FBI for processing by the FBI IAFIS. The IAFIS houses over 132 million criminal records and 87 million civil records, with an approximate accumulation rate of 30,000 to 50,000 new records per day.

     Fingerprint comparison is, and has been, the accepted standard for establishing positive identification of criminal history record subjects in the United States. Live-scan systems such as DBI's TENPRINTER and the DBI Fingerprinter CMS produce the prints that are transmitted to the IAFIS and AFIS by government and commercial agencies.

AFIS COMMUNICATIONS MANAGEMENT SYSTEM (ACMS)

     DBI's ACMS (AFIS Communications Management System) is an industry-standard, server-level data communications and interface family of products that facilitates the integration of DBI's identification products with large-scale networks in law enforcement and commercial applications, such as banks. These systems manage the transmission of data and/or subsets of the data captured at DBI's live-scan systems to one or multiple databases and printing locations. These server systems also deliver management reporting capabilities. DBI's live-scan systems are normally configured in networked environments. The integration of DBI's systems into complex information networks is frequently crucial to the delivery of the appropriate information to meet a customer's requirements.

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ANCILLARY SOFTWARE PRODUCTS

     Digital Biometrics offers a variety of optional software programs that are available for purchase which enhance the functionality of its live-scan systems and provide quality assurance.

PHOTOGRAPHIC IMAGE CAPTURE SYSTEM

     DBI's photographic image capture systems provide high-quality photographs in conjunction with fingerprint records and personal history information from DBI's live-scan systems. DBI has offered photographic imaging and related server products to a limited number of customers.

IDENTIFICATION BASED INFORMATION SYSTEM (IBIS)

     IBIS is a mobile wireless identification, data collection and information processing system. It is being designed to provide law enforcement officers with rapid identification of individuals, historical information about individuals and relational database capabilities. It can be utilized as an investigative tool allowing officers to build a complete audio and video data file of a crime scene and to transmit that data to a central site in real time. A complete management reporting database and audit trail is included.

     A component of the IBIS is the RDT (remote data terminal), a lightweight wireless portable data collection device. The RDT is designed to capture a fingerprint image and photograph from a remote location. The data is then transmitted to an AFIS to search for positive identification, returning a "hit" or "no hit" response back to the RDT.

     The IBIS is being installed on a pilot basis in Hennepin County, Minnesota and the cities of Ontario and Redlands, California.

ASSEMBLY, INSTALLATION AND MAINTENANCE

     DBI's hardware products are assembled from purchased components at its facility in Minnetonka, Minnesota. The time required for delivery of standard products averages approximately 30 to 45 days from the date the purchase order is received. Delivery of non-standard products with customer-unique features and/or functionality will vary depending upon the level of engineering development required.

     DBI's products are installed primarily by DBI's employees. DBI offers various levels of maintenance service for its equipment, which are delivered by Company employees. Maintenance contracts are typically sold separately from the hardware and software products.

SALES AND DISTRIBUTION

     DBI sells systems directly to end users through its own sales force and through distribution relationships with AFIS suppliers, including NEC Technologies. Relationships with AFIS vendors are an important means of distribution to many customers and, consequently, are significant to DBI. Furthermore, DBI's systems must deliver information to and receive information from AFIS systems, thereby requiring a technical relationship between Digital Biometrics and AFIS suppliers to assure proper integration of DBI's systems with the requirements of AFIS systems.

SUPPLIERS

     Digital Biometrics buys substantially all live-scan systems components from outside suppliers for assembly and testing by DBI. Some of these components are designed by DBI and are custom manufactured to its specifications. Digital Biometrics may specify parts used in such components. DBI inspects and tests incoming parts and components, and conducts test and burn-in procedures on assembled finished products. Certain components used in manufacturing DBI's live-scan systems are currently supplied by a single vendor to obtain volume economies. Secondary sources are available but would take several months to bring into production. Delays in product deliveries to customers could occur until the secondary sources are secured.

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INFORMATION TECHNOLOGY SERVICES

     DBI has offered software development and integration services to a limited number of customers directly and through its wholly owned subsidiary, Integral Partners, Inc. There were no integration services generated from Integral Partners, Inc. in fiscal 2000. Integral Partners, Inc. had sales of $259,000 in fiscal 1999 for systems integration consulting in commercial applications unrelated to identification. Integral Partners, Inc. was dissolved on September 29, 2000. DBI has focused its identification systems and integration activities on projects related to identification.

TRAK-21

     Prior to 1997, DBI developed a prototype blackjack table wagering data capture system called TRAK-21. The TRAK-21 system was developed to enable casinos to track the wagering activity of its blackjack patrons as well as the productivity of its tables and dealers. In March 1998, DBI formed a joint venture with the predecessor of Lakes Gaming, Inc., to commercialize the TRAK-21 technology. The joint venture is called TRAK 21 Development, LLC. DBI has derived no revenues to date from the joint venture or from this system. DBI is under contract with TRAK 21 Development, LLC to provide development services, for which it is compensated. Compensation received by DBI from the joint venture is accounted for as an offset to development expenses. It is anticipated that if the system is successfully productized, the joint venture company will market the system to the gaming industry. Neither DBI nor Lakes Gaming is obligated to finance the continuing operations of TRAK 21 Development, LLC.

     There are a variety of companies providing blackjack player tracking information and capabilities to the gaming industry, the most prominent of which is Mikohn Gaming Corporation. TRAK-21 uses high-level image processing for automatically calculating wagers, which differentiates it from other systems, including Mikohn's, which use table and chip sensors to track player wagering.

     Components necessary to manufacture TRAK-21 systems are anticipated to be primarily standard parts available from a variety of suppliers.

PROPRIETARY TECHNOLOGY

     DBI owns federally registered trademarks for the marks Tenprinter, DBI FingerPrinter CMS and TRAK-21. DBI has applied for trademark registration for DBI IBIS.

     DBI owns several U.S. patents and has U.S. patent applications pending with respect to the technology currently employed in its products. DBI has also filed for patent protection in several foreign countries. Although additional features of DBI's products may be patentable, DBI has chosen to preserve these features as trade secrets rather than applying for patent protection. DBI has obtained signed confidentiality agreements from all employees and from independent consultants who have access to confidential information.

ENGINEERING AND DEVELOPMENT

     DBI incurred engineering and development expenses for new product and services development and enhancements to existing products. For the fiscal years ended September 30, 2000, 1999 and 1998, DBI's non-reimbursed engineering and development expenses were $2,750,000, $2,225,000 and $3,193,000, respectively.

COMPETITION

     The market for live-scan systems and related products is competitive. Live-scan and related identification information products and services products have been developed and are offered by several companies including Identix Inc., Heimann Biometric Systems GmbH, Printrak International Inc. and Cross Match Technologies, Inc. In addition, several other companies distribute live-scan and related products and services, including NEC Technologies, SAGEM MORPHO, Inc. and Printrak. Both NEC Technologies and SAGEM MORPHO, Inc. have from time to time entered into distribution agreements
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with Digital Biometrics, although both mainly rely on DBI competitors for the products which they market. DBI competes in the live-scan market primarily on the basis of image quality, features, performance, network integration, service and support, and price. Most of DBI's competitors have substantially greater financial and other resources than DBI.

     Continued growth in demand for live-scan fingerprint systems may attract additional competition.

EMPLOYEES

     On October 31, 2000, DBI employed 133 persons on either a full-time or part-time basis, none of whom is represented by a union. Of these persons, six have general management responsibilities and the remainder perform sales, marketing, engineering, customer service, assembly, or administrative functions. DBI utilizes additional individuals to perform services on a part-time or consulting basis as needed. Personnel will be hired in the future as DBI deems necessary. DBI believes that its employee relations are good.

     All DBI employees have executed agreements that provide for the confidentiality of DBI's proprietary information and the ownership by DBI of inventions developed using DBI's resources.

PROPERTIES

     Digital Biometrics does not own any real estate. DBI's primary offices and facilities are located in approximately 37,200 square feet of space, expanding to approximately 55,000 square feet of space effective April 2001, in an industrial park at 5600 Rowland Road, Minnetonka, Minnesota. The space is occupied under a lease expiring on March 31, 2008 and is considered satisfactory for DBI's current business needs.

     DBI leases approximately 8,000 square feet of space in a facility in Maple Grove, Minnesota under an operating lease expiring in June 2003. DBI subleases this office space to another company.

     DBI has a customer service and sales office in Ontario, California, in approximately 5,600 square feet of space in an industrial office park. This space is occupied under a lease expiring in May 2002.

LEGAL PROCEEDINGS

     There are no material lawsuits pending or, to DBI's knowledge, threatened against Digital Biometrics.

                             VISIONICS CORPORATION

OVERVIEW

     Visionics Corporation is a leading developer of facial recognition technology worldwide. Visionics pioneered the field of facial recognition with its software engine, FaceIt(R), which allows computers to rapidly and accurately recognize faces. FaceIt(R) is an Enabling Technology with Mass Appeal(TM) that has been integrated into several products and solutions built by Visionics' partners, which include original equipment manufacturers, software developers, system integrators and value-added resellers. These products and solutions include Smart CCTV(TM)(Closed Circuit Television) systems, web-based search engine applications, mass-market authentication systems for information security and banking, civil applications including drivers' licenses, national identification programs and voter registration, and law enforcement applications.

     Visionics is focused on technological innovations and on the development of information architectures for delivering them. Visionics possesses a distribution network of partners across a broad range of vertical markets including banking, information security, identification programs, high-end access control, surveillance and criminal justice.

     Visionics licenses its enabling technology to original equipment manufacturers, software developers and system integrators for incorporation into final products and solutions. Visionics delivers to its partners
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the software modules, tools and technical support necessary to integrate
FaceIt(R) technology into these products. This partnership allows each party to leverage its core competence, shorten time to market and focus its resources. In the future, Visionics may sell directly to some of the vertical markets where Visionics and its partners currently do not participate.

     Visionics intends to continue to support and expand its network of partners by maintaining its biometric facial recognition technology and delivering back-end infrastructure support that allows for easier integration into commercial applications. Visionics' partner network presently consists of several companies developing products and solutions based on Visionics' technology. Many of these companies have already finished development and have begun marketing and selling their solutions and products enabled by Visionics' software engine. These companies include Polaroid, Datacard, Informix, EDS, Wells Fargo's affiliate Innoventry, Imageware, Printrak, Virage, and IBM.

     Visionics intends to grow its business by leveraging the diverse vertical markets of its partners. Visionics' business strategy emphasizes the encapsulation of its technology into modules and software components that meet the requirements of a large number of applications and that are easy to integrate by software developers and original equipment manufacturers into finished products and solutions. Visionics strives to develop superior enabling technology while its partners develop and deploy products based on Visionics' technology for use in different markets. It is Visionics' policy to cooperate, rather than compete, with its business partners.

     Visionics was incorporated in 1994 in the State of New Jersey. Visionics executive offices are located at 1 Exchange Place, Suite 800, Jersey City, New Jersey 07302 and its telephone number is (201) 332-9213. Visionics also has a British wholly owned subsidiary called Visionics Ltd. that handles business development and marketing in Europe and the Middle East.

FACIAL RECOGNITION

     In a large number of biometric applications, facial recognition is most suitable because it is most familiar to the end user (photo identification programs are common), requires minimal participation (does not require touching or doing anything), uses widely available existing and emerging video infrastructure (e.g., webcams, digital cameras in handheld devices or phones, security cameras in CCTV systems, etc.) and delivers a range of capabilities that go beyond verifying someone's identity (natural human-machine interface).

     In several other applications, facial recognition is the only feasible biometric technology due to political, economic or legacy issues (existing databases) which dictate that facial photographs are the only type of biometric data collected or available. In addition, sometimes the operational scenario of the application requires identification at a distance. This capability is important in security markets for applications such as surveillance and human traffic management.

THE FACEIT(R) TECHNOLOGY

     FaceIt(R) is real-time software engine that enables a computer connected to an image or video source (camera) to recognize human faces like humans do. It automatically detects faces in the video scene, tracks them, converts them into a faceprint, and identifies who they are by matching the faceprint against a database of known faceprints. It works from a distance, in motion and without subject participation.

     The faceprint is an identity specific digital code and is as small as 84 bytes. It can be stored for later comparison against a live print on any standard storage medium or device-in the magnetic stripe of a credit card, in memory of a smart card, in a 2D-bar code or simply in a database on a hard drive.

     FaceIt(R) is based on a mathematical algorithm called Local Feature Analysis, which was discovered by Visionics' founders. The algorithm allows for the description of complex patterns such as faces in terms of spatial relationships among an irreducible set of local features. It essentially quantifies how a face is put together from its constituent local features. The algorithm is robust with respect to changes in facial hair,

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expression, lighting, weight gain, aging etc. It works from a frontal image and up to about 25 degrees from frontal.

     Visionics relies primarily on the combination of trade secrets, copyright and, to some extent, on patents to protect the intellectual property embodied by its technology and applications. Visionics has obtained one patent and has two patent applications pending.

PRODUCT OFFERINGS

     Currently all of Visionics' products are in pure software form. They can be classified into three categories:

     Software Development Toolkits. The majority of Visionics' product offering is in the form of modules and software components -- so-called engines -- that enable products and solutions made by original equipment manufacturers and developers. Visionics' engines and modules come in variety of forms, capabilities and grades depending on desired speed, size of database required, and general functionality. Visionics delivers these to the developer community packaged in software development toolkits (SDKs). These SDKs encapsulate all the logic necessary for detecting, capturing, tracking, faceprint coding, and matching faces. They also include multimedia utilities, image quality control and demonstration code. The encapsulations of Visionics' technology are all in object code with an established Application Programming Interface (API). The API application allows developers to easily access the capabilities of Visionics' engines without getting access to the source code and hence without exposing its proprietary algorithms.

     Run-time Licenses. For developers to sell their products enabled by Visionics' engines, they need to acquire a run-time code or license from Visionics. This allows them to duplicate and activate Visionics' capabilities inside their finished products. The fee for the run-time license depends on which components or modules are used in the product and is set by an OEM price list maintained by Visionics. Some fees are one-time, others are recurrent with the growth of the database or with the number of transactions. The three main engines that commonly generate run-time revenue are: Verification Engine, Automated Facial Alignment Engine and FaceIt(R) DB COM Engine.

     Application Software. In addition to the enabling components and modules, Visionics has software products aimed at certain specific markets. These products are developed not in competition with Visionics' partners but in order to help them validate and establish new cutting edge markets. They tend to be in applications, which are technically more challenging and hence require a higher level of expertise to develop. They are sold through our partners who are also encouraged to customize them to the needs of their customers. Visionics' Application Software includes:

     FaceIt(R) Informix Datablade: a plug-in software module for the Informix Database. It delivers the FaceIt(R) capabilities within the database platform in a plug-and-play fashion. It is aimed at the Informix clients that have very large databases on the Internet and wish to search them using FaceIt(R).

     FaceIt(R) Surveillance and Sentinel: stand-alone add-on products to CCTV systems. They continuously and automatically search, or manually in case of the lower cost Sentinel, CCTV video feeds for faces and match them against a watch list. They issue an alert signal when a foe or friend appears in front of the camera.

     FaceIt(R) Screen Saver: Original equipment manufacturer product aimed at promoting the use of facial recognition on laptops and PCs. Offers users privacy enhancement by allowing them to use their face to access their computer.

PRODUCTS UNDER DEVELOPMENT

     In addition to the above, Visionics has several technology and product initiatives underway that Visionics expects will expand its offerings. Among these offerings are:

     Biometric Network Appliances. These are deployment-ready hardware devices, which are dedicated to handling biometric traffic on a network. They connect to communication networks, including the
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Internet, capture and/or receive biometric data, translate and encrypt the data, and match it and communicate results. Visionics expects that this platform will support face, finger and voice. With these devices, building a scalable security product or solution becomes as simple as connecting cameras to the Internet. Visionics believes they are essential for the enterprise adoption of biometrics in the commercial domain and for the broad adoption in some key consumer markets.

     DBI currently offers or is developing several fingerprint-related products which may be defined as Biometric Network Appliances.

     Bio-API and BAPI Modules. These modules are encapsulations of Visionics' technology that will be in compliance with emerging industry standards.

MARKETING AND DISTRIBUTION CHANNELS

     Market Overview. There are three major markets in which Visionics currently operates: These are the Criminal Justice, Civil and Commercial Markets.

     Criminal Justice Market: Visionics' engine is integrated by product developers that service this market worldwide. Visionics' one-to-many search engines are used in mugshot and booking information systems. This allows the police to search a criminal database by submitting a suspect's image. In this market, there is also significant interest in Visionics' surveillance capability. Among Visionics' partners in this area are Imageware, Printrak and G-Tek.

     Civil Markets: In these markets major system integrators incorporate Visionics' engines into their solutions in order to prevent identity fraud which result from aliases and duplicates. They use Visionics' high-end one-to-many search engines to ensure that records enrolled in large identification databases are unique. The applications include driver's licenses, national identification, passports, voter registration, visas, and welfare. Among Visionics' partners in this area are Polaroid, Unisys, Keyware Solutions, and MetaData. Visionics' installations include the West Virginia Department of Motor Vehicles (through Polaroid), the Mexican Voter Registration (through MetaData) and INS IDENT (through Keyware Solutions).

     Commercial Markets: The commercial markets are very diverse and hold the most growth potential. Some of Visionics' partners are employing Visionics' enabling technology in areas including:

  (1) IT Security (computer and network logon, application and data security).

     Biometrics replace passwords and personal identification numbers. They provide more effective security since they cannot be lost, compromised or stolen. They provide convenience since the user does not have to remember anything and they cut down on the cost of password administration at the enterprise level. The advantages of facial recognition over other biometrics in this area include its ability to use standard multi-purpose peripherals, such as video conferencing or webcams, which make it cheaper to deploy and the fact that it is the only biometric capable of monitoring. Monitoring is the process of continuous authentication, and it offers enhanced security over the traditional process of logon. With monitoring, a user is continuously authenticated -- for as long as the user continues to be in front of the camera. As soon as the user steps away the system activates a security shield. An unauthorized person cannot use the system even if an authorized person previously logged on.

     Among the products enabled by FaceIt(R) in this market segment are Windows(R) NT-logon products from SafLink, Keyware and Bionetrix and visual screen savers on Sony and IBM laptop computers.

  (2) Financial Self Service (ATM machines and financial kiosks).

     Visionics' major deployment in this area is on Innoventry's RPM machines. These are self service ATM machines that offer an expanded array of financial services at a point of convenience to the consumer, including check cashing, payroll advance and bill payment. They use FaceIt(R) in order to authenticate the customer without PIN or card -- thus protecting the privacy and security of the

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customer's assets. More importantly the use of FaceIt(R) protects the financial institution from fraud, it prevents someone from creating new alias and committing repeat fraud under other names.

  (3) Physical Security (access control, CCTV surveillance, human traffic management).

     The interest in facial recognition in the security market stems from its ability to identify people at a distance without them doing or touching anything. This capability can be used to alert security when a certain individual on a watch list appears, or it can be used to grant access to doors or gates. Visionics sees the surveillance market as the driver in this area since facial recognition delivers a capability that no other technology at the moment offers. Among Visionics' partner's installations in this area are surveillance in CCTV control rooms in town centers (e.g. Newham England where the system is used to detect criminals), casinos (where the system is used to detect card cheats) and borders and airports (used to detect drug traffickers).

  (4) Multimedia search engines.

     Search engines allow for the indexing of multimedia content, such as video clips and news photographs, by what faces they contain. In this area, Visionics' currently partners with Virage, Inc. which has developed a product called FaceLogger. FaceLogger is used by broadcast and news organizations including, CNN, ABC and NBC. The software checks news clips for the presence of a predefined set of celebrities or world leaders before the clips are archived and builds an index that can be subsequently searched.

  (5) Travel (Airline, car/hotel kiosks).

     The travel industry continues to look for solutions to manage its rapid growth without compromising security. The IATA (International Air Transport Association) forecasts that the total number of passengers will double over the next decade (which also means significant growth in travel-related services). Self-service kiosks employing biometric technology can provide a solution to this problem. Biometrics offer a convenient and effective way to prove an individual's identity to a machine without the need for human intervention. Facial recognition has the advantage of being user-friendly and familiar. Equally important is the fact that it uses the same video camera that the service provider uses to connect the customer to a call or customer care center -- should the customer require assistance.

  (6) Transaction Security (online banking, E/M-Commerce).

     The Internet provides a medium over which several types of transactions take place. Biometrics can be used to secure those transactions by requiring that each be associated with an authorized identity before a transaction is approved. Facial recognition has an advantage over other biometrics in this area in that it can use the existing and the emerging video communication infrastructure. For example, the front page article of the September 11, 2000 issue of Electronic Engineering Times cites industry predictions that by the year 2004, 20 to 50 percent of all mobile phones will have a digital camera.

PROPRIETARY TECHNOLOGY

     Visionics owns federally registered trademarks for the marks Visionics, Face It, FaceIt, and Your Face is Your Password as well as United Kingdom registrations of FaceIt and Visionics. Visionics has applied for trademark registration for Enabling Technology with Mass Appeal, Face the Future, Facegrabber, FaceIt Sentinel, Friend or Foe, Security with a Human Face, Smart Content Delivery and Smart Display.

     Visionics owns one U.S. patent and has U.S. patent applications pending which cover technology currently employed in its products. Although additional features of Visionics' products may be patentable, Visionics has chosen to preserve these features as trade secrets rather than applying for patent protection. Visionics has obtained signed confidentiality agreements from all employees and from independent consultants who have access to confidential information.
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COMPETITION

     Visionics has become a leader in the biometric industry not only by having a powerful biometric algorithm, but by continually improving and evolving its biometric technologies. Visionics maintains a team of scientists and engineers that have kept the technology ahead of competition and have broadened its capabilities, making it the enabling technology for an ever increasing number of applications.

     While Visionics will continue to compete on technology and innovation, its competitiveness is not limited to those areas. Over the years, Visionics has built significant value in technology that goes beyond the algorithms. Visionics has designed and built encapsulations or infrastructure for deployment of its technology. Visionics has also built a strong developer network that acts as a distribution channel for its products. In addition, Visionics believes the brand name recognition of FaceIt(R) and Visionics are assets that add to its competitiveness.

     Since Visionics' technology enables a broad range of applications, different competitors may emerge in different market segments.

     Visionics does not perceive other biometric companies as competitors across all applications. Facial recognition has certain unique capabilities with which, in the opinion of Visionics' management, no other biometric can compete at this time. For example, in the market for surveillance, only facial recognition can be used. In applications that can be enabled by all biometrics, end-user preferences or infrastructure will ultimately dictate which biometric will be used. For example, if phones with cameras become commonplace facial recognition will be used.

     Notwithstanding the above, Visionics perceives biometric competition in the following markets and applications. In banking and travel, competition comes from iris scanning (specifically from Iridian, Inc. (formerly Iris Scan). In information security, fingerprint and voice biometrics compete well against face. In this application segment Visionics leverages the monitoring capability of face to add value to security systems, even ones that already deploy a biometric.

     In the market for national identification, Visionics currently competes with AFIS vendors. However, Visionics believes facial recognition will ultimately enhance AFIS systems; accordingly Visionics anticipates that AFIS vendors will become a natural channel for the deployment of Visionics' technology rather than competitors.

     In applications where face is the only biometric feasible, Visionics competes on the basis of the strength of its algorithm, the LFA, and the uniqueness of its infrastructure offerings. In the opinion of its management, Visionics' facial techniques are superior to those possessed by Visionics' competitors.

EMPLOYEES

     As of October 31, 2000, Visionics employs 30 full time persons. Approximately sixty-five percent of Visionics' employees are technical personnel possessing advanced degrees, including eight Ph.Ds.

     All of Visionics' employees have signed non-disclosure agreements that protect the intellectual property of Visionics.

PROPERTIES

     Visionics leases its corporate office facilities in Jersey City, New Jersey under an agreement expiring in 2006. The lease requires monthly rental payments of $15,556, increasing to $19,630 in June 2001 (when approximately 1,500 additional square feet will be made available to Visionics), and increasing further to $20,416 in 2002, plus Visionics' pro rata portion of real estate taxes, utilities and common area maintenance expenses. The lease agreement contains an option for an additional five-year term.

LEGAL PROCEEDINGS

     Visionics is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of Visionics' management, the ultimate disposition of these matters will not have a material adverse effect on Visionics. To Visionics' knowledge, there is no threatened litigation against Visionics.

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                  THE DIGITAL BIOMETRICS, INC. SPECIAL MEETING


     This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the holders of DBI common stock by the DBI Board for use at the special meeting and any adjournment or postponement of the special meeting. DBI mailed this proxy statement/prospectus to DBI stockholders beginning January 8, 2001. You should read this proxy statement/prospectus carefully before voting your shares.


DATE, TIME AND PLACE OF THE SPECIAL MEETING


     The special meeting will be held at the Lutheran Brotherhood Auditorium, located at 625 Fourth Avenue South, Minneapolis, Minnesota, on Thursday, February 15, 2001, starting at 2:00 PM, central standard time.


PURPOSES OF THE SPECIAL MEETING

     DBI is holding the special meeting for the following purposes:

          (1) To ask you to vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 18, 2000, among DBI, Visionics and VC Acquisition Corp., a wholly owned subsidiary of DBI, and the transactions contemplated by the merger agreement, including the merger and DBI's issuance of over 7,000,000 shares of DBI common stock, including shares issuable upon exercise of Visionics stock options to be assumed by DBI.

          (2) To ask you to vote on a proposal to amend DBI's Certificate of Incorporation to change the name of the corporation to "Visionics Corporation." If the merger proposal and this proposal are approved, the name of the current Visionics Corporation will be changed to "Visionics Technology Corporation."

          (3) To transact such other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

RECORD DATE OF THE SPECIAL MEETING


     DBI stockholders who hold their shares of DBI common stock of record as of the close of business on December 29, 2000, are entitled to notice of and to vote at the special meeting. On that record date, there were approximately
stockholders of record of DBI common stock and approximately      shares of DBI
common stock were issued and outstanding.


MAJORITY OF OUTSTANDING SHARES MUST BE REPRESENTED FOR A VOTE TO BE TAKEN

     In order to have a quorum at the special meeting, a majority of the shares of DBI common stock that are issued and outstanding and entitled to vote at the special meeting must be present in person or represented by proxy. If a quorum is not present, a majority of the shares of DBI common stock that are represented may adjourn or postpone the special meeting.

VOTE REQUIRED AT THE SPECIAL MEETING

     The merger agreement and the transactions contemplated by the merger agreement, including the merger and DBI's issuance of over 7,000,000 shares of DBI common stock, including shares issuable upon exercise of Visionics stock options to be assumed by DBI, must be approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of DBI common stock present or represented by proxy and entitled to vote at the special meeting. Each share of DBI common stock is entitled to cast one vote. As of the record date for the special meeting, DBI directors and executive officers were the beneficial owners of 1,139,777 shares, or 6.4 percent, of issued and outstanding DBI common stock. All DBI directors and executive officers have indicated that they intend to vote the shares of DBI common stock beneficially owned by them in favor of the merger agreement and the transactions

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

contemplated by the merger agreement. Under Delaware law, abstentions are counted as present for purposes of establishing a quorum and as shares entitled to vote on a matter. Consequently, with respect to matters requiring a majority of shares present at the special meeting or represented by proxy and entitled to vote, an abstention has the same effect as a negative vote. Broker non-votes are also counted as present for purposes of establishing a quorum, but not counted as shares entitled to vote on a matter. Accordingly, broker non-votes will not have the same effect as a negative vote on the proposed merger.

VOTING YOUR SHARES AND CHANGING YOUR VOTE

  Voting Your Shares

     The DBI Board of Directors is soliciting proxies from the DBI stockholders. This will give you the opportunity to vote at the special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.


     To vote by telephone or the Internet, please follow the instructions for telephone or Internet voting appearing on the enclosed proxy card. If you do not wish to vote by telephone or the Internet, please complete the enclosed proxy card, sign, date and return it in the enclosed envelope by February 15, 2001. To be valid, a returned proxy card must be signed and dated. If you vote your shares by telephone or the Internet, you do not need to return a proxy card.


     If your shares are held in the name of your broker or nominee, they will vote your shares only if you provide instructions on how you want your shares to be voted. You should follow the directions provided by them regarding how to instruct them to vote your shares.

     If you attend the special meeting, you may vote in person if you wish by completing a ballot at the special meeting, whether or not you have already signed, dated and returned your proxy card or voted by telephone or the Internet. The giving of a proxy does not affect your right to vote should you attend the special meeting in person and complete a ballot, and you may revoke your proxy at any time before the polls close at the special meeting. Properly executed proxies that have not been revoked will be voted as specified. If your shares are held in the name of your broker or nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

  Changing Your Vote by Revoking Your Proxy

     You may change your vote by revoking your proxy at any time before the polls close at the special meeting. You can do this in one of three ways:

          (1) timely delivery of a valid, later-dated proxy, including a proxy cast by telephone or the Internet;

          (2) written notice that you have revoked your proxy directed to DBI's Corporate Secretary at the address of DBI before the special meeting; or

          (3) attendance at the special meeting in person and completing a ballot.

     You will not revoke your proxy by simply attending the special meeting unless you complete a ballot. If you have instructed a broker or nominee to vote your shares, you must follow directions from them to change those instructions.

HOW PROXIES ARE COUNTED

     If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the DBI Board. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the special meeting and any adjournment or postponement of the special meeting.

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

     Broker non-votes, which are shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal, will be counted for purposes of determining whether there is a quorum at the special meeting. However, broker non-votes are not counted as shares entitled to vote on a proposal. Accordingly, broker non-votes do not have the same effect as a negative vote on the proposal. A properly executed proxy card marked "ABSTAIN" as well as a vote by telephone or the Internet for "ABSTAIN" will not be voted at the special meeting. An abstention may be counted to determine whether there is a quorum present at the special meeting. However, because the affirmative vote of at least a majority of the issued and outstanding shares of DBI common stock entitled to vote at the special meeting is required to approve the merger agreement and the transactions contemplated by the merger agreement, abstaining from voting will have the same effect as a vote against the proposed merger.

COSTS OF SOLICITATION

     DBI will pay the costs of soliciting DBI proxies from its stockholders. In addition to solicitation by mail, telephone, electronic or other means, DBI will make arrangements with brokerage houses and other custodians, nominees and fiduciaries, referred to as the "nominees," to send proxy materials to beneficial owners of shares of DBI common stock held of record by such nominees. Upon request, DBI will reimburse these nominees for their reasonable expenses in forwarding the proxy materials to beneficial owners of shares of DBI common stock.

     Certain directors and employees of DBI may solicit proxies on behalf of the DBI Board of Directors. The directors and employees of DBI who may solicit proxies include John Metil, Robert Gallagher, James Granger and Randy Meyer.

     In addition to proxy solicitation activities of directors and employees of DBI, DBI has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies from DBI stockholders in connection with the special meeting and to verify certain records related to the solicitation. Corporate
Investor Communications, Inc. will receive a fee of approximately $     as
compensation for its services, plus reimbursement of its reasonable out-of-pocket expenses. DBI has agreed to indemnify Corporate Investor Communications, Inc. against related liabilities arising out of or in connection with its engagement with DBI.

     The extent to which proxy solicitation efforts are necessary depends entirely upon how promptly DBI's stockholders vote by Internet or telephone, or mail in their proxies. Voting delays increase the costs and expenses incurred by DBI in connection with the special meeting and are therefore adverse to the best interests of DBI and its stockholders. PLEASE VOTE BY TELEPHONE OR THE INTERNET AS SOON AS POSSIBLE, OR SEND IN YOUR PROXY WITHOUT DELAY.

OTHER BUSINESS; ADJOURNMENTS

     DBI is not currently aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting and any adjournment or postponement of the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn or postpone the special meeting or any adjournment of a later-held special meeting.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. DBI does not currently intend to seek an adjournment of the special meeting.

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

                                   THE MERGER

BACKGROUND OF THE MERGER

     Management of Digital Biometrics and Visionics have known each other and have been acquainted with each other's products for several years.

     Meaningful dialogue between Visionics and DBI with respect to a possible business relationship commenced through a series of telephone conversations which began on June 26, 2000 between Dr. Atick and Mr. John Metil, who at the time was Executive Vice President of DBI, and Mr. James Granger, then President, Chief Executive Officer and Chairman of the Board of Directors of DBI. In these conversations, the parties discussed Visionics' activities to close a round of venture capital financing. Dr. Atick indicated his interest in exploring whether a strategic investment by a company such as DBI might be a preferable alternative, particularly if the strategic investor could offer already-existing infrastructure in hardware or systems product design and manufacturing. Messrs. Granger and Metil indicated their interest in exploring such possibilities. The parties agreed that further assessment was warranted.

     Several telephone conversations then ensued between Messrs. Granger and Metil and Messrs. Charles Byrge, Brian Shepler and Adam Landa of SunTrust Equitable Securities, who had been retained by DBI to assist in exploring corporate development opportunities. On the basis of these discussions, DBI management concluded that further dialog with Visionics was advisable to gather key business information under a confidentiality agreement. DBI management further concluded that the next step in the assessment should be undertaken by SunTrust Equitable Securities.

     Consequently, Messrs. Byrge and Shepler arranged to meet with Dr. Atick at the Visionics office in Jersey City, New Jersey, on July 12, 2000. At this meeting, Visionics and DBI entered into a confidentiality agreement signed by Dr. Atick, on behalf of Visionics, and Mr. Byrge acting on behalf of DBI. During this meeting, Mr. Byrge noted that DBI was more interested in exploring a merger between the companies than in investing in Visionics. The parties discussed what strategic benefits and obstacles might be encountered in a merger or strategic partnership between DBI and Visionics.

     In telephone conversations over the next few days, Messrs. Byrge and Shepler communicated the results of the Jersey City meeting. DBI management concluded that the proposed business combination was sufficiently attractive to warrant inviting Dr. Atick to visit DBI's headquarters.

     On July 19, Messrs. Granger and Metil informed the Digital Biometrics Board of the discussions with Visionics. No action was taken by the Board.

     On July 20, Dr. Atick and Mr. Allen Ganz, Vice President of Business Development of Visionics, met with Messrs. Granger, Metil, Byrge, Shepler and Landa at DBI's office in Minnetonka, Minnesota. At this meeting, the parties continued to explore the benefits and risks of a merger between the two companies. No resolution was reached or anticipated.

     On August 2, SunTrust Equitable Securities presented Dr. Atick with an outline of a possible merger proposition, which Dr. Atick reviewed with the Visionics Board. No action was taken by the Visionics Board. On August 10, Messrs. Granger and Metil met with Dr. Atick and other members of the Visionics management team including Mr. Ganz, Mr. Norman Redlich and Mr. Paul Griffin at the Visionics office in Jersey City. In particular, Messrs. Granger and Metil and Dr. Atick continued discussions regarding provisions of a potential merger. No resolution was reached.

     Through the remainder of August and until September 11, discussions continued between DBI, SunTrust Equitable Securities and Visionics in an effort to reach an understanding on terms for a potential merger. As of September 11, the parties concluded that sufficient progress was being made that the parties would enter into a mutual exclusivity agreement under which both DBI and Visionics agreed to discontinue merger and financing discussions with other parties. The Visionics Board of Directors authorized execution of this agreement on September 11. The DBI Board of Directors authorized execution of this agreement on September 12. The agreement was signed on September 12.

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

     Also on September 12, the DBI Board of Directors authorized management to enter into negotiations with Visionics aimed at reaching agreement on terms of a merger between the companies, and, at the discretion of management, to commence due diligence.

     From September 12 to October 18, the parties conducted intensive negotiations assisted by SunTrust Equitable Securities and legal counsel to both parties focused on reaching agreement, if possible, on the terms of a definitive merger agreement. Also during this period, DBI engaged various outside experts to assist in due diligence on the business, legal, technical and financial affairs of Visionics, and Visionics, assisted by its legal counsel, conducted a similar review of DBI.

     On October 3 and October 10, Messrs. Granger and Metil, assisted by legal counsel and SunTrust Equitable Securities, made reports to the DBI Board on the status of negotiations and the results of due diligence efforts.

     On October 17, Mr. Metil and Dr. Atick reached final agreement on the terms of a definitive merger agreement.

     On October 18, SunTrust Equitable Securities delivered its oral opinion (a written opinion was provided thereafter) to the DBI Board of Directors that as of such date, a pro forma exchange ratio of .52 shares of DBI common stock for each share of Visionics common stock was fair to the DBI stockholders from a financial point of view. On the same date, the definitive merger agreement was approved by the Board of Digital Biometrics and Visionics and signed by both parties.

REASONS FOR THE MERGER; RECOMMENDATION OF DBI BOARD OF DIRECTORS

     On October 18, 2000, the DBI Board of Directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and fair to and in the best interests of DBI and its stockholders. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend to stockholders that they approve and adopt the merger agreement and the transactions contemplated by the merger agreement, the DBI Board consulted with its financial advisor, SunTrust Equitable Securities, its legal counsel, Maslon Edelman Borman & Brand, LLP, and with DBI senior management and considered a number of factors, including the following material factors.

     The proposed merger presents DBI with the opportunity to transform itself into one of the leading providers of biometric solutions with "state of the art" applications and capabilities in multiple biometrics. DBI possesses considerable strengths in the design, assembly, deployment, integration and support of the most complex biometric hardware and software systems on the market. For example, DBI's IBIS system for remote wireless identification embodies the key ingredients of all biometric network appliances, providing an engineering head start for future deployment of the Visionics technology. Visionics will contribute its face recognition engine; significant expertise in the software and systems aspects of Internet-enabled appliances; a broad and deep understanding of the commercial markets for biometrics; and a distribution network of value-added-resellers and integrators across a broad range of applications including banking, information security, ID programs, high-end access control, surveillance and criminal justice. The combined entity will have a broader array of products to offer customers and greater diversity in markets served than presently possessed by either DBI or Visionics.

     DBI has positioned itself as a leading provider of information based identification systems and services, utilizing primarily fingerprint technology. It is also one of the few profitable companies in the biometric industry after new management successfully restructured DBI's operations after many years of financial difficulty. While new management has been successful in executing its business plan to strengthen DBI financially as well as develop new business and new products, the investor community may have discounted DBI's valuation due to its relatively small size, the concerns regarding fluctuations in its revenues and operating results, the high percentage of its revenues generated by government customers, and its limited involvement with commercial biometric applications outside of fingerprint-based criminal background checks. DBI's largest competitor, Identix Incorporated, has historically received a higher

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

valuation than DBI in the public equity markets due, perhaps, to the ability of a larger group of investors to own its shares as well as a perception that Identix can offer multiple biometric services to large commercial markets. The combined entity created by the proposed merger may stimulate institutional investor interest as a result of increased research coverage associated with the more appealing commercial focus that Visionics brings to the established business.

     Although it is not expected that the proposed merger will result in any immediate cost savings, the merged entity may be able to combine aspects of each company's technology to develop new biometric applications as well as leverage research and development efforts and manufacturing and product support expertise across a larger, single organization.

     The foregoing discussion of the information and factors considered by the DBI Board of Directors is not intended to be exhaustive. While the members of DBI's Board of Directors considered each of the foregoing factors in reaching its determinations, individual members of the DBI Board may have attached different importance to each of the factors. In view of the number and wide variety of factors considered in their evaluation of the merger, the members of DBI's Board of Directors did not consider it practicable, nor did they attempt, to assign relative weight to the factors considered in reaching their determinations.

     In addition, the DBI Board of Directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the DBI Board's ultimate determination, but rather conducted an overall evaluation of the reasons described above. The DBI Board of Directors considered all these factors as a whole, and considered the factors to be favorable to and to support each of its determinations.

THE MERGER AGREEMENT

  General Terms

     The merger agreement contemplates the merger of a DBI subsidiary, VC Acquisition Corp., with and into Visionics. The merger will become effective upon the filing of a certificate of merger with the Department of Treasury of the State of New Jersey in accordance with New Jersey law. It is anticipated that if all conditions of the merger have been fulfilled or waived, the merger will be completed within one week after the special meeting of DBI's stockholders. The delay in fulfilling any condition of the merger could delay, or terminate, the merger.

  Manner and Basis of Converting Shares

     At the effective time of the merger, each of the issued and outstanding shares of Visionics common stock, exclusive of shares held by persons who exercise dissenter's rights, will be converted into a number of shares of DBI common stock determined by applying an exchange ratio calculated by dividing:

     (A) the quotient derived from dividing:

          (1) the sum of:

             (a) the product of:

                (i) 7,000,000; multiplied by

                (ii) the average closing share price of DBI common stock during the 20 consecutive trading days preceding the closing date for the merger; plus

             (b) the product of:

                (i) the number of shares covered by Visionics stock options outstanding on the closing date for the merger; multiplied by

                (ii) the average exercise price of such options, rounded to the nearest cent; plus

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

          (2) the number of outstanding shares of Visionics common stock, assuming the exercise of all outstanding Visionics stock options; by

     (B) the 20-day average closing share price referred to above.

  Exchange Procedures

     Promptly after the closing date for the merger, DBI, acting through its counsel, Maslon Edelman Borman & Brand, LLP, will mail to each Visionics shareholder of record immediately prior to the closing date, a letter of transmittal and instructions to be used in surrendering Visionics stock certificates. Upon surrender to Maslon of a Visionics stock certificate for cancellation and an executed copy of the letter of transmittal, the holder of such Visionics stock certificate will be entitled to receive:

          (1) a certificate representing the number of whole shares of DBI common stock, subject to the issuance of 10 percent of these shares into escrow (see "-- Escrow of DBI Common Stock" below);

          (2) cash in lieu of any fractional shares; and

          (3) unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the stock surrendered.

  Escrow of DBI Common Stock

     As partial security for the performance of the Visionics shareholders' indemnification obligations assumed pursuant to the merger agreement, 10 percent of the DBI's common stock issuable pursuant to the merger will be placed in an escrow account for a period of one year pursuant to the terms of an escrow agreement to be entered into by and among DBI, an attorney-in-fact as representative of the Visionics shareholders and an escrow agent to be mutually acceptable to the attorney-in-fact and DBI.

     The relative interests of each Visionics shareholder in the escrow shares will be pro rata based upon their proportionate ownership of Visionics common stock as of the effective time, and certificates representing each Visionics shareholder's pro rata escrow shares shall be issued in the name of such shareholder upon consummation of the merger and the execution and delivery by each Visionics shareholder of a stock power endorsed in blank. Upon consummation of the merger, each Visionics shareholder shall become a stockholder of DBI with respect to such Visionics shareholder's pro rata portion of the escrow shares and shall have all of the rights of a stockholder with respect to all such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect thereto. Visionics shareholders will also have the right to sell their escrow shares during the escrow period, provided that all proceeds from such sales must remain in the escrow account subject to indemnification claims made by DBI during the escrow period. Visionics shareholders may not pledge, hypothecate or otherwise encumber the escrow shares (or proceeds from the sale of escrow shares) during the escrow period. The attorney-in-fact will be entitled to delivery of certificates representing the escrow shares on the one-year anniversary of the closing date, subject to a pro rata holdback of escrow shares then equal in value to 100 percent of any then existing indemnification claims as measured by the closing sale price for DBI's common stock on the closing date for the merger.

  Treatment of Options

     At the effective time of the merger, each outstanding option to purchase shares of Visionics common stock will be converted into an option to purchase shares of DBI common stock in a denomination equal to the product of the exchange ratio described in "-- Manner and Basis of Converting Shares" multiplied by the number of shares of Visionics common stock purchasable under the Visionics stock option plan. The exercise price of the DBI stock option will be equal to the exercise price stated in the Visionics stock option agreement divided by the aforementioned exchange ratio. Immediately after the closing date for of the merger, DBI will file with the Securities and Exchange Commission a registration statement on Form S-8 covering the shares of DBI common stock issuable upon exercise of the DBI stock options.

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

  Stock Ownership Following the Merger

     Based upon the number of shares of Visionics common stock and options to purchase Visionics common stock outstanding on October 31, 2000, assuming no exercise of dissenters' rights, and assuming that the 20-day average closing share price referred to above is $6.00 (although there can be no assurance that it will be so), an aggregate of 7,123,675 shares of DBI common stock will be issued and issuable to holders of Visionics common stock and stock options in the merger. Based upon the foregoing and the number of shares of DBI common stock issued and outstanding as of October 31, 2000, former holders of Visionics common stock and stock options will hold approximately 26 percent of DBI's common stock upon consummation of the merger, determined on a fully-diluted basis.

     No fractional shares will be issued by DBI in the merger. Each Visionics shareholder otherwise entitled to a fractional share of DBI common stock will receive from DBI an amount of cash based upon the 20-day average share price.

     Until a certificate representing Visionics common stock has been surrendered to the DBI's exchange agent, each such certificate will be deemed at any time after the effective time to represent only the right to receive upon such surrender the number of shares of DBI common stock to which the Visionics shareholder is entitled under the merger agreement.

  Conduct of Visionics' Business Prior to the Merger

     The merger agreement provides that during the period from October 18, 2000 (the date of the merger agreement) to the effective time of the merger, Visionics will conduct its business in the ordinary course and consistent with past practices, and use its commercially reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business. In addition, without DBI's prior written consent, Visionics may not:

          (1) amend its charter documents;

          (2) issue any shares of its capital stock or securities convertible into shares of its capital stock, except for shares of common stock upon exercise of options outstanding on the date of the merger agreement;

          (3) create, incur or assume any debt, except for the DBI working capital facility described below and the refinancing of existing obligations on terms no less favorable than the existing terms, or become liable for the obligations of any other person or entity;

          (4) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than in the ordinary course of business consistent with past practices;

          (5) acquire the stock or assets of, or merge or consolidate with, any other entity;

          (6) dispose of or encumber any assets or properties material to Visionics;

          (7) increase the compensation of any of its officers or enter into, amend or terminate any agreement, plan or other arrangement pertaining to its employees, or increase the compensation of employees who are not officers except in the ordinary course of business and consistent with past practices; or

          (8) take any action which would disqualify the merger for pooling of interests accounting treatment purposes or as a tax-free reorganization for income tax purposes.

  Indemnification by Visionics Shareholders

     By virtue of the approval of the merger agreement by the requisite vote of the Visionics shareholders, each Visionics shareholder (other than shareholders dissenting from the merger) will be deemed to have agreed that the escrow shares to which such Visionics shareholder becomes entitled upon consummation of the merger shall be placed in escrow as security for the performance of the Visionics shareholder's indemnification obligations under and as provided for in the merger agreement. DBI, and each of DBI's subsidiaries, and their respective officers, directors, employees, agents, affiliates and stockholders will be entitled to be indemnified and held harmless against and in respect of:

          (i) any and all losses, damages or deficiencies (whether as a result of a direct claim by DBI against the Visionics shareholders, a third party claim against DBI or otherwise) resulting to DBI from any and all breaches of representations, warranties, covenants or other terms of the merger agreement by Visionics made or contained in the merger agreement or in any exhibit thereto; and

          (ii) all costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of the foregoing, regardless of the merit thereof, including DBI's reasonable legal and accounting fees and expenses (whether incident to the foregoing or to DBI's enforcement of its rights of defense and indemnity).

     In the event that the Visionics shareholders become liable to DBI under the indemnification provisions of the merger agreement, the aggregate liability of Visionics shareholders (other than certain significant shareholders) from and after the effective time through the first anniversary of the closing date will not exceed the escrow shares (together with proceeds from any sales of Escrow Shares) held by the escrow agent. In general, the indemnification liability of the significant shareholders referred to above from and after the effective time through the first anniversary of the closing date will not exceed 20 percent of the aggregate merger consideration, less the value attributable to such shareholders' pro rata portion of the escrow shares.

     Indemnification Threshold. The Visionics shareholders will not have any indemnification obligation to DBI under the merger agreement unless and until the aggregate amount of all losses, damages, costs, expenses and deficiencies incurred by DBI reaches $50,000, at which time the Visionics shareholders shall be liable in full for all losses, damages, costs, expenses and deficiencies.

  Representations and Warranties

     The merger agreement contains various representations and warranties of Visionics and DBI relating to, among other things:

          (1) the due organization, power and standing of Visionics, DBI and VC Acquisition Corp., and similar corporate matters;

          (2) the capital structure of Visionics and DBI;

          (3) the authorization and enforceability of the merger agreement and all related agreements;

          (4) the absence of conflicts under charter documents and conflict with any contracts, and required consents or approvals;

          (5) compliance with laws;

          (6) investigations and litigation;

          (7) accuracy of financial statements and absence of undisclosed liabilities;

          (8) absence of undisclosed liabilities and certain changes or events;

          (9) absence of undisclosed brokers and finders; and

          (10) accuracy of documents and information.

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

     Visionics has made additional representations and warranties, relating to, among other things:

          (1) Visionics' employee benefit plans;

          (2) Visionics' material contracts;

          (3) Visionics' legally enforceable rights to its intellectual property;

          (4) Visionics' accounts receivable and leasehold interests;

          (5) Visionics' personnel, service providers, compensation and benefits;

          (6) Visionics' income taxes and other taxes;

          (7) certain payments to shareholders, directors, officers and employees of Visionics and related agreements;

          (8) absence of environmental and tax liabilities; and

          (9) absence of actions taken that would prevent DBI from accounting for the merger using the pooling of interests method.

     In addition, DBI has made additional representations relating to, among other things:

     - income taxes and other taxes;

     - enforceable rights to its intellectual property;

     - employee benefit plans;

     - absence of actions taken that would prevent DBI from accounting for the merger using the pooling of interests method; and

     - the timeliness and completeness of reports filed by it with the Securities and Exchange Commission.

  Exclusivity

     Visionics has agreed not to, during the period prior to the closing or termination of the merger agreement, directly or indirectly, take any action to solicit, initiate, seek, entertain, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding a public offering of Visionics, any acquisition of, or merger or consolidation involving Visionics, or any acquisition of any material portion of the stock or assets of Visionics. In addition, Visionics is prohibited from accepting entering into any agreement, arrangement or understanding regarding a third party acquisition transaction prior to the earlier of the effective time of the merger or the termination of the merger agreement.

     DBI has agreed not to, during the period prior to the closing or termination of the merger agreement:

          (i) enter into any form of business combination involving DBI;

          (ii) issue or sell DBI debt securities; or

          (iii) enter into any arrangement providing for any direct or indirect acquisition or purchase of the assets of DBI and its subsidiaries or 10 percent or more of any class of equity securities of DBI, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10 or more of any class of equity securities of DBI, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving DBI, other than the transactions contemplated by the merger agreement.

  Additional Covenants

     The merger agreement also contains certain other covenants including, among other things, covenants relating to the special meeting of DBI, obtaining necessary consents in connection with the merger, cooperation of the parties with respect to any governmental filings or applications, confidentiality of information, issuance of public announcements and obtaining affiliate agreements.

  Conditions Precedent to the Merger

     Conditions to Each Party's Obligations. The obligation of each party to effect the merger is subject to the satisfaction of certain conditions at or prior to the effective time of the merger including without limitation:

          (1) The stockholders of DBI and the shareholders of Visionics will have approved the merger and related transactions.

          (2) Neither the merger nor any of the transactions contemplated by the merger will have been enjoined by any federal or state governmental authority.

          (3) The registration statement covering the issuance of the DBI common stock issuable in the merger will have been declared effective by the Securities and Exchange Commission.

          (4) DBI will have received a letter from its independent accountants, KPMG LLP, to the effect that the merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with the merger agreement.

          (5) The average closing price for DBI's common stock for the 20 trading days preceding the closing date for the merger will not be less than $4.00.

     Conditions to Visionics' Obligations. The obligation of Visionics to effect the merger is subject to the satisfaction of certain conditions at or prior to the effective time of the merger, including without limitation:

          (1) The representations and warranties of DBI contained in the merger agreement will be true and correct at the effective time of the merger disregarding, for such purposes, any exception resulting from: (i) changes in the economy generally, (ii) changes in the industry in which DBI operates or (iii) changes resulting from the public announcement of the merger and the transactions contemplated by the merger agreement.

          (2) DBI will have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by the merger agreement to be performed or complied with or satisfied by DBI at or prior to the effective time of the merger.

          (3) There will have been no material adverse change in the financial condition or results of operations of DBI since the date of the merger agreement (October 18, 2000) disregarding, for such purposes, any such change resulting from: (i) changes in the economy generally, (ii) changes in the industry in which DBI operates or (iii) changes resulting from the public announcement of the merger and the transactions contemplated by the merger agreement.

          (4) Visionics shall have received an opinion from Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Visionics, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     Conditions to DBI's Obligations. The obligation of DBI to effect the merger is subject to the satisfaction of certain conditions at or prior to the effective time of the merger, including without limitation:

          (1) The representations and warranties of Visionics contained in the merger agreement shall be true and correct on the closing date disregarding, for such purposes, any exception resulting from:

     (i) changes in the economy generally, (ii) changes in the industry in which Visionics operates or (iii) changes resulting from the public announcement of the merger and the transactions contemplated by the merger agreement.

          (2) Visionics shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by the merger agreement to be performed or complied with or satisfied by Visionics at or prior to the effective time of the merger.

          (3) There shall have been no material adverse change in the financial condition or results of operations of Visionics since the date of the merger agreement (October 18, 2000) disregarding, for such purposes, any such change resulting from: (i) changes in the economy generally, (ii) changes in the industry in which Visionics operates or (iii) changes resulting from the public announcement of the merger and the transactions contemplated by the merger agreement.

          (4) DBI shall have received an opinion from Maslon Edelman Borman & Brand, LLP, counsel to DBI, substantially to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

          (5) The holders of no more than 1 percent of Visionics shares shall have provided Visionics with notice of their intent to dissent with respect to the merger.

          (6) Any and all agreements by and among Visionics' shareholders with respect to their shares of Visionics common stock shall have been terminated and will be of no further force or effect.

  Termination or Amendment of Merger Agreement

     The merger agreement may be terminated at any time prior to the effective time of the merger:

     (1) by either DBI or Visionics if:

          (a) the merger shall not have been consummated on or prior to May 31, 2001;

          (b) approval of the merger and the transactions contemplated by the merger agreement shall not have been obtained from Visionics' shareholders;

          (c) approval of the merger and the transactions contemplated by the merger agreement shall not have been obtained from DBI's stockholders; or

          (d) any federal or state governmental authority shall have issued an order or taken any other action enjoining or otherwise prohibiting the consummation of the merger and such order or other action shall have become final and nonappealable;

     (2) by DBI if the average closing share price of DBI's common stock for the 20 trading days preceding the closing date is less than $4.00, or if Visionics shall have breached in any material respect any of its representations or warranties, except where such breach is attributable to:

          (i) changes in the economy generally;

          (ii) changes in the industry in which Visionics operates; or

          (iii) changes resulting from the public announcement of the merger agreement and the transactions contemplated by the merger agreement;

or if Visionics breaches any of its covenants or other agreements contained in the merger agreement; or

     (3) by Visionics if the average closing share price of DBI's common stock for the 20 trading days preceding the closing date is less than $4.00, or if DBI shall have breached in any material respect any of its representations or warranties, except where such breach is attributable to:

          (i) changes in the economy generally;

          (ii) changes in the industry in which DBI operates; or

          (iii) changes resulting from the public announcement of the merger agreement and the transactions contemplated by the merger agreement);

or if DBI breaches any of its covenants or other agreements contained in the merger agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.

     The following summary of the material federal income tax consequences to the holders of Visionics common stock and options to purchase Visionics common stock, as the case may be, in connection with the merger is based upon current provisions of the Internal Revenue Code, currently applicable Treasury regulations and judicial and administrative rulings and decisions as of the date of this proxy statement/ prospectus. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements set forth herein, possibly on a retroactive basis. The summary does not purport to deal with all aspects of federal income taxation that may affect particular holders of Visionics common stock in light of their individual circumstances, nor with certain types of holders subject to special treatment under the federal income tax laws (e.g., life insurance companies, tax-exempt organizations, financial institutions or broker-dealers, holders owning stock as part of a "straddle," "hedge" or "conversion transaction," holders who acquired their Visionics common stock pursuant to the exercise of an employee stock option or otherwise as compensation, and holders of Visionics common stock who are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes). In addition, the summary assumes that each Visionics shareholder holds his or her shares of Visionics common stock as a capital asset.

  Consequences of the Merger to Visionics Shareholders

     Pursuant to the merger agreement, a wholly-owned subsidiary of DBI will be merged with and into Visionics, with Visionics as the surviving corporation and the Visionics shareholders will receive shares of DBI common stock (and cash in lieu of any fractional shares of DBI common stock) in exchange for their shares of Visionics common stock. It is a condition of Visionics' obligation to consummate the merger that it shall have received an opinion of its tax counsel, dated as of the effective date of the merger, to the effect that the merger will be treated as a tax-free reorganization under Section 368(a)(1) of the Internal Revenue Code. Assuming the merger is so treated for federal income tax purposes, no gain or loss will be recognized by Visionics shareholders as a result of the merger (unless such shareholders receive cash in lieu of fractional shares of DBI common stock, in which case the amount of gain (or loss) recognized will be treated in the manner described in the following paragraph).

     The receipt by a Visionics shareholder of any cash in lieu of a fractional share of DBI common stock pursuant to the merger will be a taxable transaction under the Internal Revenue Code for federal income tax purposes. The receipt of cash in lieu of fractional shares of DBI common stock will result in gain or loss (rather than dividend income), measured by the difference between the amount of cash received and the adjusted basis of the fractional share. Visionics shareholders who anticipate receiving fractional shares of DBI common stock should consult their own tax advisors about the treatment of capital gain or loss arising from such receipt.

     An opinion of counsel is not binding on the IRS or any court, and no ruling has been sought from the IRS as to the federal income tax consequences of any aspect of the merger. Accordingly, there is no assurance that the IRS will not take a position contrary to one or more positions reflected in such an opinion or that such an opinion will be upheld by the courts if challenged by the IRS.

  Consequences of the Merger to Holders of Visionics Options

     The merger agreement provides that options to purchase Visionics common stock outstanding on the closing date will be converted into options to purchase shares of DBI common stock. Assuming the merger qualifies as a tax-free reorganization, no gain or loss will be recognized upon such conversion. Upon the exercise of an option to purchase DBI common stock, ordinary income will be recognized to the extent that the then fair market value of the shares acquired exceeds the applicable exercise price. Depending upon a number of factors, any gain or loss realized in a subsequent disposition of shares purchased upon exercise of a stock option may be ordinary or capital, long or short term.

  Consequences of the Merger to DBI and DBI Stockholders

     Pursuant to the merger agreement, a wholly-owned subsidiary of DBI will be merged with and into Visionics, with Visionics as the surviving corporation, in exchange for approximately 26 percent of the outstanding common stock of DBI determined on a fully-diluted basis and giving effect to the exercise of options to purchase shares of Visionics common stock assumed by DBI. For federal income tax purposes, no gain or loss will be recognized by DBI or DBI stockholders as a result of the merger. As a condition to DBI's obligation to effect the merger, DBI must receive at or prior to the effective time of the merger the opinion of Maslon Edelman Borman & Brand, LLP, counsel for DBI, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the federal income tax consequences of the merger to DBI and DBI stockholders will be as set forth in the preceding sentence.

     An opinion of counsel is not binding on the IRS, and no ruling has been sought from the IRS as to the federal income tax consequences of any aspect of the merger. Accordingly, there is no assurance that the IRS will not take a position contrary to one or more positions reflected in such an opinion or that such an opinion will be upheld by the courts if challenged by the IRS.

EXPENSES

     Whether or not the merger is consummated, all costs and expenses, including legal, accounting and investment banking fees and expenses, incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. If the merger is consummated, Visionics' expenses will be borne by Visionics as a wholly owned subsidiary of DBI.

AMENDMENT OF THE MERGER AGREEMENT

     The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

AFFILIATE AGREEMENTS

     Subject to the escrow provisions described under "-- Escrow of DBI Common Stock" and "-- Indemnification by Visionics' Shareholders," and subject to certain resale restrictions attributable to pooling of interest accounting requirements, all shares of DBI common stock and resale restrictions received by Visionics shareholders in the merger will be registered under the Securities Act and will be freely transferable, except that shares of DBI common stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Visionics at the time of the special meeting or affiliates of DBI after the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Visionics or DBI generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders or stockholders of such party. The merger agreement requires Visionics to cause each of its affiliates to execute a written affiliate agreement to the effect that such person will not offer to sell, transfer, or otherwise dispose of any of the shares of DBI common stock issued to such person in or pursuant to the merger unless such sale, transfer or other disposition is made in compliance with Rule 145 under the Securities Act. Compliance with Rule 145 requires executive officers, directors and significant shareholders of the entity acquired in a merger to comply with certain provisions of Rule 144 promulgated under the Securities Act when reselling shares received in the merger during the one-year period commencing on the date of the merger. Rule 144 limits sales of such shares during any three-month period to not more than the greater of one percent of: (i) the shares then outstanding or (ii) the reported average weekly trading volume of the shares during the four calendar weeks immediately preceding the date on which notice of the sale is sent to the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale restrictions, notice requirements and availability of current public information concerning DBI.

VOTING AGREEMENTS

     Each of Lonsdale Group Limited, Paul A. Griffin, A. Norman Redlich and Joseph J. Atick, who together own approximately 99 percent of the issued and outstanding common stock of Visionics as of the date of this prospectus, have executed a voting agreement with DBI. Each voting agreement provides that the shareholder (i) will not transfer his or its shares, or the related voting rights, except to a person who agrees to be bound by the terms of the voting agreement; and (ii) will vote all shares owned by such shareholder prior to the date of termination of the merger agreement in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement. In addition, each such shareholder has granted to DBI an irrevocable proxy to vote such shareholder's shares as specified in the voting agreement. A copy of the voting agreement is attached to this proxy statement/prospectus as Appendix C. This proxy statement/prospectus also serves as an information statement for Visionics shareholders

OPINION OF THE DBI BOARD OF DIRECTORS' FINANCIAL ADVISOR

     DBI retained SunTrust Equitable Securities to act as financial advisor in connection with the merger. On October 18, 2000, SunTrust Equitable Securities delivered an oral opinion to the DBI Board of Directors, followed by a written opinion as of the same date, that as of the date of such opinion, a pro forma exchange ratio of .5200 shares of DBI common stock for each share of Visionics common stock was fair to the DBI stockholders from a financial point of view.

     The full text of the SunTrust Equitable Securities opinion is attached to this document as Appendix B. The full text of the SunTrust Equitable Securities opinion sets forth the assumptions made by SunTrust Equitable Securities in arriving at its opinion as well as certain qualifications to the opinion of SunTrust Equitable Securities. Furthermore, the full text of the SunTrust Equitable Securities opinion describes the information reviewed by SunTrust Equitable Securities and briefly describes the qualifications of SunTrust Equitable Securities to render an opinion as to the fairness, from a financial point of view, of the pro forma exchange ratio to the DBI stockholders. SunTrust Equitable Securities advice to DBI's Board of Directors was provided to assist the board members with their consideration of the merger and does not constitute a recommendation to any DBI stockholder as to how to vote with respect to the merger.

     In preparing its opinion, SunTrust Equitable Securities performed a variety of analyses which are described briefly below. In arriving at its opinion, SunTrust Equitable Securities considered the results of all such analyses as a whole and did not attribute any particular weight to any specific analysis or factor. As such, consideration of only a portion of the analyses could create an incomplete view of the processes underlying the SunTrust Equitable Securities opinion.

     In performing its analyses, SunTrust Equitable Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of DBI and Visionics. The analyses performed by SunTrust Equitable Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of SunTrust Equitable Securities analysis of the fairness of the exchange ratio to the DBI stockholders from a financial point of view and were provided to the DBI Board of Directors in connection with the delivery of SunTrust Equitable Securities opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. SunTrust Equitable Securities assumed that the various projections or results of operations that SunTrust Equitable Securities examined were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the respective managements of DBI and Visionics. The projections are based on numerous variables and assumptions that are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections. SunTrust Equitable Securities relied upon the accuracy and completeness of all the financial and other information reviewed by SunTrust Equitable Securities that was publicly available or furnished by or on behalf of DBI or Visionics without assuming responsibility for independent verification. In addition, Sun Trust did not make an independent evaluation or appraisal of the assets and liabilities (contingent or otherwise) of DBI or Visionics and was not furnished with any such evaluation or appraisal.

     The following paragraphs summarize the material quantitative analyses performed by SunTrust Equitable Securities in arriving at the opinion delivered to the DBI Board of Directors. SunTrust Equitable Securities did not perform a discounted cash flow analysis because the projected financial information made available to SunTrust Equitable Securities was not sufficient to permit SunTrust Equitable Securities to perform such analysis. Advising on the fairness of a proposed merger is a complex process and is not necessarily susceptible to partial analysis or summary description.

  Contribution Analysis

     SunTrust Equitable Securities analyzed the percentage of revenue and gross profit that each of DBI and Visionics would contribute to the combined entity. SunTrust Equitable Securities noted that, at the pro forma exchange ratio, the percentage ownership of Visionics' shareholders was within the range of the implied contribution for the 2001 fiscal year.

CONTRIBUTION OF:                                          DBI    VISIONICS   DBI/VISIONICS
----------------                                         -----   ---------   -------------
Revenue................................................  82.6%..   17.4%         100%
Gross profit...........................................  72.7%     27.3%         100%
Implied ownership......................................  73.5%     26.5%         100%

  Analysis of Recent Acquisition Transactions

     Using publicly-available information, SunTrust Equitable Securities reviewed the purchase prices and multiples paid in selected merger and acquisition transactions involving technology-related companies. No company or transaction was identical to Visionics or the merger. Many of these transactions include early stage development companies involved with largely non-established technologies. SunTrust Equitable Securities examined 66 transactions since January 1, 1999 and reviewed the relationship between the aggregate transaction value and the acquired company's revenue for the twelve months preceding the acquisition. SunTrust Equitable Securities noted that, based upon DBI's stock price on October 18, 2000, the value of Visionics implied by the exchange ratio was below the average and median multiples of revenue for the preceding twelve months in both transactions in which stock was the only form of consideration paid as well as transactions involving cash, stock or other forms of consideration.

                                                                         STOCK ONLY        IMPLIED
                                                                      ----------------   TRANSACTION
                                                   AVERAGE   MEDIAN   AVERAGE   MEDIAN    MULTIPLE
                                                   -------   ------   -------   ------   -----------
Aggregate transaction value to:
  Trailing twelve months revenue.................   80.7x    22.6x     96.1x    33.0x       12.6x

  Analysis Of Certain Publicly-Traded Companies

     Using publicly-available information, SunTrust Equitable Securities reviewed the stock prices, market multiples and certain other characteristics for certain companies in the biometric and related industries. None of these companies is identical to Visionics. The companies included in this analysis were Communication Intelligence Corporation, Identix Incorporated, Keyware Technologies, Nuance Communi-cations, SpeechWorks International, Viisage Technology, Inc. and Virage, Inc. SunTrust Equitable Securities noted that, based upon DBI's stock price on October 18, 2000, the value of Visionics implied by the exchange ratio was below the average and median multiples of revenue for the preceding twelve months as well as forecasted revenue for fiscal year 2001, when available, for the other publicly-traded companies.

                                                                                   IMPLIED
                                                                                 TRANSACTION
MARKET MULTIPLE OF:                                           AVERAGE   MEDIAN    MULTIPLE
-------------------                                           -------   ------   -----------
Trailing 12 months revenue..................................   39.4x    28.4x       12.6x
Forecasted fiscal year 2001 revenue.........................   14.7x     9.9x        6.2x

     In connection with the merger, SunTrust Equitable Securities has performed investment banking and financial advisory services for DBI for which it has received compensation. In the ordinary course of business, SunTrust Equitable Securities trades the equity securities of DBI for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in DBI securities.

     Pursuant to the engagement letter, dated January 28, 2000, by and between DBI and SunTrust Equitable Securities, DBI has agreed to pay SunTrust Equitable Securities a success fee equal to 2.0 percent of the aggregate consideration given to Visionics shareholders by DBI upon the close of the merger as well as a fee of $250,000 related to the opinion. Of that fee, $100,000 was paid with respect to the opinion delivered by SunTrust Equitable Securities on October 18, 2000 and an additional $100,000 was paid with respect to the opinion as a result of its inclusion in this statement. The remaining $50,000 will become payable to SunTrust Equitable Securities upon the close of the merger along with the success fee. DBI has also agreed to reimburse SunTrust Equitable Securities for the expenses reasonably incurred by it in connection with its engagement, including reasonable counsel fees, and to indemnify SunTrust Equitable Securities and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under federal securities laws.

     As described in "Reasons for the Merger; Recommendation of the Board of Directors" above, the advice of SunTrust Equitable Securities to the Board of Directors of DBI was one of many factors taken into consideration by the board in reaching its conclusion to recommend to DBI stockholders that they vote in favor of the merger.

                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Combined Financial Information is based on the historical financial statements of DBI and Visionics and has been prepared to illustrate the effect of the merger. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared assuming that the merger will be accounted for as a pooling of interests, whereby DBI will restate its historical consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operations of Visionics for all periods.

     The Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2000 gives effect to the merger and the related transactions as if they had occurred on September 30, 2000, and was prepared based upon the audited consolidated balance sheet of DBI as of September 30, 2000 and the audited balance sheet of Visionics as of September 30, 2000.

     The Unaudited Pro Forma Condensed Combined Statements of Operations for each of the years in the three-year period ended September 30, 2000, give effect to the merger as of October 1, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal years ended September 30, 2000, 1999 and 1998 was prepared based upon the consolidated statement of operations of DBI for the fiscal years ended September 30, 2000, 1999 and 1998 and the consolidated statement of operations of Visionics for the fiscal year ended September 30, 2000 and the fiscal years ended December 31, 1999 and 1998, respectively.

     The Unaudited Pro Forma Condensed Combined Financial Information is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Condensed Combined Financial Information included in this joint proxy statement/prospectus and should be read in conjunction with the historical financial statements and accompanying disclosures contained in DBI's September 30, 2000 Form 10-K and Visionics' September 30, 2000 consolidated financial statements and notes thereto, which are incorporated by reference or appear elsewhere in this joint proxy statement/prospectus.

     The Unaudited Pro Forma Condensed Combined Financial Information presented below does not reflect future events that may occur after the merger.

     As a result of these assumptions, estimates and uncertainties, the accompanying Unaudited Pro Forma Condensed Combined Financial Information does not purport to describe the actual financial condition or results of operations that would have been achieved had the merger in fact occurred on the dates indicated, nor does it purport to predict DBI's future financial condition or results of operations.

                          INDEX TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

                                                              PAGE
                                                              ----
Unaudited Pro Forma Condensed Combined Balance Sheet at
  September 30, 2000........................................   64
Unaudited Pro Forma Condensed Combined Statements of
  Operations:
  Year ended September 30, 2000.............................   65
  Year ended September 30, 1999.............................   66
  Year ended September 30, 1998.............................   67
Notes to Unaudited Pro Forma Condensed Combined Financial
  Statements................................................   68

                            DIGITAL BIOMETRICS, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2000

                                                  HISTORICAL                    PRO FORMA
                                          --------------------------   ---------------------------
                                              DBI         VISIONICS    ADJUSTMENTS      RESULTS
                                          ------------   -----------   -----------    ------------
                                              ASSETS

Cash and cash equivalents...............  $  1,893,156   $ 1,730,418   $        --    $  3,623,574
Accounts receivable, net................     9,256,468       523,328            --       9,779,796
Inventory...............................     3,900,754            --            --       3,900,754
Prepaid expenses and other costs........       215,103        53,985            --         269,088
                                          ------------   -----------   -----------    ------------
          Total current assets..........    15,265,481     2,307,731            --      17,573,212
Property and equipment, net.............       935,669       434,897            --       1,370,566
Capitalized software costs, net.........            --       839,430            --         839,430
Other assets............................        45,149        77,446            --         122,595
                                          ------------   -----------   -----------    ------------
                                          $ 16,246,299   $ 3,659,504   $        --    $ 19,905,803
                                          ============   ===========   ===========    ============

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable........................  $  1,711,438   $   381,946   $        --    $  2,093,384
Deferred revenue........................     3,642,246       314,024            --       3,956,270
Other accrued expenses..................     1,750,088        10,192            --       1,760,280
Current installments of notes payable...            --        15,071            --          15,071
Current installments of capital lease
  obligations...........................            --         2,017                         2,017
                                          ------------   -----------   -----------    ------------
          Total current liabilities.....     7,103,772       723,250            --       7,827,022
Notes payable, excluding current
  installments..........................            --        28,334            --          28,334
Deferred revenue, excluding current
  portion...............................            --       511,976            --         511,976
Capital lease obligations, less current
  installments..........................            --         3,540            --           3,540
                                          ------------   -----------   -----------    ------------
          Total liabilities.............     7,103,772     1,267,100            --       8,370,872
                                          ------------   -----------   -----------    ------------
Stockholders' equity:
Preferred stock.........................            --            --            --              --
Common stock............................       168,517     3,675,810    (3,675,810)(1)      231,214
                                                                            62,697(1)
Additional paid-in capital..............    48,741,875            --    (3,675,810)(1)   52,354,988
                                                                            62,697(1)
Deferred compensation...................       (93,750)           --            --         (93,750)
Accumulated deficit.....................   (39,674,115)   (1,283,205)           --     (40,957,320)
Accumulated other comprehensive loss....            --          (201)                         (201)
                                          ------------   -----------   -----------    ------------
          Total stockholders' equity....     9,142,527     2,392,404            --      11,534,931
                                          ------------   -----------   -----------    ------------
                                          $ 16,246,299   $ 3,659,504   $        --    $ 19,905,803
                                          ============   ===========   ===========    ============

   See notes to unaudited pro forma condensed combined financial statements.

                            DIGITAL BIOMETRICS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 2000

                                                   HISTORICAL                   PRO FORMA
                                            -------------------------   --------------------------
                                                DBI        VISIONICS    ADJUSTMENTS      RESULTS
                                            -----------   -----------   -----------    -----------
REVENUE...................................  $22,940,468   $ 2,634,592   $        --    $25,575,060
COST OF REVENUE...........................   14,819,385       658,303            --     15,477,688
                                            -----------   -----------   -----------    -----------
          GROSS MARGIN....................    8,121,083     1,976,289            --     10,097,372
OPERATING EXPENSES
  Selling, general and development........    7,676,266     3,381,968            --     11,058,234
  Non-recurring charges...................      221,473        78,689      (300,162)(2)          --
                                            -----------   -----------   -----------    -----------
          Total operating expenses........    7,897,739     3,460,657      (300,162)    11,058,234
                                            -----------   -----------   -----------    -----------
INCOME (LOSS) FROM OPERATIONS.............      223,344    (1,484,368)      300,162       (960,862)
OTHER INCOME, NET.........................      214,884       140,734            --        355,618
                                            -----------   -----------   -----------    -----------
INCOME (LOSS) BEFORE PROVISION FOR
  (BENEFIT OF) INCOME TAXES...............      438,228    (1,343,634)      300,162       (605,244)
PROVISION FOR (BENEFIT OF) INCOME TAXES...           --       (37,538)           --        (37,538)
                                            -----------   -----------   -----------    -----------
NET INCOME (LOSS).........................  $   438,228   $(1,306,096)  $   300,162    $  (567,706)
                                            ===========   ===========   ===========    ===========
NET INCOME (LOSS) PER COMMON SHARE........  $      0.03   $     (0.11)  $      0.06    $     (0.02)
                                            ===========   ===========   ===========    ===========
NET INCOME (LOSS) PER COMMON
  SHARE -- ASSUMING DILUTION..............  $      0.02   $     (0.11)  $      0.07    $     (0.02)
                                            ===========   ===========   ===========    ===========
Weighted average common shares
  outstanding.............................   16,595,051    12,050,840    (5,784,403)    22,861,488
                                            ===========   ===========   ===========    ===========
Weighted average common shares
  outstanding -- assuming dilution........   18,074,983    12,050,840    (7,264,335)    22,861,488
                                            ===========   ===========   ===========    ===========

   See notes to unaudited pro forma condensed combined financial statements.

                            DIGITAL BIOMETRICS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                  HISTORICAL                         PRO FORMA
                                    --------------------------------------   -------------------------
                                        YEAR ENDED          YEAR ENDED
                                    SEPTEMBER 30, 1999   DECEMBER 31, 1999
                                           DBI               VISIONICS       ADJUSTMENTS     RESULTS
                                    ------------------   -----------------   -----------   -----------
REVENUE...........................     $22,199,250          $ 2,623,314      $        --   $24,822,564
COST OF REVENUE...................      14,954,356              301,207               --    15,255,563
                                       -----------          -----------      -----------   -----------
          GROSS MARGIN............       7,244,894            2,322,107               --     9,567,001
OPERATING EXPENSES
  Selling, general and
     development..................       6,862,353            2,645,002               --     9,507,355
                                       -----------          -----------      -----------   -----------
          Total operating
            expenses..............       6,862,353            2,645,002               --     9,507,355
                                       -----------          -----------      -----------   -----------
INCOME (LOSS) FROM OPERATIONS.....         382,541             (322,895)              --        59,646
OTHER INCOME (EXPENSE)............        (283,653)             152,804               --      (130,849)
                                       -----------          -----------      -----------   -----------
INCOME (LOSS) BEFORE PROVISION FOR
  (BENEFIT OF) INCOME TAXES.......          98,888             (170,091)              --       (71,203)
PROVISION FOR (BENEFIT OF) INCOME
  TAXES...........................              --               56,974                         56,974
                                       -----------          -----------      -----------   -----------
NET INCOME (LOSS).................     $    98,888          $  (227,065)     $        --   $  (128,777)
                                       ===========          ===========      ===========   ===========
NET INCOME (LOSS) PER COMMON
  SHARE...........................     $      0.01          $     (0.02)     $        --   $     (0.01)
                                       ===========          ===========      ===========   ===========
NET INCOME (LOSS) PER COMMON
  SHARE -- ASSUMING DILUTION......     $      0.01          $     (0.02)     $        --   $     (0.01)
                                       ===========          ===========      ===========   ===========
Weighted average common shares
  outstanding.....................      14,781,936           12,007,630       (5,763,662)   21,025,904
                                       ===========          ===========      ===========   ===========
Weighted average common shares
  outstanding -- assuming
  dilution........................      15,081,973           12,007,630       (6,063,699)   21,025,904
                                       ===========          ===========      ===========   ===========

   See notes to unaudited pro forma condensed combined financial statements.

                            DIGITAL BIOMETRICS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                      HISTORICAL                         PRO FORMA
                                        --------------------------------------   -------------------------
                                            YEAR ENDED          YEAR ENDED
                                        SEPTEMBER 30, 1998   DECEMBER 31, 1998
                                               DBI               VISIONICS       ADJUSTMENTS     RESULTS
                                        ------------------   -----------------   -----------   -----------
REVENUE...............................     $11,322,691          $1,891,745       $       --    $13,214,436
COST OF REVENUE.......................       8,516,958             463,095               --      8,980,053
                                           -----------          ----------       ----------    -----------
          GROSS MARGIN................       2,805,733           1,428,650               --      4,234,383
OPERATING EXPENSES
  Selling, general and development....       7,081,579           2,020,742               --      9,102,321
                                           -----------          ----------       ----------    -----------
          Total operating expenses....       7,081,579           2,020,742               --      9,102,321
                                           -----------          ----------       ----------    -----------
INCOME (LOSS) FROM OPERATIONS.........      (4,275,846)           (592,092)              --     (4,867,938)
OTHER INCOME (EXPENSE)................        (612,586)            (71,791)              --       (684,377)
                                           -----------          ----------       ----------    -----------
INCOME (LOSS) BEFORE PROVISION FOR
  (BENEFIT OF) INCOME TAXES...........      (4,888,432)           (663,883)              --     (5,552,315)
PROVISION FOR (BENEFIT OF) INCOME
  TAXES...............................              --            (123,000)              --       (123,000)
                                           -----------          ----------       ----------    -----------
NET INCOME (LOSS).....................     $(4,888,432)         $ (540,883)              --    $(5,429,315)
                                           ===========          ==========       ==========    ===========
NET INCOME (LOSS) PER COMMON SHARE....     $     (0.38)         $    (0.05)      $     0.13    $     (0.30)
                                           ===========          ==========       ==========    ===========
NET INCOME (LOSS) PER COMMON
  SHARE -- ASSUMING DILUTION..........     $     (0.38)         $    (0.05)      $     0.13    $     (0.30)
                                           ===========          ==========       ==========    ===========
Weighted average common shares
  outstanding.........................      12,748,140          11,841,096       (5,683,726)    18,905,510
                                           ===========          ==========       ==========    ===========
Weighted average common shares
  outstanding -- assuming dilution....      12,748,140          11,841,096       (5,683,726)    18,905,510
                                           ===========          ==========       ==========    ===========

   See notes to unaudited pro forma condensed combined financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     The adjustments to arrive at the unaudited pro forma condensed combined financial information are as follows:

          (1) The issuance or reservation for issuance of approximately 7,135,000 shares of DBI common stock with an aggregate par value of $71,350 and the elimination of Visionics common stock due to the conversion of each outstanding share of Visionics common stock into 0.52 of a share of DBI common stock. The 7,135,000 shares includes approximately 865,000 shares of DBI common stock reserved for the assumption of outstanding Visionics stock options. The pro forma condensed combined financial information reflects 6,269,718 shares of DBI common stock with a par value of $62,697 issued for the elimination of Visionics common stock outstanding as of September 30, 2000. The actual number of shares of DBI common stock to be issued in connection with the merger will be based upon the number of Visionics shares and options outstanding immediately prior to the effective time of the merger, together with the amount of the 20-day average closing price of DBI's common stock preceding the merger.

          (2) Total direct transaction costs, consisting of amounts due to investment bankers, financial advisor, legal, accounting and printing fees, are estimated at $2,300,000. The pro forma combined financial information excludes the effects of the direct transaction costs incurred during the third and fourth quarters of fiscal 2000 of $300,162. The remaining transaction costs are expected to be incurred during the first half of fiscal 2001 and will be charged to operations in the period during which they occur.

                             VISIONICS CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Visionics Corporation is a leading developer of facial recognition technology worldwide. Visionics pioneered the field of facial recognition with its software engine, FaceIt(R), which allows computers to rapidly and accurately recognize faces. FaceIt(R) is an enabling technology with Mass Appeal(TM) that has been validated in a large number of real-world products and solutions built by Visionics' original equipment manufacturer partners and software developers. These include Smart CCTV(TM) systems, web-based search engine applications, mass-market authentication systems for information security, banking and e-commerce.

     Visionics is a technology company focused on innovations and the development of information architectures for delivering them. It is Visionics' policy to cooperate, rather than compete with its business partners. The company licenses its enabling technology to OEMs, application developers and system integrators for incorporation into final products and solutions. To its partners, Visionics delivers software modules, tools and technical support necessary to integrate FaceIt(R) technology into these products. This partnership allows each party to leverage its core competence, shorten time to market and focus its resources.

     Visionics' business strategy emphasizes the encapsulation of its technology into modules and software components that meet the requirements of a large number of applications and that are easy to integrate by software developers and original equipment manufacturers into finished products and solutions.

     Visionics was incorporated in 1994 in the State of New Jersey with its executive offices located in Jersey City, New Jersey. In 1999, Visionics established Visionics Ltd., a wholly owned subsidiary in the United Kingdom.

     Visionics recognizes revenue from software licenses when all of the following conditions have been satisfied: completion of a written license arrangement; delivery of the software with no significant Visionics post-delivery obligations; the fee is fixed or determinable; and payment is due within one year and collectibility is probable. Revenue from sublicense arrangements with resellers are recognized upon shipment of the software, if there are no significant post-delivery obligations, if reseller is creditworthy, and if the terms of arrangement are such that the payment terms are not subject to price adjustment, are non-cancelable and are non-refundable. Revenue from sublicensing arrangements with significant postcontract customer support (in excess of one year)' including enhancements and upgrades, where significant vendor specific objective evidence does not exist to allocate the fee to the software and postcontract customer support, are recognized along with the support ratably over the period during which support is expected to be provided. Revenue from consulting services is recognized as work is performed.

RESULTS OF OPERATIONS

  Fiscal 2000 Compared to Fiscal 1999

     The presentation has the effect of including Visionics' results of operations for the three months ended December 31, 1999 in the consolidated statements of operations for both the year ended December 31, 1999 and the year ended September 30, 2000. The Company's unaudited statement of operations for the three months ended December 31, 1999 included revenues of approximately $400,000 and a net loss of approximately $440,000.

     Total revenue in 2000 of $2,635,000 approximated 1999 revenue of $2,623,000. The Company experienced a $287,000 or 20 percent increase in its product and license revenues that was essentially offset by a $276,000 or 25 percent decline in service revenue. The growth in the product and license revenue is a result of the Company's larger product offering and expanding customer base. Service revenue in 1999 benefited from a large contract to assist a commercial customer with developing an application encapsulating the Company's technology. There was not a similarly large commercial service contract in 2000.

     Sales to one customer in fiscal 2000 accounted for approximately 11% of total revenue. Sales to two customers in 1999 accounted for approximately 37% of total revenue.

     Cost of product and licenses increased to $182,000 in 2000 from $42,000 in 1999. The increase in costs is due to two primary reasons:

     - Increased amortization of capitalized software costs.

     - Costs associated with product sold into the United Kingdom. The United Kingdom subsidiary was established in late calendar 1999.

     While service revenue declined, cost of services in fiscal 2000 increased $217,000 to $476,000 from $259,000 in calendar 1999. Service revenue in 2000 was derived principally from governmentally funded customers where the associated contract margin was lower.

     Research and development costs declined $129,000 from $459,000 to $330,000. Large portions of research and development costs, as well as service costs, represent labor-related costs. In fiscal 2000, more technical staff efforts were spent supporting service contract efforts as reflected in the increased service costs noted above. The offsetting result of these efforts was a decline in research and development costs.

     Selling, general and development costs increased $944,000 from $2,186,000 to $3,130,000. Throughout 1999 and 2000, the Company continued increasing its staffing levels to establish its business partnerships, its marketing channels and pursue market opportunities. Much of the increase in selling, general and development costs in fiscal 2000 are related to labor and associated costs such as rent, travel and depreciation of an increased level of property and equipment required to support the larger staff. Additionally, the Company incurred higher professional fees for both the filing of patents to protect the Company's technology as well as approximately $79,000 in merger-related costs.

     Other income decreased to $141,000 in fiscal 2000 from $153,000 in 1999, due primarily to lower balances of cash and cash equivalents.

     Income taxes benefit of $38,000 for fiscal 2000 compares to a provision for income taxes of $57,000 in fiscal 1999. This reduction in income taxes is due primarily to the increased loss in fiscal 2000. The income tax benefit is low in relationship to the Company's loss before income taxes because the Company is in a net operating loss carryforward position for tax purposes.

  Fiscal 1999 Compared to Fiscal 1998

     Total revenue in 1999 of $2,623,000 increased 39% from 1998 revenue of $1,892,000. The increase in total revenue was due primarily to increased sales and license fees to value added resellers. In addition, service revenue in 1999 benefited from a large contract to assist a commercial customer with developing an application encapsulating the Company's technology.

     Sales to two customers in 1999 accounted for approximately 37% of total revenue. Sales to five customers in 1998 accounted for approximately 88% of total revenue.

     Cost of product and license were not substantial in either 1999 or 1998.

     While service revenue increased, cost of services in 1999 decreased $192,000 to $259,000 from $451,000 in calendar 1999. Service revenue in 1998 was derived principally from governmentally funded customers where the associated contract margin was lower. 1999 service revenue included a higher portion of strong margin commercial contracts.

     Research and development costs increased $200,000 from $259,000 to $459,000. Large portions of research and development costs, as well as service costs, represent labor-related costs. In fiscal 1999, less technical staff efforts were spent supporting service contract efforts as reflected in the decreased service costs noted above. The offsetting result of these efforts was an increase in research and development costs.

     Selling, general and development costs increased $424,000 from $1,762,000 to $2,186,000. Throughout 1998 and 1999, the Company continued increasing its staffing levels to establish its business partnerships, its marketing channels and pursue market opportunities. Much of the increase in selling, general and administrative costs in fiscal 1999 are related to labor and associated costs such as rent and travel.

     Interest and dividend income increased to $153,000 in fiscal 1999 from $120,000 in fiscal 1998, due to higher returns on marketable investments and cash and cash equivalents. There was no interest expense in fiscal 1999 compared to $3,000 in fiscal 1998. Other expense in fiscal 1998 includes $189,000 for disposition of marketable investments.

     Income tax expense of $57,000 for 1999 compares to a benefit for income taxes of $123,000 in 1998. The increase in income taxes is due primarily to an increase in the valuation allowance relating to the possibility the Company may be unable to recognize the benefit of the deferred tax asset. The increase in the valuation allowance more than offsets the income tax benefit form the pre-tax loss.

     Inflation. Visionics does not believe inflation has significantly impacted revenues or expenses.

LIQUIDITY AND CAPITAL RESOURCES

     General. For the period from Visionics' inception in 1994 through September 30, 2000, Visionics' cumulative deficit was $1,283,000.

     At September 30, 2000, Visionics had $1,730,000 in cash and cash equivalents. Visionics is an early-stage company in an emerging market. Visionics has received venture capital financing to fund its operations. The growth plan of Visionics requires the continued availability of investment capital. In the event that investment capital is not available on terms acceptable to Visionics or at all, then the growth plans and operations of Visionics may be adversely affected. Management believes that cash, cash equivalents, and other working capital provided from operations may not be sufficient to meet Visionics' planned operating requirements until and if profitability is achieved. In the event that the above or other liquidity risks materialize, Visionics may be unable to sustain its operations from the sources of working capital available to it.

     Furthermore, management may from time to time determine that the competitive position of Visionics may be enhanced through substantial and increased investments in product and technology development programs and/or marketing initiatives. Management may determine to make such investments despite its assessment that gross margin during the investment period will be less than the expenses to be incurred, thus resulting in an anticipated loss during the period.

     Analysis of Cash Flows from Operations. Net cash used in operating activities was $881,000 for fiscal 2000 compared to net cash provided by operating activities of $625,000 for 1999. This unfavorable cash flow impact resulted primarily from an increase in the net loss during the current-year period, an increase in accounts receivable, and a decrease in deferred revenue, partially offset by an increase in accounts payable and accrued expenses for the current year.

     Net cash used in investing activities was $739,000 for fiscal 2000 compared to $636,000 for 1999. The increase was due primarily to an increase in capitalized software costs and an increase in purchases of property and equipment to accommodate investment in the business.

     Net cash provided by financing activities was $56,000 for fiscal 2000 compared to $6,000 for fiscal 1999. Cash from financing activities was provided primarily from notes payable and stock option exercises.

COMPREHENSIVE INCOME

     During fiscal 1999, Visionics implemented SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and displaying the components of comprehensive income. The impact to the financial statements is limited primarily to the disclosure format of foreign currency translation adjustments.

NEW ACCOUNTING PRONOUNCEMENTS

     During 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes new standards for recognizing all derivatives as either assets or liabilities, and measuring those instruments at fair value. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," changed the effective date to fiscal years beginning after June 15, 2000. Visionics will be required to adopt the new standard beginning with the first quarter of fiscal 2001. The company believes the effect of the adoption of the new standard on Visionics' financial statements will not have a material impact.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 which provides the staff's views in applying accounting principles generally accepted in the United States of America to selected revenue recognition issues. Visionics will be required to adopt SAB No. 101 beginning with the fourth quarter of fiscal 2000. The company believes the effect of the adoption of the new standard on Visionics' financial statements will not have a material impact.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
               OWNERS AND MANAGEMENT OF DIGITAL BIOMETRICS, INC.

     The following table sets forth, as of October 31, 2000, the number of shares of DBI's common stock beneficially owned by (i) each person known to be the beneficial owner of five percent or more of the total issued and outstanding shares of DBI's common stock, (ii) each director and (iii) all officers and directors as a group, prior to and immediately after the consummation of the Merger on a pro forma basis. For purposes of the pro forma after merger calculation of share ownership, the 20-day average closing price of DBI's common stock immediately preceding the merger was assumed to be $6.00 per share, and the number of shares of Visionics common stock was assumed to be 12,106,250 and the number of shares purchasable under outstanding options was assumed to be 1,649,000 with an average exercise price of $.45 per share. Any shares reflected in the following table which are subject to an option or a warrant are deemed to be outstanding for the purpose of computing the percentage of the Company's issued and outstanding common stock owned by the option or warrant holder but are not deemed to be outstanding for the purpose of computing the percentage of the Company's issued and outstanding common stock owned by any other person. Except as otherwise indicated, each beneficial owner has sole voting and investment power over the outstanding shares of which he has beneficial ownership.

                                                        SHARES BENEFICIALLY     PRO FORMA AFTER
                                                             OWNED(1)               MERGER
                                                        -------------------   -------------------
NAME OF BENEFICIAL OWNER/GROUP                           NUMBER     PERCENT    NUMBER     PERCENT
------------------------------                          ---------   -------   ---------   -------
Joseph J. Atick.......................................         --      --     2,071,551     8.6
A. Norman Redlich.....................................         --      --     2,071,551     8.6
Paul A. Griffin.......................................         --      --     1,035,775     4.3
Lonsdale Group Ltd....................................         --      --     1,035,775     4.3
Perkins Capital Management Inc.
  730 East Lake Street
  Wayzata, Minnesota 55391............................  1,303,526     7.7     1,303,526     5.4
George Latimer(2).....................................     86,312     *          86,312     *
C. McKenzie Lewis III(3)..............................    115,341     *         115,341     *
John E. Haugo(4)......................................     60,762     *          60,762     *
John E. Lawler(5).....................................      7,411     *           7,411     *
James C. Granger(6)...................................    436,768     2.5       436,768     1.8
John J. Metil(7)......................................    175,064     1.0       175,064     *
Barry A. Fisher(8)....................................    131,638     *         131,638     *
Michel R. Halbouty(9).................................    126,481     *         126,481     *
Robert F. Gallagher...................................         --     *              --     *
All officers and directors as a group of 11(10).......  1,139,777     6.4     4,253,411    17.1

---------------

  *  Indicates an amount less than one percent

 (1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days. The same shares may be beneficially owned by more than one person.

 (2) Includes 63,812 shares of common stock beneficially owned by Mr. Latimer and options for the purchase of an aggregate of 22,500 shares of common stock.

 (3) Includes 37,841 shares of common stock beneficially owned by Mr. Lewis and options and a warrant for the purchase of an aggregate of 78,000 shares of common stock.

 (4) Includes 30,762 shares of common stock beneficially owned by Mr. Haugo and an option for the purchase of 30,000 shares of common stock.

 (5) Includes 3,411 shares of common stock beneficially owned by Mr. Lawler and options for the purchase of an aggregate of 4,000 shares of common stock.

 (6) Includes 20,101 shares of common stock beneficially owned by Mr. Granger and options for the purchase of an aggregate of 416,667 shares of common stock.

 (7) Includes 8,397 shares of common stock beneficially owned by Mr. Metil and options for the purchase of an aggregate of 166,667 shares of common stock.

 (8) Includes 6,638 shares of common stock beneficially owned by Mr. Fisher and options for the purchase of an aggregate of 125,000 shares of common stock.

 (9) Includes 109,481 shares of common stock beneficially owned by Mr. Halbouty and options for the purchase of an aggregate of 17,000 shares of common stock.

(10) Includes 859,834 shares of common stock issuable upon exercise of common stock purchase options and warrants.

               COMPARATIVE RIGHTS OF HOLDERS OF DBI COMMON STOCK
                           AND VISIONICS COMMON STOCK

     The following is a comparison of certain of the rights of holders of Visionics common stock and those of holders of DBI common stock. Because Visionics is organized under the laws of the State of New Jersey and DBI is organized under the laws of the State of Delaware, differences in the rights of holders of DBI common stock and those of holders of Visionics common stock arise from differing provisions of Delaware law and New Jersey law, in addition to differing provisions of DBI's and Visionics' respective organizational documents. Except as noted below, the organizational documents of Visionics are substantially the same.

     The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of DBI common stock and those of holders of Visionics common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to New Jersey law and Delaware law and by the governing corporate instruments of DBI and Visionics, to which stockholders are referred.

AUTHORIZED CAPITAL STOCK

     Visionics. Visionics' authorized capital stock consists of 20,000,000 shares of common stock no par value. On October 31, 2000, 12,106,250 shares of Visionics common stock outstanding and 1,649,000 shares of Visionics common stock were reserved for issuance pursuant to Visionics' stock-based benefit plans. The Visionics board may determine the preferences, limitations and relative rights, to the extent permitted by New Jersey law, of any class or series of shares of preferred stock before issuance of such shares. The issuance of such shares does not require the approval of the holders of Visionics common stock.

     DBI. DBI's authorized capital stock consists of 40,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value. On October 31, 2000, 16,895,058 shares of DBI common stock and no shares of preferred stock were outstanding, 3,357,102 shares of DBI common stock were reserved for issuance pursuant to DBI's stock-based benefit plans. The DBI board may determine the preferences, limitations and relative rights, to the extent permitted by Delaware law, of any class or series of shares of DBI preferred stock before issuance of such shares. The issuance of such shares does not require the approval of the holders of DBI common stock.

DIRECTORS

     Visionics. New Jersey law allows for a board of one or more members. The bylaws of Visionics both provide for between one and six directors. The Visionics board currently consists of four directors.

     At each annual election of directors, the directors are elected to hold office until the next annual meeting of shareholders. Directors are elected by a majority vote of shareholders entitled to vote at a meeting at which a quorum is present. Holders of Visionics common stock do not have cumulative voting rights in the election of directors.

     DBI. Delaware law provides that the board of directors of a Delaware corporation shall consist of the number of individuals specified in or fixed in accordance with the bylaws or the certificate of incorporation of the corporation. DBI's bylaws provide that provide for between five and nine directors. The DBI board currently consists of six directors.

     At each annual election of directors, the directors are elected to hold office until their successors are elected or until their death, resignation or removal. Directors are elected by a majority of the votes cast by holders of DBI common stock entitled to vote at a meeting at which a quorum is present. Holders of DBI common stock do not have cumulative voting rights in the election of directors.

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

REMOVAL OF DIRECTORS

     Visionics. The bylaws of Visionics allow for removal of directors by the shareholders with or without cause. The affirmative vote of the holders of a majority of the then outstanding voting stock, voting as a single class, is required to remove directors.

     DBI. A member of the DBI board may be removed with or without cause by the holders of a majority of shares of DBI stock then entitled to vote in the election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

     Visionics. Vacancies on the Visionics board, and any newly created directorships resulting from any increase in the size of the Visionics board, may be filled by the majority of directors then holding office although less than a quorum, or by the sole remaining director.

     DBI. Vacancies on the DBI board and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and each director so elected shall serve until the unexpired term of the directorship to which he is elected, or until his successor is elected and qualified.

DIRECTOR STANDARD OF CONDUCT

     Visionics. Under New Jersey law, directors and members of any committee designated by the board of directors shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent people would exercise under similar circumstances in like positions.

     DBI. Delaware common law requires that a director of a Delaware corporation discharge his or her duties as a director in accordance with the fiduciary duties of care and loyalty. The duty of care requires that directors, in performing their corporate duties, exercise the care that an ordinarily prudent person would exercise under similar circumstances. The duty of loyalty prohibits self-dealing by directors.

LIMITATIONS ON DIRECTOR LIABILITY

     Visionics. The Visionics certificate of incorporation provides that a director shall not be personally liable to the corporation, or to its shareholders, for damages for breaches of their fiduciary duty as a director, provided, however, that a director or officer cannot be relieved from liability for any breach of duty based upon an act or omission (1) in breach of such person's duty of loyalty to the entity or its shareholders, (2) not in good faith or involving a knowing violation of law or (3) resulting in the receipt by such person of an improper personal benefit.

     DBI. The DBI certificate of incorporation provides that a director shall not be personally liable to DBI or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to DBI or its stockholders, (2) for acts or omissions involving bad faith or which involved intentional misconduct or a knowing violation of law, (3) for any transaction from which the director derived an improper personal benefit or (4) under Section 174 of the Delaware General Corporation Law.

INDEMNIFICATION

     Visionics. As authorized under New Jersey law, Visionics' certificate of incorporation provides that a director or officer shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty owed to the corporation, as provided above.

     DBI. The DBI bylaws provide that DBI shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, at any time prior to or during which such provision is in effect, a director, officer, employee or agent of DBI, or is or was, at any time prior to or during which such provision is in effect, serving at the request of DBI as a
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

director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against reasonable expenses (including attorneys' fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action, suit or proceeding upon such determination having been made as to such person's good faith and conduct.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     Visionics. New Jersey law generally requires that any merger, share exchange or sale of assets of a corporation other than in the regular course of business be approved by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote. The Visionics certificate of incorporation and bylaws do not contain any provisions that alter this voting requirement.

     DBI. Delaware law generally requires that any merger or sale of all or substantially all of the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares entitled to vote. The DBI certificate of incorporation and bylaws do not contain any provisions that alter this voting requirement.

ANTI-TAKEOVER STATUTES

     Visionics. The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, a board of directors may, in addition to considering the effects of any action on shareholders, consider (1) the effects of the proposed action on the corporation's employees, suppliers, creditors and customers, (2) the effects on the community in which the corporation operates and (3) the longer-term as well as short-term interests of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation.

     The statute also provides that if, based on those factors, a board determines that the offer is not in the best interest of the corporation, it may reject the offer.

     The New Jersey Stockholders Protection Act prohibits some specified business combinations between an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10 percent or more of the voting power of the outstanding voting stock of a resident domestic corporation. The prohibitions are as follows: (1) specified business combinations are prohibited for five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors before the interested shareholder's stock acquisition date and (2) after the five-year period, the prohibition on certain business combinations continues unless (a) the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, (b) the combination is approved by the board before the interested shareholder's stock acquisition date or (3) the corporation's common shareholders receive payment for their shares that meets standards prescribed in the statute.

     DBI. Section 203 of the Delaware General Corporation Law provides that a corporation shall not engage in any "business combination" with any "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by
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

the interested stockholder. A "business combination" under the Delaware General Corporation Law is generally defined as any of the following transactions involving the corporation and an interested stockholder thereof: (1) a merger or consolidation; (2) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10 percent or more of the corporation's assets; (3) an issuance or transfer of the corporation's stock; (4) a transaction having the effect of directly or indirectly increasing the proportionate share of the corporation's stock held by such interested stockholder; or (5) any receipt by such interested stockholder of the benefit of any loans, guarantees, pledges or other financial benefits. An "interested stockholder" under the Delaware General Corporation Law is generally defined as any person owning 15 percent or more of the corporation's outstanding voting stock.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

     Visionics. Under New Jersey law, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote is required for

          (1) any amendment to a New Jersey corporation's certificate of incorporation,

          (2) a voluntary dissolution of the corporation,

          (3) a sale or other disposition of all or substantially all of a corporation's assets other than in the ordinary course of business or

          (4) a merger or consolidation of the corporation with another corporation.

     The Visionics certificate of incorporation and bylaws do not contain any provisions that alter this voting requirement.

     DBI. Delaware law provides that its certificate of incorporation may be amended by the DBI board and by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. DBI's bylaws may be made, repealed, altered, amended or rescinded by a vote of the majority of the members of the board of directors.

DISSENTERS' RIGHTS

     Visionics. Under New Jersey law, any shareholder of a New Jersey corporation has the right to dissent from, and an appraisal of the "fair value" of his or her shares in the event of the consummation of a merger, consolidation or sale, lease, exchange or other disposition of all or substantially all of the corporation's assets not in the usual or regular course of business, provided that, unless the certificate of incorporation otherwise provides, a shareholder shall not have the right to dissent from any merger, consolidation or disposition of assets with respect to shares of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 record shareholders or for which, pursuant to the merger, consolidation or disposition of assets, he will receive:

          (1) cash;

          (2) shares, obligations or other securities which, upon consummation of the merger, consolidation or disposition of assets, will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

          (3) cash and securities.

     A corporation may provide in its certificate of incorporation that holders of all classes of its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated above.

     DBI. Under Delaware law, a stockholder of a Delaware corporation is entitled to an appraisal by the Court of Chancery of the "fair value" of his or her shares in the event of the consummation of a merger

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

or consolidation to which the corporation is a party, provided that either (1) approval by the stockholders of the corporation is required for the merger pursuant to Delaware law or the corporation's certificate of incorporation and the stockholder is entitled to vote or (2) the corporation is a subsidiary being merged with its parent or another subsidiary of the parent pursuant to a particular Delaware law provision for such transactions and all of the stock of the corporation is not owned by the parent corporation.

     With respect to shares of any class or series that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held by at least 2,000 record stockholders, appraisal rights are not available to the holders of such shares by reason of a merger or consolidation unless the holders thereof are required by the terms of an agreement of merger or consolidation to accept for such stock anything except:

          (1) cash in lieu of fractional shares,

          (2) shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held by more than 2,000 record stockholders or

          (3) a combination of cash in lieu of fractional shares and such shares.

     A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party or the sale of all or substantially all of the assets of the corporation.

     A stockholder who has the right to appraisal in connection with a transaction and to receive payment of the "fair value" of his or her shares must follow specific procedural requirements as set forth in Delaware law in order to maintain his or her right and obtain payment.

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

                   VISIONICS SHAREHOLDERS' DISSENTERS' RIGHTS

     Holders of record of Visionics common stock who do not vote in favor of the merger and who otherwise comply with the procedures set forth in Chapter 11 of the New Jersey Business Corporation Act, as summarized below, will be entitled to receive in cash the fair value of their shares. Failure to follow the appropriate procedures set forth in Chapter 11 may result in the termination or waiver of such shareholder's dissenter's rights. A person having a beneficial interest in shares of Visionics capital stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters' rights.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE NEW JERSEY BUSINESS CORPORATION ACT AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF CHAPTER 11 WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX D TO THIS PROSPECTUS/PROXY STATEMENT. ALL REFERENCES IN CHAPTER 11 AND THIS SUMMARY TO A "SHAREHOLDER" OR "HOLDER" ARE THE RECORD HOLDER OF THE SHARES OF VISIONICS COMMON STOCK AS TO WHICH DISSENTERS' RIGHTS ARE ASSERTED.

     Under the New Jersey Business Corporation Act, holders of shares of Visionics common stock who follow the procedures set forth in Chapter 11 will be entitled to receive payment in cash of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. Pursuant to the terms of the merger agreement, DBI has no obligation to consummate the merger if the holders of more than one percent of Visionics' outstanding shares of common stock elect to dissent from the merger. If the merger is not consummated, no Visionics shareholder will be entitled to dissenters' rights.

     Under the New Jersey Business Corporation Act, where a proposed merger is to be submitted for approval at a meeting of shareholders, the corporation must notify each of its shareholders, as determined on the record date for such meeting, not less than 20 days prior to the meeting, that dissenters' rights are available. The corporation must also include a copy of Chapter 11 with such notice.

     Any Visionics shareholder electing to dissent from the merger must file with Visionics before the taking of a vote of the shareholders with respect to the merger a written notice of dissent stating that such shareholder intends to demand payment for his or her shares if the merger is consummated. A shareholder who votes in favor of the merger may not pursue dissenters' rights with respect to such shareholder's shares of Visionics common stock.

     Only a holder of record of Visionics common stock is entitled to assert dissenters' rights for the shares of common stock registered in that holder's name. A demand for payment of the fair value of a dissenting shareholder's shares should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificate. If the shares of Visionics common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for payment of fair value on behalf of the holder of record; provided, however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Visionics common stock has a nominee for several beneficial owners may exercise dissenter's rights with respect to shares held for one or beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. When no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Shareholders who hold their shares of Visionics common stock in brokerage accounts or other nominee forms and who wish to exercise dissenters' rights are urged to consult with their brokers to determine the appropriate procedures for making a demand for appraisal by such a nominee.
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

     Within 10 days after consummation of the merger, Visionics will provide notice of the date on which the merger was consummated to each shareholder who timely filed a notice of intent to dissent with Visionics and did not vote in favor of the merger. Within 20 days after the mailing of such notice by Visionics, a dissenting shareholder must deliver to Visionics a written demand for payment of the fair value of his or shares. Not later than 20 days after making written demand for the fair value of his or her shares, the dissenting shareholder must submit to Visionics the certificates representing his or her shares for notation thereon that such demand has been made, after which Visionics will return such certificates to the dissenting shareholder.

     Within 10 days after expiration of the period in which dissenting shareholders may make a written demand for payment of the fair value of their shares, Visionics must deliver to each dissenting shareholder the latest available financial statements of Visionics, together with a written offer to pay the dissenting shareholder for his or her shares at a specified price deemed by Visionics to be the fair value of such shares. If Visionics and any dissenting shareholder fail to agree upon the fair value of his or her shares within the 30-day period commencing on the expiration of the 10-day period referred to above, such dissenting shareholder may serve upon Visionics a written demand that Visionics commence an action in the Superior Court for the determination of the fair value of the dissenting shareholder's shares. Upon receipt of such demand, Visionics shall have an additional 30-day period to commence the aforementioned action, with respect to which all dissenting shareholders who have not previously settled their claims with Visionics will be named as parties. If Visionics fails to commence the action in Superior Court as requested by one or more dissenting shareholders, a dissenting shareholder may do so in the name of Visionics, but not later than 60 days following the expiration of the 30-day period provided to Visionics for commencement of the action.

     The Superior Court will determine the fair value of the dissenting shareholders' shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The cost of the action may be determined by the Superior Court and taxed upon the parties as the Superior Court deems equitable.

     The right of a dissenting shareholder to receive the fair value of his or her shares will terminate if:

          (i) the demand for payment is withdrawn with the consent of Visionics;

          (ii) the fair value of the shares is not agreed upon between the shareholder and Visionics and no action for a determination of fair value by the Superior Court is commenced within the time period provided by Chapter 11 of the New Jersey Business Corporation Act;

          (iii) the Superior Court determines that the shareholder is not entitled to payment for his or her shares;

          (iv) the merger is abandoned or rescinded; or

          (v) a court having jurisdiction permanently enjoins or sets aside the merger.

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

              OTHER ACTION TO BE TAKEN AT THE DBI SPECIAL MEETING

CHANGE IN DBI'S CORPORATE NAME TO VISIONICS CORPORATION

     At the DBI special meeting, DBI's stockholders will also be asked to approve a proposed amendment to DBI's certificate of incorporation, that if approved, will change DBI's corporate name to "Visionics Corporation." DBI's Board of Directors has concluded that the Visionics name is better identified with the market for commercial biometrics, the biometrics market DBI's Board believes has the greatest growth potential. Visionics is also a broader, more general name than Digital Biometrics, providing the merged company with more identity flexibility to pursue new business areas without having its name acting at cross-purposes to its business growth objectives.

     DBI's Board of Directors has unanimously adopted a resolution declaring it advisable to amend the company's certificate of incorporation to change the corporate name. DBI's board of directors further directed that the proposed name change be submitted for consideration by stockholders at the special meeting. As amended, the Article numbered "FIRST" contained in the certificate of incorporation would read in its entirety as follows:

                  "FIRST: THAT THE NAME OF THE CORPORATION IS

                            VISIONICS CORPORATION."

     In the event the proposed name change is approved by DBI's stockholders, DBI will thereafter file a certificate of amendment to its certificate of incorporation with the Secretary of State of the State of Delaware, amending the Article numbered "FIRST," which will become effective on the date such filing is accepted by the Secretary of State. The DBI Board of Directors, however, reserves the right not to file the certificate of amendment even if the proposed name change is approved by the stockholders in the event the stockholders do not approve and adopt the merger agreement or the merger agreement is otherwise terminated.

                                 LEGAL MATTERS

     The validity of the shares of DBI common stock to be issued in connection with the merger will be passed upon for DBI by its legal counsel, Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

     Each of Maslon Edelman Borman & Brand, LLP and Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Visionics will deliver opinions concerning certain federal income tax consequences of the merger.

                                    EXPERTS

     The consolidated financial statements and schedule of Digital Biometrics, Inc. as of September 30, 2000 and 1999 and for each of the years in the three-year period ended September 30, 2000 have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Visionics Corporation and subsidiary as of September 30, 2000 and for the year then ended included in this proxy statement/ prospectus have been included in this proxy-prospectus in reliance upon the report of KPMG LLP, independent certified public accountants included herein, upon the authority of said firm as experts in accounting and auditing.

     The historical consolidated financial statements of Visionics Corporation and subsidiary as of December 31, 1999 and 1998 and for each of the years in the two year period ended December 31, 1999 included in this proxy statement/prospectus have been audited by MR Weiser & Co. LLP, independent

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certified public accountants as stated in their report. Those historical consolidated financial statements are included in this proxy/registration statement in reliance upon their report given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     DBI has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act that registers the distribution to the Visionics shareholders of the shares of DBI common stock to be issued under the terms of the merger agreement.

     This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of DBI in addition to being a proxy statement of DBI for the special meeting. The registration statement, including the exhibits and schedules to the registration statement, contains additional relevant information about DBI and the DBI common stock. The rules and regulations of the SEC allow DBI to omit certain information included in the registration statement and the exhibits and schedules to the registration statement from this proxy statement/prospectus.

     In addition, DBI files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any reports, statements or other information at the following locations of the SEC:

Public Reference Room         New York Regional Office          Chicago Regional Office
450 Fifth Street, N.W.        7 World Trade Center              Citicorp Center, Suite 1400
Room 1024                     Suite 1300                        500 West Madison Street
Washington, D.C. 20549        New York, New York 10048          Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at l-800-SEC-0330.

     The SEC also maintains an Internet world wide web site that contains annual, quarterly and current reports, proxy statements and other information about issuers, such as DBI, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     The SEC allows DBI to "incorporate by reference" information into this proxy statement/prospectus. This means that DBI can disclose important business, financial and other information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that DBI has previously filed with the SEC. These documents contain important information about DBI and its finances.

            DESCRIPTION OF FILING                          PERIOD OR DATE FILED
            ---------------------                          --------------------
         Annual Report on Form 10-K                    Year Ended September 30, 2000

     DBI also incorporates by reference additional documents that DBI may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     DBI has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to DBI, and Visionics has supplied all such information relating to Visionics.

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

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. DBI HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY
STATEMENT/PROSPECTUS IS DATED           ,           2000. YOU SHOULD NOT ASSUME
THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THE PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF DBI COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

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

                      VISIONICS CORPORATION AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS*

                             SEPTEMBER 30, 2000 AND
                           DECEMBER 31, 1999 AND 1998

                  (WITH INDEPENDENT AUDITORS' REPORTS THEREON)

* Schedules have been omitted for the reason that they are not material to the financial statements or notes thereto

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Visionics Corporation:

     We have audited the accompanying consolidated balance sheet of Visionics Corporation and subsidiary as of September 30, 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visionics Corporation and subsidiary as of September 30, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                            /s/ KPMG LLP

Short Hills, New Jersey
November 22, 2000

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Visionics Corporation:

     We have audited the accompanying consolidated balance sheets of Visionics Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visionics Corporation and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                            /s/ M.R. Weiser & Co. LLP

New York, New York
March 17, 2000

                      VISIONICS CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                               DECEMBER 31
                                                          SEPTEMBER 30   -----------------------
                                                              2000          1999         1998
                                                          ------------   ----------   ----------
                                             ASSETS

Current assets:
  Cash and cash equivalents.............................  $ 1,730,418    $3,126,605   $3,131,022
  Accounts receivable, less allowance for doubtful
     accounts of $26,800 at September 30, 2000..........      523,328       297,993      194,798
  Other current assets..................................       53,985           765          143
  Deferred income taxes (note 7)........................           --        57,000           --
                                                          -----------    ----------   ----------
          Total current assets..........................    2,307,731     3,482,363    3,325,963
Property and equipment, net (note 3)....................      434,897       343,486      171,537
Capitalized software development costs, net (note 4)....      839,430       548,702      156,374
Security deposits and other assets......................       77,446        37,431       19,092
                                                          -----------    ----------   ----------
          Total assets..................................  $ 3,659,504    $4,411,982   $3,672,966
                                                          ===========    ==========   ==========

                              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current installments of notes payable (note 5)........  $    15,071    $       --   $       --
  Current installments of obligations under capital
     lease (note 10)....................................        2,017            --           --
  Accounts payable and accrued expenses.................      381,946        90,213       56,359
  Accrued payroll taxes.................................       10,192        20,620       57,710
  Deferred revenue......................................      314,024       211,111           --
  Income taxes payable..................................           --        11,000           --
  Deferred income taxes (note 7)........................           --            --       55,000
                                                          -----------    ----------   ----------
          Total current liabilities.....................      723,250       332,944      169,069
Notes payable, excluding current installments (note
  5)....................................................       28,334            --           --
Obligations under capital lease, excluding current
  installments (note 10)................................        3,540            --           --
Deferred income taxes (note 7)..........................           --       219,000       62,000
Deferred revenue, excluding current portion.............      511,976       638,889           --
                                                          -----------    ----------   ----------
          Total liabilities.............................    1,267,100     1,190,833      231,069
Shareholders' equity (note 6) Common stock, no par
  value, 20,000,000 shares authorized, 12,087,500,
  12,035,000, and 12,000,000 shares issued and
  outstanding at September 30, 2000, and December 31,
  1999 and 1998, respectively...........................    3,675,810     3,636,435    3,630,060
  Accumulated deficit...................................   (1,283,205)     (415,228)    (188,163)
  Accumulated other comprehensive loss..................         (201)          (58)          --
                                                          -----------    ----------   ----------
          Total shareholders' equity....................    2,392,404     3,221,149    3,441,897
Commitments and contingencies (notes 10 and 11)
                                                          -----------    ----------   ----------
          Total liabilities and shareholders' equity....  $ 3,659,504    $4,411,982   $3,672,966
                                                          ===========    ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                      VISIONICS CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       YEAR ENDED
                                                        -----------------------------------------
                                                                              DECEMBER 31,
                                                        SEPTEMBER 30,   -------------------------
                                                            2000           1999          1998
                                                        -------------   -----------   -----------
Revenues (note 9):
  License.............................................   $ 1,760,056    $ 1,472,729   $   980,592
  Services............................................       874,536      1,150,585       911,153
                                                         -----------    -----------   -----------
          Total revenues..............................     2,634,592      2,623,314     1,891,745
                                                         -----------    -----------   -----------
Operating expenses:
  Cost of license.....................................       182,030         42,079        12,024
  Cost of services....................................       476,273        259,128       451,071
  Research and development (note 4)...................       330,367        459,015       259,000
  Selling, general and development....................     3,130,290      2,185,987     1,761,742
                                                         -----------    -----------   -----------
          Total operating expenses....................     4,118,960      2,946,209     2,483,837
                                                         -----------    -----------   -----------
Loss from operations..................................    (1,484,368)      (322,895)     (592,092)
Other income (expense):
  Interest and dividend income........................       143,177        152,804       119,720
  Interest expense....................................        (2,443)            --        (3,000)
  Loss on disposition of marketable investments.......            --             --      (188,511)
                                                         -----------    -----------   -----------
                                                             140,734        152,804       (71,791)
                                                         -----------    -----------   -----------
Loss before income tax expense (benefit)..............    (1,343,634)      (170,091)     (663,883)
Income tax expense (benefit) (note 7).................       (37,538)        56,974      (123,000)
                                                         -----------    -----------   -----------
          Net loss....................................   $(1,306,096)   $  (227,065)  $  (540,883)
                                                         -----------    -----------   -----------
Net loss per common share, basic and diluted..........   $     (0.11)   $     (0.02)  $     (0.05)
                                                         ===========    ===========   ===========
Weighted-average shares outstanding, basic and
  diluted.............................................    12,050,840     12,007,630    11,841,096
                                                         ===========    ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements

                      VISIONICS CORPORATION AND SUBSIDIARY

     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE LOSS

                                                            RETAINED      ACCUMULATED
                                     COMMON STOCK           EARNINGS         OTHER
                                -----------------------   (ACCUMULATED   COMPREHENSIVE
                                  SHARES       AMOUNT       DEFICIT)         LOSS           TOTAL
                                ----------   ----------   ------------   -------------   -----------
BALANCE AT DECEMBER 31,
  1997........................  10,000,000   $   27,472   $   352,720        $  --       $   380,192
Net loss......................          --           --      (540,883)          --          (540,883)
Sale of common stock (note
  6)..........................   2,000,000    3,602,588            --           --         3,602,588
                                ----------   ----------   -----------        -----       -----------
BALANCE AT DECEMBER 31,
  1998........................  12,000,000    3,630,060      (188,163)          --         3,441,897
Net loss......................          --           --      (227,065)          --          (227,065)
Foreign currency translation
  adjustment..................          --           --            --          (58)              (58)
                                                                                         -----------
Comprehensive loss............                                                              (227,123)
Stock option exercise (note
  6)..........................      35,000        6,375            --           --             6,375
                                ----------   ----------   -----------        -----       -----------
BALANCE AT DECEMBER 31,
  1999........................  12,035,000   $3,636,435   $  (415,228)       $ (58)      $ 3,221,149
                                ==========   ==========   ===========        =====       ===========
BALANCE AT SEPTEMBER 30,
  1999........................  12,007,500   $3,631,435        22,891           --         3,654,326
Net loss......................          --           --    (1,306,096)          --        (1,306,096)
Foreign currency translation
  adjustment..................          --           --            --         (201)             (201)
                                                                                         -----------
Comprehensive loss............                                                            (1,306,297)
Stock option exercise (note
  6)..........................      55,000       14,625            --           --            14,625
Common stock and stock options
  issued for services (note
  6)..........................      25,000       11,750            --           --            11,750
Stock-based compensation
  expense (note 6)............          --       18,000            --           --            18,000
                                ----------   ----------   -----------        -----       -----------
BALANCE AT SEPTEMBER 30,
  2000........................  12,087,500   $3,675,810   $(1,283,205)       $(201)      $ 2,392,404
                                ==========   ==========   ===========        =====       ===========

  The accompanying notes are an integral part of these consolidated financial statements

                      VISIONICS CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED
                                                              ----------------------------------------
                                                                                    DECEMBER 31,
                                                              SEPTEMBER 30,   ------------------------
                                                                  2000           1999         1998
                                                              -------------   ----------   -----------
Cash flows from operating activities:
  Net loss..................................................   $(1,306,096)   $ (227,065)  $  (540,883)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................       124,794        29,426        59,408
    Amortization of capitalized software....................        99,290        42,079        12,024
    Deferred income taxes...................................            --        45,000      (123,000)
    Stock-based compensation................................        18,000            --            --
    Common stock and stock options issued for services......        11,750            --            --
    Loss on disposition of marketable investments...........            --            --       188,511
    Allowance for doubtful accounts.........................        26,800            --            --
    Changes in operating assets and liabilities:
      Accounts receivable...................................      (156,074)     (103,195)      487,159
      Other current assets..................................       (53,217)         (622)           83
      Security deposits and other assets....................       (40,015)      (18,339)           --
      Accounts payable and accrued expenses.................       326,402        33,854       (65,085)
      Accrued payroll taxes.................................        (2,200)      (37,090)        6,349
      Deferred revenue......................................       144,333       850,000            --
      Income taxes payable..................................       (74,320)       11,000            --
                                                               -----------    ----------   -----------
         Net cash (used in) provided by operating
           activities.......................................      (880,553)      625,048        24,566
                                                               -----------    ----------   -----------
Cash flows from investing activities:
  Purchase of property and equipment........................      (246,435)     (201,375)     (161,337)
  Capitalized software development costs....................      (492,798)     (434,407)     (140,223)
  Purchase of marketable investments........................            --            --    (3,744,760)
  Proceeds on disposition of marketable investments.........            --            --     3,556,249
                                                               -----------    ----------   -----------
         Net cash used in investing activities..............      (739,233)     (635,782)     (490,071)
                                                               -----------    ----------   -----------
Cash flows from financing activities:
  Proceeds from notes payable...............................        49,142            --            --
  Repayment of notes payable................................        (5,737)           --            --
  Payments under capital leases.............................        (1,692)           --            --
  Repayment of officers' loan balances......................            --            --       (30,000)
  Proceeds from sale of common stock........................            --            --     3,602,588
  Proceeds from exercise of stock options...................        14,625         6,375            --
                                                               -----------    ----------   -----------
         Net cash provided by financing activities                  56,338         6,375     3,572,588
                                                               -----------    ----------   -----------
  Effect of exchange rates on cash..........................          (201)          (58)           --
                                                               -----------    ----------   -----------
         Net (decrease) increase in cash and cash
           equivalents......................................    (1,563,649)       (4,417)    3,107,083
Cash and cash equivalents, at beginning of period...........     3,294,067     3,131,022        23,939
                                                               -----------    ----------   -----------
Cash and cash equivalents, at end of period.................   $ 1,730,418    $3,126,605   $ 3,131,022
                                                               ===========    ==========   ===========
Supplemental disclosure of cash flow information:
  Interest paid.............................................   $     2,443    $       --   $     3,000
  Income taxes paid.........................................        49,000            --            --
                                                               ===========    ==========   ===========
Supplemental disclosure of noncash investing and financing
  activities:
  Capital lease of equipment................................   $     7,249    $       --   $        --
  Stock-based compensation..................................        18,000            --            --
  Common stock and stock options issued for services
    provided................................................        11,750            --            --
                                                               ===========    ==========   ===========

  The accompanying notes are an integral part of these consolidated financial statements

                      VISIONICS CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             SEPTEMBER 20, 2000 AND
                             DECEMBER 1999 AND 1998

(1) DESCRIPTION OF THE BUSINESS

     Visionics Corporation is a developer of facial recognition technology which allows computers to rapidly and accurately recognize faces. The Company markets its products in the United States and Europe.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation and Basis of Presentation.

     The accompanying consolidated financial statements include the accounts of Visionics Corporation and its wholly owned British subsidiary, Visionics Ltd., which commenced operations during 1999 (collectively referred to as the Company). All material intercompany accounts and transactions have been eliminated in consolidation.

     The Company has changed its fiscal accounting year end to September 30. The Company's unaudited results of operation for the three months ended December 31, 1999, included revenues of approximately $400,000 and net loss of approximately $440,000.

  (b) Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (c) Concentrations of Credit Risk

     The Company maintains its cash balances in banks in New Jersey and California. Balances are insured up to FDIC limits of $100,000. At September 30, 2000, the Company had cash balances of approximately $1,331,000 in excess of such insurance.

     The Company's trade receivables are potentially subject to credit risk. The Company extends credit to its customers based upon an evaluation of the customers' financial condition and credit history. Although the Company generally does not require collateral, many sublicense agreements provide for nonrefundable prepayments of minimum amounts by the reseller. The Company has historically incurred minimum credit losses.

  (d) Cash Equivalents

     Cash equivalents of $1,290,608, $2,953,360 and $2,565,487 at September 30,
2000 and December 31, 1999 and 1998, respectively, consist of commercial paper with an initial term of less than three months. The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less to be cash equivalents.

  (e) Property and Equipment

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the double-declining balance and straight-line methods over the estimated useful lives of the assets.

                      VISIONIC CORPORATION AND SUBSIDIARY

Leasehold improvements are amortized over the shorter of the estimated useful life of the assets or the term of the lease.

                                                        ESTIMATED USEFUL
                                                         LIVES IN YEARS
                                                        ----------------
Vehicles.............................................       5 years
Office furniture and equipment.......................       7 years
Computer equipment...................................       5 years
Leasehold improvements...............................       5 years
                                                            =======

     Expenditures for major renewals or betterments that extend the useful lives of equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

  (f) Capitalized Software Development Costs

     Research and development costs consist principally of salaries and benefits paid to the Company's employees in the development of software products. The Company's policy is to expense all research and development costs as incurred until technological feasibility is established. Commencing with the establishment of technological feasibility and concluding at the time the product is ready for market, software development costs are capitalized. Technological feasibility is defined as being established when product design and a working model of the software product has been completed and tested. The cost of those products that have met the technological feasibility criteria have been capitalized. Annual amortization of capitalized software development costs is calculated as the greater of the amount computed using (a) the ratio of actual revenue from a product to the total of current and anticipated related revenues from the product or (b) the economic life of the product, estimated to be five years, on a straight-line basis.

  (g) Revenue Recognition

     Revenues from software licenses are recognized when all of the following conditions have been satisfied: completion of a written license arrangement; delivery of the software with no significant post-delivery obligations of the Company; the fee is fixed or determinable; and payment is due within one year and collection is probable. Revenues from sublicense arrangements with resellers are recognized upon shipment of the software, if there are no significant post-delivery obligations, the reseller is creditworthy, and if the terms of arrangement are such that the payment terms are not subject to price adjustment, are non-cancelable and non-refundable. Revenue from sublicensing arrangements with significant Postcontract Customer Support (PCS) (in excess of one year), including enhancements and upgrades, where significant vendor specific objective evidence does not exist to allocate the fee to the software and PCS, are recognized along with the PCS ratably over the period during which PCS is expected to be provided. Revenues from consulting services are recognized as work is performed.

  (h) Income Taxes

     Income taxes are calculated using the asset and liability method in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are computed using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of operations in the period that includes the enactment date. Deferred income tax assets and liabilities are primarily a result of (a) reporting taxable income on the cash basis of accounting while using

                      VISIONIC CORPORATION AND SUBSIDIARY
full accrual accounting for financial statement purposes, (b) the result of differences in the timing of deductions for income tax and financial reporting purposes regarding capitalized software costs, and (c) net operating loss carryforwards. The Company is a calendar year taxpayer.

  (i) Foreign Currency Translation

     Assets and liabilities of the foreign subsidiary are translated at the exchange rate in effect at the balance sheet date. Revenues, costs, and expenses are translated using an average exchange rate. Gains and losses resulting from translation are accumulated as a separate component of accumulated other comprehensive loss in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

  (j) Stock-Based Compensation

     The Company applies the intrinsic-value method prescribed in APB Opinion No. 25, Accounting for Stock Issued to Employees to account for the issuance of stock incentives to employees and directors. Pro forma disclosure of the net loss impact of applying the provisions of SFAS No. 123, Accounting for Stock-based Compensation (FASB 123), and of recognizing stock compensation expense over the vesting period based on the fair value of all stock-based awards on the date of grant is presented in note 6.

  (k) Basic Net Income (Loss) Per Common Share and Diluted Net Income (Loss) Per Common Share

     Basic net income (loss) per common share is computed by dividing net income
(loss) by the weighted average number of common shares outstanding during the period. Diluted net income per share gives effect to all dilutive potential common shares that were outstanding during the period. Potential common shares are not included in the Company's calculation of the dilutive net loss per share in the applicable years presented, since their inclusion would be anti-dilutive. The Company's basic and diluted net loss per common share for the applicable years presented, therefore, are the same. At September 30, 2000, the Company had outstanding stock options which could potentially dilute basic net income per share in the future (see note 6).

  (l) Fair value of Financial Instruments

     The fair value of financial instruments is determined by reference to market data and other valuation techniques as appropriate. The Company believes the fair value of its financial instruments, principally cash equivalents, accounts receivable, accounts payable, income taxes payable, accrued expenses, and notes payable approximates their recorded values due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

  (m) Impairment of Long-lived Assets and Long-lived Assets to be Disposed of

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

                      VISIONIC CORPORATION AND SUBSIDIARY

  (n) Segment Information

     The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the Chief Executive Officer. The Company does not operate separate lines of business or product lines. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas and does not have separately reportable segments as defined by Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information.

(3) PROPERTY AND EQUIPMENT

     Property and equipment, including equipment under capital lease, is comprised of the following:

                                                                        DECEMBER 31,
                                                     SEPTEMBER 30,   -------------------
                                                         2000          1999       1998
                                                     -------------   --------   --------
Office furniture and equipment.....................    $  76,866       76,866     53,101
  Computer equipment (note 10).....................      569,606      415,052    257,092
  Vehicles.........................................       54,782           --         --
  Leasehold improvements...........................       19,650       19,650         --
                                                       ---------     --------   --------
                                                         720,904      511,568    310,193
          Less accumulated depreciation and
            amortization...........................     (286,007)    (168,082)  (138,656)
                                                       ---------     --------   --------
                                                       $ 434,897      343,486    171,537
                                                       =========     ========   ========

     Depreciation and amortization expense in the amount of $124,794, $29,426 and $59,408 for the years ended September 30, 2000 and December 31, 1999 and 1998, respectively, is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

(4) CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Capitalized software development costs consist of the following:

                                                                         DECEMBER 31,
                                                       SEPTEMBER 30,   -----------------
                                                           2000         1999      1998
                                                       -------------   -------   -------
Capitalized software development costs...............    $977,973      603,073   168,666
          Less accumulated amortization..............    (138,543)     (54,371)  (12,292)
                                                         --------      -------   -------
                                                         $839,430      548,702   156,374
                                                         ========      =======   =======

     Amortization of capitalized software development costs in the amount of $99,290, $42,079 and $12,024 for the years ended September 30, 2000 and December 31, 1999 and 1998, respectively, is included in costs of license in the accompanying consolidated statements of operations.

     During the years ended September 30, 2000 and December 31, 1999 and 1998, research and development costs charged to operations were $330,367, $459,015, and $259,000, respectively.

(5) NOTES PAYABLE

     Notes payable at September 30, 2000 in the amount of $43,405 consists of amounts due pursuant to the financing of certain vehicles owned by Visionics Ltd. The notes are payable over a three-year period in monthly installments of approximately $1,650 including interest at rate per annum of 12% to 13%. Aggregate principal maturities of the notes for the years ending September 30 are as follows: 2001 -- $15,071; 2002 -- $17,090; and 2003 -- $11,244.

                      VISIONIC CORPORATION AND SUBSIDIARY

(6) SHAREHOLDERS' EQUITY

  (a) Common Stock

     During January 1998, the Company sold 2,000,000 shares of common stock for cash to one shareholder in a private placement for net proceeds of $3,602,588.

     In March 2000, the Company issued 25,000 shares of common stock for services provided. Compensation expense in the amount of $8,750 representing the estimated fair value of common shares issued has been included in the consolidated statement of operations for the year ended September 30, 2000.

  (b) Stock Options

     The directors and shareholders of the Company approved an employee stock incentive plan (the Plan) which provides for the issuance of options to purchase shares of common stock effective January 1, 1997.

     The Plan provides that options granted thereunder may, at the election of the Stock Option Plan Administrative Committee, qualify as incentive stock options meeting the requirements set forth in Section 422A of the Internal Revenue Code or options which do not qualify as incentive stock options. The Plan permits options to be granted for a period of up to ten years. The price of qualifying incentive stock options generally shall be not less than 100% to 110% of the fair value of the Company's common stock on the date of grant. The price of nonqualified stock options shall be established by the Administrative Committee. Employees are generally vested in the options in 25% annual increments over a four-year period. Outstanding options are cancelled on conditions of termination of employment, and must be exercised within defined short-term periods upon the employee's death, disability or retirement. The Plan provides that the Company may make loans to assist participants in exercising options. Upon a change in control, the vesting of certain options will be accelerated.

     A summary of stock option activity related to the Company's stock option plan during the periods indicated is as follows:

                                                    WEIGHTED
                                                    AVERAGE
                                      NUMBER OF   OPTION PRICE
                                       SHARES      PER SHARE         EXPIRATION DATE OF OPTION
                                      ---------   ------------   ----------------------------------
Outstanding December 31, 1997.......    223,000      $.016       January 1-December 31, 2007
  Granted...........................     72,500       .174       January 1-December 31, 2008
  Terminated........................     43,000       .016
                                      ---------
Outstanding December 31, 1998.......    252,500       .062       January 1, 2007-December 31, 2008
  Granted...........................    485,000       .307       January 1-December 31, 2009
  Terminated........................     95,000       .079
  Exercised.........................     35,000       .145
                                      ---------
Outstanding December 31, 1999.......    607,500       .250       January 1, 2007-December 31, 2009
                                      =========
Outstanding September 30, 1999......    675,000       .250       January 1, 2007-December 31, 2009
  Granted...........................  1,333,500       .490       October 1-September 30, 2010
  Terminated........................    285,750       .340
  Exercised.........................     55,000       .240
                                      ---------
Outstanding September 30, 2000......  1,667,750       .450       January 1, 2007-September 30, 2010
                                      =========

     During the year ended September 30, 2000, the Company granted a total of 528,000 options to employees having exercise prices ranging from $.35 to $.70 per share when the estimated fair value of the Company's common stock was $1.10 to $1.60 per share. Consequently, the Company has recorded

                      VISIONIC CORPORATION AND SUBSIDIARY
compensation expense in the accompanying consolidated statement of operations for the year ended September 30, 2000 in the amount of $18,000. The weighted average grant date fair value of options issued during the year ended September 30, 2000 was $1.11.

     Also during the year ended September 30, 2000, the Company issued options to acquire 25,000 shares of the Company's common stock with an exercise price of $.35 per share for services provided. These options were issued pursuant to the Plan and are included in the option activity table above. The Company has recorded compensation expense in the amount of $3,000 related to the granting of these options in the accompanying consolidated statement of operations for the year ended September 30, 2000. These options were exercised in their entirety prior to September 30, 2000.

     At September 30, 2000, options for 278,938 shares at a weighted average exercise price of $.31 per share, at prices ranging from $.10 to $.50 per share were exercisable. The weighted average remaining contractual life at September 30, 2000 was 9 years.

     The Company applies APB Opinion No. 25 in accounting for options granted to employees and directors under its stock option plans and, accordingly, no compensation cost is recognized for its stock options granted to its employees or directors in the consolidated financial statements when the price equals the fair market value of such stock on the date of grant. Had the Company determined compensation cost based on the fair value of its stock options at the grant date under SFAS No. 123, the Company's net loss would have increased to the pro forma amounts indicated below:

                                                                         DECEMBER 31,
                                                       SEPTEMBER 30,   -----------------
                                                           2000         1999      1998
                                                       -------------   -------   -------
Net loss -- as reported..............................   $1,306,096     227,065   540,883
Net loss -- pro forma................................    1,355,465     230,264   541,016
Loss per share -- as reported........................         0.11        0.02      0.05
Loss per share -- pro forma..........................         0.11        0.02      0.05
                                                        ==========     =======   =======

     Principal assumptions used in applying the option valuation model were as follows:

                                                                             DECEMBER 31,
                                                             SEPTEMBER 30,   ------------
                                                                 2000        1999    1998
                                                             -------------   ----    ----
Risk-free interest rate....................................        5%         5%      5%
Expected life, in years....................................        8          8       8
Expected volatility........................................       80%         0       0
Expected dividend yield....................................        0          0       0

                      VISIONIC CORPORATION AND SUBSIDIARY

(7) INCOME TAXES

     Income tax expense (benefit) attributable to loss from operations consists of the following:

                                                                 YEARS ENDED
                                                      ----------------------------------
                                                                         DECEMBER 31,
                                                      SEPTEMBER 30,   ------------------
                                                          2000         1999       1998
                                                      -------------   -------   --------
Current:
  Federal...........................................    $(15,895)          --         --
  State.............................................     (54,643)      11,974         --
  Foreign...........................................      33,000           --         --
                                                        --------      -------   --------
                                                         (37,538)      11,974         --
                                                        --------      -------   --------
Deferred:
  Federal...........................................          --       63,000    (95,000)
  State.............................................          --      (18,000)   (28,000)
                                                        --------      -------   --------
                                                              --       45,000   (123,000)
                                                        --------      -------   --------
          Total income tax expense (benefit)........    $(37,538)      56,974   (123,000)
                                                        ========      =======   ========

     The income tax expense (benefit) differed from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as a result of the following:

                                                                 YEARS ENDED
                                                      ----------------------------------
                                                                         DECEMBER 31,
                                                      SEPTEMBER 30,   ------------------
                                                          2000         1999       1998
                                                      -------------   -------   --------
Computed "expected" tax benefit.....................    $(456,835)    (57,800)  (225,700)
State income tax, net of federal benefit............      (78,687)    (10,100)   (39,400)
Change in valuation allowance.......................      491,548     146,300     52,700
Federal benefit of net operating loss...............           --          --     76,100
State benefit of net operating loss.................           --          --     13,300
Foreign withholding tax.............................       33,000          --         --
Foreign tax credit available........................      (33,000)         --         --
Research and development tax credit available.......           --     (26,000)        --
Other...............................................        6,436       4,574         --
                                                        ---------     -------   --------
                                                        $ (37,538)     56,974   (123,000)
                                                        =========     =======   ========

                      VISIONIC CORPORATION AND SUBSIDIARY

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of September 30, 2000 and December 31, 1999 and 1998 is presented below:

                                                                 YEARS ENDED
                                                     -----------------------------------
                                                                        DECEMBER 31,
                                                     SEPTEMBER 30,   -------------------
                                                         2000          1999       1998
                                                     -------------   --------   --------
Deferred tax assets:
  Net operating loss carryforward..................   $  525,116           --     52,700
  Capital loss carryforward........................       75,291           --         --
  Tax credits......................................       33,000           --         --
  Accounts payable and accrued expenses............      117,841       35,800     22,400
  Deferred revenue.................................      329,904      339,000         --
                                                      ----------     --------   --------
          Total gross deferred tax assets..........    1,081,152      374,800     75,100
  Valuation allowance..............................     (525,689)    (199,000)   (52,700)
                                                      ----------     --------   --------
          Net deferred tax assets..................      555,463      175,800     22,400
                                                      ----------     --------   --------
Deferred tax liabilities:
  Accounts receivable..............................      204,188      118,800     77,400
  Capitalized software development costs...........      335,268      219,000     62,000
  Depreciation and amortization....................       16,007           --         --
                                                      ----------     --------   --------
          Total gross deferred tax liabilities.....      555,463      337,800    139,400
                                                      ----------     --------   --------
          Net deferred tax asset (liability).......           --     (162,000)  (117,000)
                                                      ==========     ========   ========

     The valuation allowance for deferred tax assets as of October 1, 1999 and January 1, 1999 and 1998 was $34,141, $52,700 and $0, respectively. The net change in the valuation allowance for the years ended September 30, 2000 and December 31, 1999 and 1998 was an increase of $491,548, $146,300 and $52,700, respectively.

     In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management does not believe that it is more likely than not the Company will realize the full benefits of these deductible differences. Accordingly, the Company has provided a valuation allowance against the gross deferred tax assets as of September 30, 2000 and December 31, 1999 and 1998. As of September 30, 2000, the Company has reported U.S. net operating loss carryforwards, state net operating loss carryforwards and foreign tax credits of approximately $1,289,000, $1,289,000 and $33,000, respectively. The federal net operating loss carryforwards begin expiring in the year 2020, and the state net operating loss carryforwards begin expiring in the year 2007.

(8) EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) profit sharing plan. Employees are eligible to participate after three months of employment and having obtained age 21. At its discretion, the Company may make contributions which are allocated to eligible participants. Participants are fully vested in all amounts credited to their account. Participants may borrow against their accounts to a maximum of $50,000 or one-half of their vested aggregate account. Company contributions for the years ended September 30, 2000 and December 31, 1999 and 1998 were $64,997, $52,612 and $20,000, respectively.

                      VISIONIC CORPORATION AND SUBSIDIARY

(9) SIGNIFICANT CUSTOMERS

     One customer accounted for approximately $287,000 or 11% of total sales for the year ended September 30, 2000. There were no amounts due from this customer at September 30, 2000.

     Two customers accounted for approximately $960,000 or 37% of total sales for the year ended December 31, 1999. At December 31, 1999, amounts due from these customers aggregated approximately $81,000.

     Five customers accounted for approximately $1,662,000 or 88% of total sales for the year ended December 31, 1998.

(10) LEASES

     The Company is obligated under a capital lease for certain equipment that expires in 2003. At September 30, 2000, the gross amount of property and equipment and related accumulated amortization recorded under this capital lease was as follows:

Computer equipment.........................................   $7,249
          Less accumulated amortization....................    2,645
                                                              ------
                                                              $4,604
                                                              ======

     Amortization of assets held under capital leases is included with depreciation expense.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of September 30, 2000 are as follows:

                                                              CAPITAL   OPERATING
YEAR ENDING SEPTEMBER 30                                      LEASES     LEASES
------------------------                                      -------   ---------
2001........................................................  $2,844     190,311
2002........................................................   2,844     189,999
2003........................................................   1,185     188,150
2004........................................................      --     147,326
                                                              ------     -------
          Total minimum lease payments......................   6,873     715,786
                                                                         =======
Less amount representing interest (at 17.7%)................   1,316
                                                              ------
Present value of net minimum capital lease payments.........   5,557
Less current installments of obligations under capital
  lease.....................................................   2,017
                                                              ------
Obligations under capital lease, excluding current
  installments..............................................  $3,540
                                                              ======

     On October 6, 2000, the Company amended its lease for office space to provide for additional space and to extend its lease term. As a result of this amendment, office rent expense will increase from approximately $186,000 per year to approximately $240,000 per year, commencing on June 1, 2001 through May 31, 2006. The additional increase in rent expense has not been included in the table above.

     Rent expense under these leases for the years ended September 30, 2000 and December 31, 1999 and 1998 amounted to $169,390, $97,045 and $72,688, respectively. The office space leases provide for escalations based upon the general operating costs incurred by the lessor. Each lease is renewable for defined periods at the "Market Value Rent" at the time of renewal.

                      VISIONIC CORPORATION AND SUBSIDIARY

(11) CONTINGENCIES

     At September 30, 2000, the Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(12) PROPOSED MERGER WITH DIGITAL BIOMETRICS, INC.

     On October 18, 2000, the Company entered into an agreement and plan of merger with Digital Biometrics, Inc. (DBI). Under the terms of the merger agreement, holders of the Company's common stock and options to purchase shares of the Company's common stock will receive merger consideration equal in value to 7,000,000 shares of DBI common stock. This transaction is expected to be accounted for as a pooling-of-interests. The merger will be subject to customary conditions including regulatory review and the approval of the shareholders of the Company and the stockholders of DBI.

     DBI also agreed to lend the Company up to $1 million under a six-month note. This note bears interest at 12.5% and is secured by substantially all of the Company's assets.

                                    INDEX TO
                         APPENDIXES TO PROXY STATEMENT

                                                                                 PAGE
    APPENDIX                              DESCRIPTION                            NO.
    --------                              -----------                            ----
       A          Agreement and Plan of Merger................................   A-1
       B          Fairness Opinion of SunTrust Equitable Securities...........   B-1
       C          Form of Voting Agreement....................................   C-1
       D          Chapter 11 of New Jersey Business Corporation Act...........   D-1

                                                                        APPENDIX
A
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           DIGITAL BIOMETRICS, INC.,

                              VC ACQUISITION CORP.

                                      AND

                             VISIONICS CORPORATION

                                OCTOBER 18, 2000

                               TABLE OF CONTENTS

ARTICLE 1  TERMS OF THE MERGER.....................................   A-5
       The Merger..................................................   A-5
 1.1
       Effective Time..............................................   A-5
 1.2
       Merger Consideration........................................   A-6
 1.3
       Dissenting Shares...........................................   A-6
 1.4
       Shareholders' Rights upon Merger............................   A-7
 1.5
       Surrender and Exchange of Shares............................   A-7
 1.6
       The Escrow Account..........................................   A-8
 1.7
       Options.....................................................   A-9
 1.8
       Certificate of Incorporation and Bylaws of the Surviving       A-10
 1.9   Corporation.................................................
       Directors and Officers of the Surviving Corporation.........   A-10
1.10
       Directors and Executive Officers of Purchaser...............   A-10
1.11
       Other Effects of Merger.....................................   A-10
1.12
       Registration Statement Prospectus/Proxy Statement...........   A-10
1.13
       Tax-Free Reorganization.....................................   A-11
1.14
       Voting Agreements...........................................   A-11
1.15
       Corporate Name of Purchaser.................................   A-11
1.16
       Additional Actions..........................................   A-11
1.17
ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........   A-12
       Due Incorporation and Good Standing.........................   A-12
 2.1
       Capitalization..............................................   A-12
 2.2
       Subsidiaries................................................   A-12
 2.3
       Authorization; Binding Agreement............................   A-13
 2.4
       Governmental Approvals......................................   A-13
 2.5
       No Violations...............................................   A-13
 2.6
       Company Financial Statements................................   A-13
 2.7
       Absence of Certain Changes or Events; No Undisclosed           A-14
 2.8   Liabilities.................................................
       Compliance with Laws........................................   A-14
 2.9
       Permits.....................................................   A-14
2.10
       Litigation..................................................   A-14
2.11
       Contracts...................................................   A-14
2.12
       Employee Benefit Plans......................................   A-14
2.13
       Taxes and Returns...........................................   A-15
2.14
       Intellectual Property.......................................   A-15
2.15
       Finders and Investment Bankers..............................   A-16
2.16
       Pooling of Interests Accounting.............................   A-16
2.17
       Insurance...................................................   A-16
2.18
       Title to Properties.........................................   A-16
2.19
       Accounts Receivable.........................................   A-16
2.20
       Employees...................................................   A-17
2.21
       Affiliate Transactions......................................   A-17
2.22
       Customers and Suppliers.....................................   A-17
2.23
       Officers and Directors; Bank Accounts.......................   A-17
2.24
       Professional Fees...........................................   A-17
2.25
       Disclosure..................................................   A-17
2.26
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PURCHASER.............   A-18
       Organization and Good Standing..............................   A-18
 3.1
       Capitalization..............................................   A-18
 3.2
       Subsidiaries................................................   A-18
 3.3
       Authorization; Binding Agreement............................   A-19
 3.4

       Governmental Approvals......................................   A-19
 3.5
       No Violations...............................................   A-19
 3.6
       Securities Filings..........................................   A-19
 3.7
       Purchaser Financial Statements..............................   A-20
 3.8
       No Undisclosed Liabilities..................................   A-20
 3.9
       Litigation..................................................   A-20
3.10
       Compliance with Laws........................................   A-20
3.11
       Taxes and Returns...........................................   A-20
3.12
       Intellectual Property.......................................   A-20
3.13
       Employee Benefit Plans......................................   A-21
3.14
       Finders and Investment Bankers..............................   A-21
3.15
       No Prior Activities.........................................   A-21
3.16
       Pooling of Interests Accounting.............................   A-21
3.17
       Insurance...................................................   A-21
3.18
ARTICLE 4  ADDITIONAL COVENANTS OF THE COMPANY.....................   A-22
       Conduct of Business of the Company and the Company             A-22
 4.1   Subsidiaries................................................
       Notification of Certain Matters.............................   A-23
 4.2
       Access and Information......................................   A-23
 4.3
       Shareholder Approval........................................   A-23
 4.4
       Reasonable Commercial Efforts...............................   A-23
 4.5
       Public Announcements........................................   A-24
 4.6
       Professional Fees...........................................   A-24
 4.7
       No Solicitation.............................................   A-24
 4.8
ARTICLE 5  ADDITIONAL COVENANTS OF PURCHASER.......................   A-24
       Conduct of Business of Purchaser and the Purchaser             A-24
 5.1   Subsidiaries................................................
       Notification of Certain Matters.............................   A-25
 5.2
       Access and Information......................................   A-25
 5.3
       Reasonable Commercial Efforts...............................   A-25
 5.4
       Public Announcements........................................   A-26
 5.5
       Compliance..................................................   A-26
 5.6
       SEC and Stockholder Filings.................................   A-26
 5.7
       Tax Opinion Certificate.....................................   A-26
 5.8
       Letter of Accountants.......................................   A-26
 5.9
       Indemnification.............................................   A-26
5.10
       Stockholder Approval........................................   A-27
5.11
       No Solicitation.............................................   A-27
5.12
       Plan of Reorganization......................................   A-27
5.13
       Fairness Opinion............................................   A-27
5.14
ARTICLE 6  CONDITIONS..............................................   A-28
       Conditions to Each Party's Obligations......................   A-28
 6.1
       Conditions to Obligations of the Company....................   A-28
 6.2
       Conditions to Obligations of Purchaser......................   A-29
 6.3
       Frustration of Conditions...................................   A-30
 6.4
ARTICLE 7  TERMINATION AND ABANDONMENT.............................   A-31
       Termination.................................................   A-31
 7.1
       Effect of Termination and Abandonment.......................   A-31
 7.2
ARTICLE 8  SURVIVAL; INDEMNIFICATION...............................   A-32
       Survival of Representations and Warranties..................   A-32
 8.1
       Indemnification of Purchaser................................   A-32
 8.2
       Procedure for Indemnification of Purchaser..................   A-32
 8.3
       Indemnification Threshold; Maximum Indemnification             A-33
 8.4   Liability...................................................

ARTICLE 9  MISCELLANEOUS...........................................   A-33
       Confidentiality.............................................   A-33
 9.1
       Amendment and Modification..................................   A-34
 9.2
       Waiver of Compliance; Consents..............................   A-34
 9.3
       Notices.....................................................   A-34
 9.4
       Binding Effect; Assignment..................................   A-35
 9.5
       Expenses....................................................   A-35
 9.6
       Governing Law...............................................   A-35
 9.7
       Counterparts................................................   A-35
 9.8
       Interpretation..............................................   A-35
 9.9
       Entire Agreement............................................   A-35
9.10
       Severability................................................   A-35
9.11
       Specific Performance........................................   A-35
9.12
       Third Parties...............................................   A-36
9.13
       Disclosure Letters..........................................   A-36
9.14
EXHIBITS:
  Exhibit A: Form of Escrow Agreement
  Exhibit B: Form of Voting Agreement
  Exhibit C: Form of Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of October 18, 2000, by and among Visionics Corporation, a corporation organized under the laws of the State of New Jersey (the "Company"), Digital Biometrics, Inc., a Delaware corporation ("Purchaser"), VC Acquisition Corp., a New Jersey corporation and wholly owned subsidiary of Purchaser ("Merger Sub") and, for the purpose of Sections 1.7(a), 8.2, 8.3 and 8.4 only, certain shareholders of the Company identified on the signature pages of this Agreement (collectively, the "Major Shareholders").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Purchaser have approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the laws of the State of New Jersey and the provisions of this Agreement;

     WHEREAS, the Company, Merger Sub and Purchaser desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Purchaser and the Company are entering into a lending arrangement, pursuant to Purchaser has agreed to lend to the Company up to $1 million (the "Working Capital Facility"), and the Company has executed and delivered to Purchaser a promissory note, security agreement and patent security agreement; and

     WHEREAS, for financial reporting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests."

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth in the parties hereto agree as follows:

                                   AGREEMENT:

                                   ARTICLE 1

                              TERMS OF THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the New Jersey Business Corporation Act (the "NJBCA"). At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the NJBCA and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of New Jersey as a subsidiary of Purchaser under a name mutually agreeable to the parties. The parties shall prepare and execute a certificate of merger (the "Certificate of Merger") in order to comply in all respects with the requirements of the NJBCA and with the provisions of this Agreement.

     1.2. Effective Time. The Merger shall become effective at the time of the filing of the executed original and copy of the Certificate of Merger with the Department of Treasury of the State of New Jersey as required by Section 14A:10-4.1 of the NJBCA or at such later time as may be specified in the Certificate of Merger. No later than the business day immediately following the satisfaction and/or waiver by the party or parties entitled to the benefit of the same of all of the conditions set forth in Article 6 of this Agreement, the parties hereto shall cause the Merger to become effective. Purchaser and the Company shall mutually determine the time of such filing and the place where the closing of the Merger

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(the "Closing") shall occur. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

     1.3. Merger Consideration.

     (a) Subject to the provisions of this Agreement, each of the issued and outstanding shares (the "Company Shares") of common stock, no par value, of the Company (the "Company Stock"), exclusive of Dissenting Shares as defined in
Section 1.4, as of the Effective Time shall be converted into a number of fully paid, validly issued and nonassessable shares of the common stock of Purchaser, par value $.01 per share (the "Purchaser Stock"), equal to the result of dividing: (a) the quotient derived from dividing (i) The Aggregate Merger Consideration by (ii) the Fully Diluted Company Shares by (b) the Closing Share Price (the "Exchange Ratio"), subject to payment of cash in lieu of any fractional share as hereinafter provided (the "Merger Consideration"). For purposes of this Agreement:

     - The "Aggregate Merger Consideration" shall mean the sum of: (a) the product of (i) the Closing Share Price by (ii) 7,000,000 plus (b) the product of (i) the number of Company Options (as defined in Section 1.8 hereof) outstanding on the Closing Date multiplied by the average exercise price (rounded to the nearest one cent) of the Company Options.

     - "Fully Diluted Company Shares" shall mean the number of shares of Company Stock outstanding on the Closing Date assuming the exercise of all outstanding Company Options.

     - The "Closing Share Price" shall mean the average closing share price of Purchaser's Stock during the 20 consecutive trading days ending on the trading day immediately preceding the Closing Date as reported by The Nasdaq National Market.

     The Exchange Ratio shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of Purchaser Stock or Company Stock.

     (b) No fractional shares of Purchaser Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a stockholder of Purchaser. In lieu thereof, any holder of Company Stock (each a "Company Shareholder") who would otherwise be entitled to a fractional share of Purchaser Stock pursuant to the provisions hereof shall receive an amount in cash pursuant to Section 1.6(d) hereof.

     (c) Subject to the provisions of this Agreement, at the Effective Time, the shares of Merger Sub common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Purchaser.

     1.4. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding Company Share, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Section 14A:11 of the NJBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration into which Company Shares are converted pursuant to Section 1.3 hereof, but the holder thereof shall be entitled only to such rights as are granted by the NJBCA. Notwithstanding the immediately preceding sentence, if any holder of Company Shares who demands dissenters' rights with respect to such shares under the NJBCA effectively withdraws or loses (through failure to perfect or otherwise) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Company Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.3 hereof, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares. After the Effective Time, Purchaser shall cause the

Company to make all payments to holders of Dissenting Shares with respect to such demands in accordance with the NJBCA. The Company shall give Purchaser (i) prompt written notice of any notice of intent to demand fair value for any Company Shares, withdrawals of such notices, and any other instruments served pursuant to the NJBCA and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Company Shares under the NJBCA. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for fair value for Company Shares or offer to settle or settle any such demands.

     1.5. Shareholders' Rights upon Merger. Upon consummation of the Merger, the certificates which theretofore represented the Company Shares (the "Certificates") shall cease to represent any rights with respect thereto, and, subject to applicable Law (as defined in Section 2.6 below) and this Agreement, shall only represent the right to receive the Merger Consideration, including the amount of cash, if any, payable in lieu of fractional shares of Purchaser Stock into which the Company Shares have been converted pursuant to this Agreement.

     1.6. Surrender and Exchange of Shares.

     (a) Maslon Edelman Borman & Brand, LLP, counsel to Purchaser, shall act as exchange agent (the "Exchange Agent") for the Merger. Promptly after the Effective Time, Purchaser shall make available, or cause to be made available, to the Exchange Agent such certificates evidencing such number of shares of Purchaser Stock, as and when necessary, in order to enable the Exchange Agent to affect the exchange of certificates and make the cash payments in respect of fractional shares contemplated by Section 1.3(b) hereof. Purchaser shall also make available, or cause to be made available, certificates representing 10 percent of the aggregate Merger Consideration (the "Escrow Shares") and cause the same to be deposited into the Escrow Account (as defined in Section 1.7 hereof) as partial security for the Company Shareholders' indemnification obligations as set forth in Article 8 hereof.

     (b) On the Closing Date, Purchaser shall instruct the Exchange Agent to mail to each holder of record of a Certificate, within five business days of receiving from the Company a list of such holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificate in exchange for certificates representing the applicable number of shares of Purchaser Stock.

     (c) After the Effective Time, each holder of a Company Share (other than holders of Dissenting Shares) shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of Purchaser Stock into which such holder's Company Shares have been converted pursuant to this Agreement, subject to payment of cash in lieu of any fractional share. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive that number of whole shares of Purchaser Stock into which the Company Shares have been converted pursuant to this Agreement, subject to payment of cash in lieu of any fractional share; provided, however, that no dividends or other distributions, if any, in respect of the shares of Purchaser Stock, declared after the Effective Time and payable to holders of record after the Effective Time shall be paid to the holders of any unsurrendered Certificates until such Certificates and transmittal letters are surrendered and delivered are provided herein. Subject to applicable Law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of shares of Purchaser Stock for which such Certificates were exchangeable. Holders of any unsurrendered Certificates shall not be entitled to vote Purchaser Stock until such Certificates are exchanged pursuant to this Agreement.

     (d) Any holder of Company Shares who would otherwise be entitled to a fractional share of Purchaser Stock pursuant to the provisions hereof shall receive cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the shares of Purchaser Stock constituting the excess of (i) the number of whole shares of Purchaser Stock delivered to the Exchange Agent by Purchaser over (ii) the aggregate number of whole shares of Purchaser Stock to be distributed to holders of Company Stock (such excess being herein called the "Excess Shares"). As soon as practicable following the Effective Time, the Exchange Agent shall determine the number of Excess Shares and, as agent for the former holders of Company Stock, shall sell the Excess Shares at the prevailing prices on The Nasdaq Stock Market. The Exchange Agent shall deduct from the proceeds of the sale of the Excess Shares all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former holders of Company Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to such former holders in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

     (e) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company shares shall be made thereafter, other than transfers of Company Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of Purchaser Stock or cash as provided in Section 1.3 hereof.

     (f) If consideration in respect of Company Shares is to be made to a person other than the person in whose name a Certificate is registered, it shall be a condition to such payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Purchaser or the Exchange Agent that such tax either has been paid or is not payable.

     (g) None of the Company, Purchaser or the Exchange Agent shall be liable to any holder of Company Shares for any such shares of Purchaser Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

     1.7. The Escrow Account.

     (a) As partial security for the performance of the Company Shareholders' indemnification obligations set forth in Article 8 hereof, the Escrow Shares shall be placed in an escrow account (the "Escrow Account") pursuant to the terms of an escrow agreement to be entered into by and among Purchaser, a the representative of the Company Shareholders on behalf of the Company Shareholders (the "Attorney-in-Fact"), and an escrow agent (the "Escrow Agent") to be mutually acceptable to the Attorney-in-Fact and Buyer, in form and substance substantially as set forth in Exhibit A (the "Escrow Agreement"). By their execution of this Agreement the Major Shareholders, and by their approval of the Merger, the other Company Shareholders, will be conclusively deemed to have consented to, approved and agreed to be bound by the Escrow Agreement and the employment of Joseph Atick as the Attorney-in-Fact under the Escrow Agreement. The Company Shareholders will also be conclusively deemed to have consented to, approved and agreed to the taking by the Attorney-in-Fact of any and all actions and the making of any decisions required or permitted to be taken by such Attorney-in-Fact under this Agreement and/or the Escrow Agreement, including, without limitation, the exercise of the power to (i) authorize delivery to Purchaser of Escrow Shares (and proceeds from any sale of the Escrow Shares) and satisfaction of indemnity claims by Purchaser pursuant to Article 8, (ii) agree to negotiate, enter into settlements and compromises of, comply with orders of courts and awards of arbitrators with respect to, such claims, (iii) arbitrate results, settle or compromise any claim for indemnity made pursuant to Article 8 and (iv) take all actions necessary in the judgment of the Attorney-in-Fact for the accomplishment of the foregoing. The Company Shareholders will be bound by all actions taken and documents executed by the Attorney-in-Fact in connection with the Escrow Agreement. In performing the functions specified in this Agreement and Escrow Agreement, the Attorney-in-Fact will not be liable to any Company Shareholders in absence of gross negligence or willful misconduct on the part of the Attorney-in-Fact. Any out-of-pocket costs and expenses reasonably incurred by the Attorney-in-Fact in connection with the actions taken by the Attorney-in-Fact pursuant to the terms of the Escrow Agreement (including, without limitation, the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the Company Shareholders to the Attorney-in-Fact pro rata in proportion to their respective percentage interests in the Escrow Shares (and proceeds from any sale of the Escrow Shares).

     (b) The relative interests of each Company Shareholder in the Escrow Shares and the proceeds from any sale of Escrow Shares will be based upon his or her relative contribution to the escrow account as provided in Sections 1.3 and 1.6 and certificates representing each Company Shareholder's Escrow Shares shall be issued in the name of each Company Shareholder upon consummation of the Closing and the execution and delivery by each Company Shareholder of a stock power endorsed in blank. Upon the consummation of the Closing, each Company Shareholder shall become a stockholder of Purchaser with respect to such Company Shareholder's portion of the Escrow Shares and shall have all of the rights of a stockholder with respect to all such shares, including the right to vote the shares, to receive all dividends and other distributions paid with respect thereto, and the right to sell all or a portion of such shares at any time following the public disclosure of Purchasers' consolidated results of operations for a period commencing on the Closing Date and not less than 30 days; provided, however, that during the term of the escrow, no Company Shareholder may pledge, hypothecate or otherwise encumber any Escrow Shares, and the proceeds from any sale of the Escrow Shares shall be retained in the Escrow Account pending any payout pursuant to the provisions of Article 8 hereof or delivery to the Attorney-in-Fact as set forth below. The Attorney-in-Fact shall be entitled to delivery of certificates representing the Escrow Shares, together with proceeds from any sale of Escrow Shares, on the one-year anniversary of the Closing Date, subject to a pro rata holdback of Escrow Shares (and proceeds from any sale of Escrow Shares) then equal in value to 100 percent of any then existing indemnification claims as measured by the closing share price of Purchaser Stock on the Closing Date as reported by The Nasdaq National Market.

     1.8. Options. At the Effective Time, Purchaser shall cause each holder of a then outstanding and unexercised option (the "Company Options") exercisable for shares of Company Stock to receive, by virtue of the Merger and without any action on the part of the holder thereof, options exercisable for shares of Purchaser Stock (a "Purchaser Option") in a share denomination equal to the product of: (a) the Exchange Ratio determined pursuant to Section 1.3(a)multiplied by (b) the number of shares of Company Stock purchasable under the Company Option and with an exercise price equal to the quotient of: (a) the exercise price stated in the Company Option divided by (b) the Exchange Ratio. Each Purchaser Option shall contain such other terms and conditions as are contained in the agreements evidencing the Company Options, exclusive of share denomination and exercise price. Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Stock for delivery upon the exercise of Company Options after the Effective Time. Immediately after the Effective Time, Purchaser shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Purchaser Stock contemplated by such Company Options subsequent to the Effective Time, and shall maintain the effectiveness of such registration statements (and maintain the current. status of the prospectus or prospectuses contained therein) for so long as any of the Company Options registered thereunder remain outstanding. As soon as practicable after the Effective Time, Purchaser shall qualify under applicable state securities laws the issuance of such shares of Purchaser Stock issuable, upon exercise of Company Options. Purchaser shall use reasonable commercial efforts to cause to be taken any actions necessary on the part of Purchaser to enable subsequent transactions in Purchaser Stock after the Effective Time pursuant to the Company Options held by persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act (as defined below) to be exempt from the application of Section 16(b) of the Securities Exchange Act, to the extent permitted thereunder.

     1.9. Certificate of Incorporation and Bylaws of the Surviving
Corporation. At and after the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall be identical to the Articles of Incorporation and the Bylaws of the Company in effect at the Effective Time (subject to any subsequent amendments).

     1.10. Directors and Officers of the Surviving Corporation. At and after the Effective Time the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

     1.11. Directors and Executive Officers of Purchaser. At and after the Effective Time Purchaser's Board of Directors shall be increased by two members, Purchaser shall cause Joseph Atick and Jason Choo to be appointed to serve in the newly created positions and James Granger shall be designated Chairman of the Board. At and after the Effective Time, Joseph Atick and John Metil, respectively, will be designated as Chief Executive Officer and President of Purchaser, and each will report directly to Purchaser's Board of Directors.

     1.12. Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the NJBCA.

     1.13. Registration Statement Prospectus/Proxy Statement.

     (a) For the purposes of (i) registering Purchaser Stock for issuance to holders of the Company Shares in connection with the Merger with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and complying with applicable state securities Laws, (ii) holding the meeting of the Company's shareholders to vote upon the adoption of this Agreement and the Merger and the transactions contemplated hereby and thereby (the "Company Proposals") and (iii) holding the meeting of Purchaser's stockholders to vote upon issuance of Purchaser Stock to the Company Shareholders in the Merger and the change in the name of Purchaser to "Visionics Corporation" as contemplated by Section 1.16 of this Agreement (the "Purchaser Proposals"), Purchaser and the Company will cooperate in the preparation of a registration statement on Form S-4 (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a prospectus/proxy statement satisfying all requirements of applicable state securities Laws, the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Securities Exchange Act"). Such prospectus/proxy statement in the form mailed by the Company and Purchaser to their respective shareholders and stockholders, together with any and all amendments or supplements thereto, is herein referred to as the "Prospectus/Proxy Statement."

     (b) The Company will furnish Purchaser with such information concerning the Company and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable Law. None of the information relating to the Company and its subsidiaries supplied by the Company for inclusion in the Prospectus/Proxy Statement will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company agrees promptly to advise Purchaser if, at any time prior to the meeting of the shareholders of the Company referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Purchaser with the information needed to correct such inaccuracy or omission, The Company will furnish Purchaser with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable Law after the mailing thereof to the shareholders of the Company.

     (c) Purchaser will furnish the Company with such information concerning Purchaser and its subsidiaries as is necessary in order to cause the Prospectus/Proxy statement, insofar as it relates to Purchaser and its subsidiaries, to comply with applicable Law. None of the information relating to Purchaser and its subsidiaries supplied by Purchaser for inclusion in the Prospectus/Proxy Statement will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser agrees promptly to advise the Company if, at any time prior to the meeting of stockholders of the Company referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Purchaser will furnish the Company with such supplemental information as may be necessary in order to cause the Prospectus/ Proxy Statement, insofar as it relates to Purchaser and its subsidiaries, to comply with applicable Law after the mailing thereof to the shareholders of the Company and Purchaser.

     (d) The Company and Purchaser agree to cooperate in making any preliminary filings of the Prospectus/Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act.

     (e) Purchaser will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies as promptly as practicable after the date hereof and will use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities Laws. Purchaser shall, provide the Company for its review a copy of the Registration Statement at least such amount of time prior to each filing thereof as is customary in transactions of the type contemplated hereby and shall not make any filing with the SEC without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. The Company authorizes Purchaser to utilize the Registration Statement and in all such state filed materials, the information concerning the Company and its subsidiaries provided to Purchaser in connection with, or contained in, the Prospectus/Proxy Statement. Purchaser promptly will advise the Company when the Registration Statement has become effective and, of any supplements or amendments thereto, and Purchaser will furnish the Company with copies of all documents. Except for the Prospectus/Proxy Statement or the preliminary prospectus/proxy statement, neither Purchaser nor the Company shall distribute any written material that might constitute a "prospectus" relating to the Merger or the Company Proposals within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of the other party.

     1.14. Tax-Free Reorganization. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"). None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     1.15. Voting Agreements. As a condition to the effectiveness to this Agreement, each of the Major Shareholders shall have executed and delivered to Purchaser a voting agreement substantially in the form attached hereto as Exhibit B.

     1.16. Corporate Name of Purchaser. At the Effective Time, the Certificate of Incorporation of Purchaser shall be amended to change Purchaser's name to "Visionics Corporation."

     1.17. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or

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confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure letter from the Company to Purchaser to be delivered upon the execution of this Agreement, which sets forth certain disclosures concerning the Company and its business (the "Company Disclosure Letter"), each section of which qualifies the correspondingly numbered representation or warranty, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

     2.1. Due Incorporation and Good Standing. The Company and each of the Company Subsidiaries (as defined below) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of the Company and its subsidiaries taken as a whole ("Company Material Adverse Effect"). The Company has heretofore made available to Purchaser accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of the Company. For purposes of this Agreement, the term "Company Subsidiary" shall mean any "Significant Subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) of the Company.

     2.2. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Company Stock. As of the date hereof, 12,106,250 shares of Company Stock were issued and outstanding. No other capital stock of the Company is authorized or issued. All issued and outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued or unauthorized shares of the capital stock or any other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable, for any such capital stock or other security.

     2.3. Subsidiaries. Section 2.3 of the Company Disclosure Letter sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary, each of which is wholly owned by the Company except as otherwise indicated in said Section 2.3 of the Company Disclosure Letter. All of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in said Section 2.3 of the Company Disclosure Letter, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Company Subsidiaries directly or indirectly held by the Company are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

     2.4. Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the shareholders of the Company in accordance with the NJBCA). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions").

     2.5. Governmental Approvals. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self regulatory organization ("Governmental Authority") on the part of the Company or any of the Company subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the Department of Treasury of the State of New Jersey in accordance with the NJBCA, (ii) filings and approvals under the Securities Act, Exchange Act and state securities laws, (iii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (iv) those consents that, if they were not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

     2.6. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of the Company or any of the Company Subsidiaries,
(ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Company Material Contract (as defined below), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Company Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or any Company Subsidiary or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Company Material Adverse Effect.

     2.7. Company Financial Statements. The audited consolidated financial statements for the year ended December 31, 1999 (the "Annual Financial Statements") and unaudited interim financial statements of the Company for the nine month period ended September 30, 2000 (the "Latest Financial Statements"), each of which has been delivered to Purchaser, have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end audit adjustments and any other adjustments described therein.

     2.8. Absence of Certain Changes or Events; No Undisclosed
Liabilities. Except as set forth in the Latest Financial Statements, during the period from December 31, 1999 to the date of this Agreement, there has not been:
(i) any event that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company, (iii) any material damage or loss to any material asset or property, whether or not covered by insurance, or (iv) any change by the Company in accounting principles or practices other than as required by GAAP. Except for those liabilities that are fully reflected or reserved against on the balance sheet of the Company included in the Latest Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice, since [date of Annual Financial Statements], neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to have, a Company Material Adverse Effect.

     2.9. Compliance with Laws. The business of the Company and each of its Subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Company Material Adverse Effect.

     2.10. Permits. (i) The Company and its subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their respective businesses (collectively, "Company Permits"); (ii) neither the Company nor any of its Subsidiaries is in violation of any Company Permit and (iii) no proceedings are pending or threatened, to revoke or limit any Company Permit, except, in the case of clauses (i) through (iii), those the absence or violation of which would not be reasonably likely to have a Company Material Adverse Effect.

     2.11. Litigation. Except as disclosed in the Annual Financial Statements and the Latest Financial Statements, there is no suit, action or proceeding ("Litigation") pending or, to the Company's Knowledge (as defined below), threatened against the Company or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of its Subsidiaries. For purposes of this Agreement, the term "Knowledge" shall include the actual knowledge of the person's officers and directors after due inquiry.

     2.12. Contracts. Section 2.12 of the Company Disclosure Letter set forth a complete and accurate listing of each agreement to which the Company or any of its Subsidiaries is a party with respect to which the value of performance required thereunder equals or exceeds the sum of $10,000 (each, a "Company Material Contract"). All Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or such Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries is in violation or breach of or default under any such Company Material Contract where such violation or breach would be reasonably likely to have a Company Material Adverse Effect.

     2.13. Employee Benefit Plans. Section 2.13 of the Company Disclosure Letter contains a complete and accurate list of all material Benefit Plans (as defined below) maintained or contributed to by the Company or any of its Subsidiaries ("Company Benefit Plan"). A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees or agents of the Company or any of its subsidiaries or their beneficiaries or dependents; provided, however, that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Each of the Company Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries contributes to, or has any outstanding liability with respect to, any Multiemployer Plan.

     2.14. Taxes and Returns.

     (a) The Company and each of its subsidiaries has timely filed, or caused to be timely filed all material Tax Returns (as defined below) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as defined below) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith. There are no material claims or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its Subsidiaries (other than in each case, claims or assessments for which adequate reserves in the Latest Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor any of its Subsidiaries has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of its Subsidiaries for any extension of time within which to file any Material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return. There are no liens for material amounts of Taxes on the assets of the Company or any of its Subsidiaries except for statutory liens for current Taxes not yet due and payable.

     (b) For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

     2.15. Intellectual Property.

     (a) The Company or its Subsidiaries own, or are licensed or otherwise possess legal enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto ("Company Intellectual Property") that are used in the respective businesses of the Company and its Subsidiaries as currently conducted except for any such failures to own, be licensed or process that would not be reasonably likely to have a Company Material Adverse Effect.

     (b) Except as may be evidenced by patents issued after the date hereof, there are no conflicts with or infringements of any material Company Intellectual Property by any third party and the conduct of the businesses as currently conducted does not conflict with or infringe any proprietary right of a third party.

     (c) Section 2.15(c) of the Company Disclosure Letter sets forth a complete list of all patents, registrations and applications pertaining to the Company Intellectual Property owned by the Company and its Subsidiaries. All such Company Intellectual Property listed is owned by the Company and/or its Subsidiaries, free and clear of liens or encumbrances of any nature.

     (d) Section 2.15(d) of the Company Disclosure Letter sets forth a complete list of all material licenses, sublicenses and other agreements in which the Company and its Subsidiaries have granted rights to any person to use the Company Intellectual Property. The Company will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

     (e) The Company and its Subsidiaries own or have the right to use all computer software currently used in and material to the businesses.

     2.16. Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     2.17. Pooling of Interests Accounting. Neither the Company nor any of its affiliates, has through the date hereof, taken or agreed to take any action that would prevent Purchaser from accounting for the business combination to be effected by the Merger as a "pooling of interests."

     2.18. Insurance. Section 2.18 of the Company Disclosure Letter sets forth a true and complete list, in all material respects, of all insurance policies carried by, or covering the Company and its Subsidiaries with respect to their businesses, assets and properties and with respect to which records are maintained at the Company's principal executive offices, together with, in respect of each such policy, the amount of coverage and the deductible. The Company and its subsidiaries maintain insurance policies against all risk of a character, including without limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Section 2.18 of the Company Disclosure Letter is in full force and effect and all premiums due thereon have been paid in full.

     2.19. Title to Properties.

     (a) The Company does not own any real property. The real property demised by the leases (the "Leases") described under the caption referencing this
Section 2.19 in the Disclosure Letter constitutes all of the real property used or occupied by the Company (the "Real Property"). The Real Property has access, sufficient for the conduct of the Company's business as now conducted.

     (b) The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Company Disclosure Letter. The Company has delivered to Purchaser complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Purchaser. The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor is any other party to any of the Leases in default.

     (c) The Company owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Financial Statements or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) the properties subject to the Leases, (iii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen; and (iv) liens that would not reasonably be likely to have a Company Material Adverse Effect.

     (d) All of the machinery, equipment and other tangible assets necessary for the conduct of the Company's business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. The Company owns, or leases under valid leases, all machinery, equipment and other tangible assets necessary for the conduct of its business.

     2.20. Accounts Receivable. The accounts receivable reflected on the Latest Financial Statements are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except as otherwise described in the Disclosure Letter under the caption referencing this Section 2.20, and except to the extent of the bad debt reserve reflected on the Latest Financial Statements.
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

     2.21. Employees. (a) No executive employee of the Company and, to the Knowledge of the Company, no group of the Company's employees has any plans to terminate his, her or its employment; (b) except for such violations which are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect, the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) the Company has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against the Company nor, to the Company's Knowledge, have any such claims been threatened against the Company; (e) to the Company's Knowledge, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and (f) no employee or former employee of the Company has any claim with respect to any intellectual property rights of the Company set forth under the caption referencing Section 2.21 hereof in the Company Disclosure Letter. Section 2.21 of the Company Disclosure Letter sets forth a complete and accurate listing of all collective bargaining agreements, employment agreements, consulting agreements, noncompetition agreements, material nondisclosure agreements, executive compensation plans, profit sharing plans, bonus plans, deferred compensation plans, employee pension retirements plans and employee benefit stock option or stock purchase plans and other employee benefit plans entered into or adopted by the Company.

     2.22. Affiliate Transactions. No officer, director or employee of the Company or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). None of the Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this Section 2.22, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

     2.23. Customers and Suppliers. The Company Disclosure Letter, under the caption referencing this Section 2.23, lists the 10 largest customers and suppliers of the Company for the year ended December 31, 1999, and for the nine-month period ended September 30, 2000, and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Company attributable to such customer or supplier for each such period. Since the date of the Latest Financial Statements, no customer or supplier listed on the Disclosure Letter under the caption referencing this
Section 2.23 has indicated that it will stop or decrease, in any material respect, the rate of business done with the Company except for changes in the ordinary course of the Company's business.

     2.24. Officers and Directors; Bank Accounts. The Company Disclosure Letter, under the caption referencing this Section 2.24, lists all officers and directors of the Company and all of the Company's bank accounts (designating each authorized signer).

     2.25. Professional Fees. The Company has not incurred aggregate legal, accounting and brokerage fees and commissions in connection with the transactions contemplated by this Agreement in excess of $250,000.

     2.26. Disclosure. Neither this Agreement nor any of the Exhibits hereto or as set forth in the Prospectus/Proxy Statement (to the extent such information pertains to the Company), nor the Company Disclosure Letter contain any untrue statement of a material fact regarding the Company or its business or any of the other matters dealt with in this Article 2 relating to the Company or the transactions contemplated by this Agreement or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Except as set forth in the Purchaser Securities Filings (as defined below) filed prior to the date of this Agreement and except as set forth in the disclosure letter from Purchaser to the Company to be delivered upon the execution of this Agreement, which sets forth certain disclosures concerning Purchaser and its business (the "Purchaser Disclosure Letter"), each section of which qualifies the correspondingly numbered representation or warranty, Purchaser hereby represents and warrants to the Company as follows:

     3.1. Organization and Good Standing. Purchaser, Merger Sub and each of the Purchaser Subsidiaries in a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser and each of the Purchaser Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of Purchaser and its subsidiaries taken as a whole ("Purchaser Material Adverse Effect"). Purchaser has heretofore made available to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of Purchaser. For purposes of this Agreement, the term "Purchaser Subsidiary" shall mean any "Significant Subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) of Purchaser.

     3.2. Capitalization. As of the date hereof, the authorized capital stock of Purchaser consists of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of September 30, 2000, 16,851,725 shares of common stock and no shares of preferred stock were issued and outstanding. No other capital stock of Purchaser is authorized or issued. All issued and outstanding shares of the Purchaser Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Purchaser Securities Filings (as defined in Section 3.7) or as otherwise contemplated by this Agreement, as of the date hereof, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized shares of the capital stock or any other security of Purchaser, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security.

     3.3. Subsidiaries. Section 3.3 of the Purchaser Disclosure Letter sets forth the name and jurisdiction of incorporation or organization of each Purchaser Subsidiary. Each Purchaser Subsidiary is wholly owned by Purchaser, except that TRAK 21 Development LLC is 51 percent owned by Purchaser. All of the capital stock and other interests of the Purchaser Subsidiaries so held by Purchaser are owned by it or a Purchaser Subsidiary as indicated in said Section
3.3 of the Purchaser Disclosure Letter, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Purchaser Subsidiaries directly or indirectly held by Purchaser are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable laws. No equity securities or other interests of any of the Purchaser Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Purchaser Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Purchaser Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the shares of Purchaser Stock issuable in accordance with this Agreement in exchange for Company Stock will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any holder of capital stock of Purchaser.

     3.4. Authorization; Binding Agreement. Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as appropriate, and no other corporate proceedings on the part of Purchaser, Merger Sub or any Purchaser Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval of the Purchaser Proposal by the stockholders of Purchaser and the requisite approval by the sole stockholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreements of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

     3.5. Governmental Approvals. No Consent from or with any Governmental Authority on the part of Purchaser or any of the Purchaser Subsidiaries is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby other than (i) filings with the SEC, state securities laws administrators and the NASD, (ii) filings and approvals under the Securities Act, Exchange Act and state securities laws, (iii) such filings as may be required in any jurisdiction where Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and
(iv) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Purchaser Material Adverse Effect.

     3.6. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Purchaser with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of Purchaser or any of the Purchaser Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Purchaser Material Contract (as defined below),
(iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Purchaser or any Purchaser Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in
Section 3.5 hereof, contravene any Law to which Purchaser or any Purchaser Subsidiary or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Purchaser Material Adverse Effect.

     3.7. Securities Filings. Purchaser has made available to the Company true and complete copies of (i) its Annual Reports on Form 10-K for the years ended September 30, 1999, 1998 and 1997, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of Purchaser since October 1, 1999, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Purchaser with the SEC since October 1, 1999, The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this Section 3.7, are referred to collectively herein as the "Purchaser Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, to Purchaser's Knowledge, all such Purchaser Securities Filings complied in all material respects with the Exchange Act and none of the Purchaser Securities Filings, contained or, as to Purchaser Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to Purchaser Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Purchaser Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Purchaser Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable.

     3.8. Purchaser Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Purchaser included in the Purchaser Securities Filings (the "Purchaser Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of Purchaser and its subsidiary as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

     3.9. No Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the balance sheet of the Purchaser included in the Purchaser Securities Filings and for liabilities incurred in the ordinary course of business consistent with past practice, neither Purchaser nor any of its subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to have, a Purchaser Material Adverse Effect.

     3.10. Litigation. Except as disclosed in the Purchaser securities Filings, there is no Litigation pending or threatened against, Purchaser or any of its subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Purchaser Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Purchaser or any of its subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Purchaser Material Adverse Effect.

     3.11. Compliance with Laws. The business of Purchaser and each of its subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Purchaser Material Adverse Effect.

     3.12. Taxes and Returns. Purchaser and each of its subsidiaries has timely filed, or caused to be timely filed all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collector Withheld, other than such Taxes for which adequate reserves in the Purchaser Financial Statements have been established or which are being contested in good faith. There are no material claims or assessments pending against Purchaser or any of its subsidiaries for any alleged deficiency in any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessment against Purchaser or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the Purchaser Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Neither Purchaser nor any of its subsidiaries has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no binding requests by Purchaser or any of its subsidiaries or any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return. There are no liens for material amounts of Taxes on the assets of Purchaser or any of its subsidiaries except for statutory liens for current Taxes not yet due aid payable.

     3.13. Intellectual Property.

     (a) Purchaser or its subsidiaries own, or are licensed or otherwise possess legal enforceable rights to use all; (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in

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

any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including reissues continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information; (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto ("Purchaser Intellectual Property") that are used in the respective businesses of Purchaser and its subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not be reasonably likely to have a Purchaser Material Adverse Effect.

     (b) There are no conflicts with or infringements of any material Purchaser intellectual Property by any third party and the conduct of the businesses as currently conducted does not conflict with or infringe any proprietary right of a third party.

     (c) Section 3.13(c) of the Purchaser Disclosure Letter sets forth a complete list of all patents, registrations and applications pertaining to the Purchaser Intellectual Property owned by Purchaser and its subsidiaries. All such Purchaser Intellectual Property listed is owned by Purchaser and/or its subsidiaries, free and clear of liens or encumbrances of any nature.

     (d) Section 3.13(d) of the Purchaser Disclosure Letter, sets forth a complete list of all material licenses, sublicenses and other agreements in which Purchaser and its subsidiaries have granted rights to any person to use the Purchaser Intellectual Property. Purchaser will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Purchaser Intellectual Property.

     (e) Purchaser and its subsidiaries own or have the right to use all computer software currently used in and material to the businesses.

     3.14. Employee Benefit Plans. Section 3.14 of the Purchaser Disclosure Letter contains a complete and accurate list of all material Benefit Plans (as defined below) maintained or contributed to by Purchaser or any of its subsidiaries ("Purchaser Benefit Plan"). Each of the Purchaser Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in a Purchaser Material Adverse Effect.

     3.15. Finders and Investment Bankers. Neither Purchaser nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than pursuant to an agreement with SunTrust Equitable Securities, the material terms of which have been disclosed to the Company.

     3.16. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

     3.17. Pooling of Interests Accounting. Neither Purchaser nor any of its affiliates has, through the date hereof, taken or agreed to take any action that would prevent the Company from accounting for the business combination to be effected by the Merger as a "pooling of interests."

     3.18. Insurance. Section 3.18 of the Purchaser Disclosure Letter sets forth a true and complete list of all insurance policies carried by, or covering Purchaser and its subsidiaries with respect to their businesses, assets and properties and with respect to which records are maintained at Purchaser's principal executive offices, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible Purchaser and its subsidiaries maintain insurance policies against all risks of a character, including without limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Section 3.18 of the Purchaser Disclosure Letter is in full force and effect and all premiums due thereon have been paid in full.

                                   ARTICLE 4

                      ADDITIONAL COVENANTS OF THE COMPANY

     The Company covenants and agrees as follows:

     4.1. Conduct of Business of the Company and the Company Subsidiaries.

     (a) Unless Purchaser shall otherwise agree in writing and except as expressly contemplated by this Agreement or in the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause its subsidiaries to, use its or their reasonable commercial efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business and (ii) without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries will:

          A. amend or propose to amend its Certificate of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

          B. authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries, except for the issuance of Company Shares pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms;

          C. split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a subsidiary of the Company, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

          D. (a) except for the Working Capital Facility, create, incur or assume any debt, except refinancing of existing obligations on terms that are no less favorable to the Company or its subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) other than in the ordinary course of business consistent with past practice, make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than to a Company subsidiary and customary travel, relocation or business advances to employees); (d) acquire the stock or assets of, or merge or consolidate with, any other person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company and its subsidiaries taken as a whole;

          E. increase in any manner the compensation of any of its officers or enter into, establish, amend or terminate any employment, noncompete, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement; or, except in the ordinary course of business consistent with past practices, increase the compensation of the Company's employees who are not officers; or

          F. take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     (b) The Company shall, and the Company shall cause each of its subsidiaries to, use its or their reasonable commercial efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

     4.2. Notification of Certain Matters. The Company shall give prompt notice to Purchaser if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement;
(ii) receipt of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(iii) the occurrence of an event which would be reasonably likely to have a Company Material Adverse Effect or (iv) the commencement or threat of any Litigation involving or affecting the Company or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

     4.3. Access and Information. Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Purchaser and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser may from time to time reasonably request.

     4.4. Shareholder Approval. As soon as practicable, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Company Proposals and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated by this Agreement, the Board of Directors of the Company will use its best efforts to obtain any necessary approval by the Company's shareholders of the Company Proposals. Notwithstanding the foregoing, unless the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines that to do so would likely breach the fiduciary duties of the Board of Directors under applicable law, the Company, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the Company Proposals.

     4.5. Reasonable Commercial Efforts. Subject to the terms and conditions herein provided, the Company agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement, including, but not limited to obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein.

     4.6. Public Announcements. So long as this Agreement is in affect, the Company shall not, and shall cause its affiliates not to issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of Purchaser, except where such release or announcement is required by applicable Law, in which case the Company, prior to making such announcement, will consult with Purchaser regarding the same.

     4.7. Professional Fees. The Company shall not incur aggregate legal, accounting and brokerage, consulting and other fees and commissions in connection with the transactions contemplated by this Agreement in excess of $250,000.

     4.8. No Solicitation.

     (a) The Company shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Takeover Proposal (as defined below). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly, to knowingly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal or (ii) participate in any discussion or negotiations regarding any Company Takeover Proposal; "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of the assets of the Company and its subsidiaries or of any class of debt or equity securities of the Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 5 percent or more of any class of equity securities of the Company or any Company Subsidiary, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement.

     (b) Except as set forth in this Section 4.8, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or such committee of the Company Proposals, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.8, the Company shall promptly advise Purchaser orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or the Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal.

                                   ARTICLE 5

                       ADDITIONAL COVENANTS OF PURCHASER

     Purchaser covenants and agrees as follows:

     5.1. Conduct of Business of Purchaser and the Purchaser Subsidiaries.

     (a) Unless the Company shall otherwise agree in writing and except as expressly contemplated by this Agreement or in the Purchaser Disclosure Letter, during the period from the date of this Agreement to the Effective Time, (i) Purchaser shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and Purchaser shall, and it shall cause its subsidiaries to, use its or their reasonable commercial efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business and (ii) without limiting the generality of the foregoing, neither Purchaser nor any of its subsidiaries will:

          A. amend or propose to amend its Certificate of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

          B. take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests," for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

          C. purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire or retire any shares of its capital stock or declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its capital stock other than dividends or distributions by any Purchaser Subsidiary.

     (b) Purchaser shall, and Purchaser shall cause each of its subsidiaries to, use its or their reasonable commercial efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Purchaser Permits necessary for, or otherwise material to, such business.

     5.2. Notification of Certain Matters. Purchaser shall give prompt notice to the Company if any of the following occur after the date of this Agreement:
(i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement;
(ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Purchaser Material Adverse Effect or (iv) the commencement or threat of any Litigation involving or affecting Purchaser or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

     5.3. Access and Information. Between the date of this Agreement and the Effective Time, Purchaser will give, and shall direct its accountants and legal counsel to give, the Company and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to Purchaser and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of Purchaser and its subsidiaries as the Company may from time to time reasonably request.

     5.4. Reasonable Commercial Efforts. Subject to the terms and conditions herein provided, Purchaser agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement including, but not limited to obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby. Upon the terms and subject to the conditions hereof, Purchaser agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

     5.5. Public Announcements. So long as this Agreement is in effect, Purchaser shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of the Company, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case Purchaser, prior to making such announcement, will consult with the Company regarding the same.

     5.6. Compliance. In consummating the Merger and the transactions contemplated hereby, Purchaser shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

     5.7. SEC and Stockholder Filings. Purchaser shall send to the Company a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

     5.8. Tax Opinion Certificate. Purchaser shall execute and deliver a certificate in a form satisfactory to the counsel of Purchaser, signed by an officer of Purchaser setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Section 6.2(e) and Section 6.3(d) of this Agreement ("Purchaser Tax Opinion Certificate").

     5.9. Letter of Accountants. Purchaser shall use its commercial reasonable efforts to cause KPMG LLP to issue to Purchaser the letter described in Section 6.1(i) of this Agreement.

     5.10. Indemnification. As of the Effective Time, the indemnification provisions contained in the Bylaws, and the Articles of Incorporation of the Surviving Corporation shall be at least as favorable to individuals who immediately prior to the Closing Date were directors, officers, agents, employers of the Company or otherwise entitled to indemnification under the Company's Bylaws or Certificate of Incorporation (an "Indemnified Party") as those contained in the Bylaws and the Certificate of Incorporation of the Company, respectively, and shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified Party. The Company and Purchaser shall, jointly and severally, to the fullest extent permitted under New Jersey law and regardless of whether the Merger becomes effective, indemnify defend and hold harmless, and after the Effective Time, Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Delaware law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this Agreement or under the Securities Exchange Act, occurring through the Closing Date, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement affected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company nor the Surviving Corporation shall he obliged pursuant to this Section 5.10 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Purchaser shall cause Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person to enforce the obligations of Purchaser and the Surviving Corporation under this Section 5.10.

     5.11. Stockholder Approval. As soon as practicable, Purchaser will take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the Purchaser Proposals and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated by this Agreement, the Board of Directors of Purchaser will use its best efforts to obtain any necessary approval by Purchaser's stockholders of the Purchaser Proposals. Notwithstanding the foregoing, unless the Board of Directors of Purchaser, after consultation with outside legal counsel to Purchaser, determines that to do so would likely breach the fiduciary duties of the Board of Directors under applicable law, Purchaser, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of the Board of Directors that stockholders of Purchaser vote in favor of the Purchaser Proposals.

     5.12. No Solicitation. Purchaser shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Proposed Transaction (as defined below). Purchaser shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly, to knowingly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Proposed Transaction or (ii) participate in any discussion or negotiations regarding any Proposed Transaction; provided, however, that if, at any time prior to the Effective Time, the Board of Directors of Purchaser determines in good faith that the failure to do so could reasonably be expected to result in a breach of its fiduciary duties to Purchaser's stockholders under applicable law, Purchaser may, in response to any proposal relating to a Proposed Transaction, (i) furnish information with respect to Purchaser to any person pursuant to a customary confidentiality agreement (as determined by Purchaser after consultation with its outside counsel) and (ii) participate in negotiations regarding such Proposed Transaction. "Proposed Transaction" means any inquiry, proposal or offer from any person relating to any form of business combination involving Purchaser, the issuance and sale of any Purchaser debt securities, or the any direct or indirect acquisition or purchase of the assets of Purchaser and its subsidiaries or 10 percent or more of any class of equity securities of Purchaser or any Purchaser Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10 or more of any class of equity securities of Purchaser or any Purchaser Subsidiary, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Purchaser or any Purchaser Subsidiary, other than the transactions contemplated by this Agreement; provided, however, that the foregoing restrictions shall not apply to any proposed transaction involving the issuance and sale of debt or equity securities of Purchaser in furtherance of the transactions contemplated by this Agreement.

     5.13. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and will not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporation, Purchaser or any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

     5.14. Fairness Opinion. Purchaser shall solicit from Purchaser's financial advisor, SunTrust Equitable Securities, a written opinion addressed to Purchaser's Board of Directors to the effect that the Merger is fair to Purchaser's stockholders from a financial point of view.

                                   ARTICLE 6

                                   CONDITIONS

     6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

     (a) Shareholder/Stockholder Approval. The Company Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the shareholders of the Company. The Purchaser Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the stockholders of Purchaser.

     (b) No injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Purchaser shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

     (c) Governmental Approval. All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, except as may be waived by Purchaser and the Company or those Consents the failure or which to obtain will not have a Surviving Corporation Material Adverse Effect (as defined below).

     (d) Required Consents. Any required Consents of any person to the Merger or the transactions contemplated hereby shall have been obtained and be in full force and effect, except for those the failure of which to obtain will not have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of the Surviving Corporation and its subsidiaries taken as a whole ("Surviving Corporation Material Adverse Effect").

     (e) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any Governmental Authority.

     (f) Blue Sky. Purchaser shall have received all state securities law authorizations necessary to consummate the transactions contemplated hereby.

     (g) Quotation of Purchaser Stock. The shares of Purchaser Stock comprising the Merger Consideration shall have been approved for quotation on The Nasdaq National Market.

     (h) Pooling of Interests. Purchaser shall have received a letter from KPMG LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement.

     (i) Minimum Closing Share Price. The Closing Share Price shall not be less than $4.00.

     6.2. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

     (a) Purchaser Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement" "the date hereof" or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any update of or modification to the Purchaser Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded, (ii) any inaccuracy that does not have a Material Adverse

Effect on Purchaser shall be disregarded, and (iii) any inaccuracy that results from: (x) changes in the economy generally, (y) changes in the industry in which Purchaser operates or (z) changes resulting from the public announcement of this Agreement and the transactions contemplated hereby shall be disregarded).

     (b) Performance by Purchaser. Purchaser shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Purchaser at or prior to the Effective Time.

     (c) No Material Adverse Change. There shall have been no material adverse change in the financial condition or results of operations of Purchaser since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which Purchaser competes shall be disregarded, (iii) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded, and (iv) any change in Purchaser's results of operations reasonably consistent with Purchaser's historical trends, including without limitation the effects of seasonality, shall be disregarded.

     (d) Certificates and Other Deliveries. Purchaser shall have delivered, or caused to be delivered, to the Company (i) a certificate executed on its behalf by its Chief Operating Officer or another authorized officer to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of Delaware stating that Purchaser is a validly existing corporation in good standing (iii) a certificate of good standing from the Secretary of State of New Jersey stating that Merger Sub is a validly existing corporation in good standing (iv) duly adopted resolutions of the Board of Directors of Purchaser and the Board of Directors and the stockholder of Merger Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of Purchaser's stockholders approving the Purchaser Proposal, each certified by its respective Secretary; (v) the duly executed Purchaser Tax Opinion certificate and (vi) such other documents and instruments as the Company reasonably may request.

     (e) Tax Opinion. The Company shall have received an opinion from Paul, Weiss, Rifkind, Wharton & Garrison based on the representation letters and certificates substantially in the form previously agreed upon by the Purchaser and the Company and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Sections 368(a) of the Code.

     6.3. Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waive by Purchaser:

     (a) Company Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded, (ii) any inaccuracy that does not have a Material Adverse Effect on the Company shall be disregarded, and (iii) any inaccuracy that results from: (x) changes in the economy generally, (y) changes in the industry in which the Company operates or
(z) changes resulting from the public announcement of this Agreement and the transactions contemplated hereby shall be disregarded).

     (b) Performance by the Company. The Company shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by the Company at or prior to the Effective Time.

     (c) No Material Adverse Change. There shall have been no material adverse change in the financial condition or results of operations of the Company and its subsidiaries, taken as a whole, since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which the Company competes shall be disregarded, (iii) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded, and (iv) any change in the Company's results of operations reasonably consistent with the Company's historical trends, including without limitation the effects of seasonality, shall be disregarded.

     (d) Tax Opinion. Purchaser shall have received an opinion from Maslon Edelman Borman & Brand, LLP substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

     (e) Certificates and Other Deliveries. The Company shall have delivered, or caused to be delivered, to Purchaser (i) a certificate executed on its behalf by its Chief Executive Officer to the effect that the conditions set forth in Sections 6.3(a), (b) and (c) hereof have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of New Jersey stating that the Company is a validly existing corporation in good standing; (iii) duly adopted resolutions of the Board of Directors of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the Company's Stockholders approving the Company Proposals, each certified by the Secretary of the Company; (iv) a true and complete copy of the Certificate of Incorporation certified by the Secretary of State of the State of New Jersey, and a true and complete copy of the Bylaws of the Company certified by the Secretary thereof; and (v) other documents and instruments as Purchaser reasonably may request.

     (f) Affiliate Agreement. Each person who is or may be an "affiliate" of the Company within the meaning of Rule 145 of the rules and regulations of the SEC promulgated under the Securities Act shall have entered into an agreement in the form attached hereto as Exhibit C.

     (g) Maximum Dissenting Shares. The holders of no more than 1 percent of the Company Shares shall have provided the Company with notice of their intent to dissent with respect to the Merger.

     (h) Termination of Shareholder Agreements. That certain Shareholder Agreement, dated January 30, 1998, by and among the Company, Joseph J. Atick, A. Norman Redlich, Paul A. Griffin and Lonsdale Group Limited, together with any and all other agreements by and among the Company's shareholders with respect to their shares of Company Stock, shall have been terminated and will be of no further force or effect.

     6.4. Frustration of Conditions.

     Neither Purchaser nor the Company may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

                                   ARTICLE 7

                          TERMINATION AND ABANDONMENT

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company and the stockholders of Purchaser described herein:

     (a) by mutual written consent of Purchaser and the Company;

     (b) by either Purchaser or the Company if:

          (i) the Merger shall not have been consummated on or prior to March 31, 2001, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

          (ii) the approval of the Company's shareholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof;

          (iii) the approval of Purchaser's stockholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

          (iv) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

     (c) by Purchaser if the Closing Share Price is less than $4.00, or if the Company shall have breached in any material respect any of its representations or warranties (except where such breach is solely attributable to: (i) changes in the economy generally, (ii) changes in the industry in which the Company operates or (iii) changes resulting from the public announcement of this Agreement and the transactions contemplated hereby), or the Company shall have breached any of its covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to the Company; or

     (d) by the Company if the Closing Share Price is less than $4.00, or if Purchaser shall have breached in any material respect any of its representations or warranties (except where such breach is solely attributable to: (i) changes in the economy generally, (ii) changes in the industry in which Purchaser operates or (iii) changes resulting from the public announcement of this Agreement and the transactions contemplated hereby), or Purchaser shall have breached any of its covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to Purchaser.

     The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 9.5 hereof.

     7.2. Effect of Termination and Abandonment.

     In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, this Agreement (other than Sections 7.2, 9.1, 9.3, 9.5, 9.6, 9.7, 9.8, 9.10, 9.11, 9.12, 9.13 and 9.14 hereof) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

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

                                   ARTICLE 8

                           SURVIVAL; INDEMNIFICATION

     8.1. Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of Purchaser or the results of any such investigation and notwithstanding the participation of Purchaser in the Closing, those representations and warranties contained in Article 2 hereof which are susceptible to confirmation and resolution through the audit process shall survive the Closing until the filing with the SEC of Purchaser's Annual Report on Form 10-K for the year ending September 30, 2001 (the "Audit Completion Date") and all other representations and warranties contained in Article 2 hereof shall survive the Closing for a period of one year following the Closing Date (the "Anniversary Date"). Notwithstanding the foregoing provision: (i) claims specifically raised by Purchaser in one or more written notices given to the Company Shareholders or their Attorney-in-Fact prior to the Audit Completion Date or the Anniversary Date (as the case may be) may continue to be asserted by Purchaser after such date, and (ii) claims based on fraud or intentional misrepresentation (as defined below) may be brought at any time. For purposes of this Agreement, the phrase "fraud or intentional misrepresentation" shall mean any fraudulent or intentional misrepresentation, or reckless disregard, of a material fact or condition existing on or prior to the Closing Date, or the intentional or reckless omission of a material fact or condition existing on or prior to the Closing Date.

     8.2. Indemnification of Purchaser. As of the Effective Time, each Company Shareholder, by virtue of the approval of the Merger and this Agreement by the requisite vote of the Company Shareholders, agrees, severally and not jointly, that the Escrow Shares to which such Company Shareholder becomes entitled upon consummation of the Merger (disregarding for this purpose any fractional shares) shall be placed in escrow, as partial security for the performance of the Company Shareholder's indemnification obligations hereunder, as provided for in the Escrow Agreement. The form of letter of transmittal to be signed by each Company Shareholder contemplated by Section 1.6 shall specifically authorize the Escrow Agent from time to time to transfer all or any portion of the certificates so deposited, together with the proceeds from any sale of Escrow Shares, in satisfaction of such Company Shareholder's indemnification obligation hereunder. In connection therewith, Purchaser, and each of Purchaser's subsidiaries, and their respective officers, directors, employees, agents, affiliates and shareholders (referred to collectively herein as the "Purchaser") will be entitled to be indemnified and held harmless against and in respect of:
(i) any and all losses, damages or deficiencies (whether as a result of a direct claim by Purchaser against the Company Shareholders, a third party claim against Purchaser or otherwise) resulting to Purchaser from any and all breaches of representations, warranties, covenants or other terms of this Agreement by the Company made or contained in this Agreement, the Company Disclosure Letter or in any exhibit to this Agreement; and (ii) all costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments, settlements or judgments in respect of the foregoing, regardless of the merit thereof, including Purchaser's reasonable legal and accounting fees and expenses (whether incident to the foregoing or to Purchaser's enforcement of said rights of defense and indemnity) (items (i) and (ii) above shall be referred to herein collectively as "Purchaser's Damages"). Except for claims of fraud or intentional misrepresentation, the indemnification provided pursuant to this
Section 8.2 shall be Purchaser's sole remedy for the breach of any representation or warranty set forth in this Agreement.

     8.3. Procedure for Indemnification of Purchaser. If any action, suit or proceeding shall be commenced against Purchaser or any claim, demand or assessment be asserted against Purchaser in respect of which Purchaser proposes to demand indemnification, Purchaser shall notify the Attorney-in-Fact to that effect with reasonable promptness. The Attorney-in-fact may assume the defense of any such claim, demand or assessment and Purchaser will have the right to cause the Attorney-in-Fact, on behalf of the Company Shareholders, to assume the entire control of the defense, compromise or settlement thereof, including, at the expense of the Company Shareholders, employment of counsel satisfactory to Purchaser and, in connection therewith, Purchaser shall cooperate fully to make available to the Attorney-in-Fact all pertinent information under its control. In the event that the Attorney-in-Fact assumes or Purchaser causes the Attorney-in-Fact to assume control of the defense of any action, suit, proceeding claim, demand or assessment (each a "Third-Party Claim") made against Purchaser, all amounts incurred by the

Attorney-in-Fact on behalf of the Company Shareholders in connection with the defense, compromise or settlement thereof shall be credited against the Escrow Account described in Section 1.7 hereof pursuant to the provisions of the Escrow Agreement attached hereto as Exhibit A. With respect to any Third-Party Claim as to which Purchaser does not cause the Attorney-in-Fact to assume control of the defense thereof, the Company Shareholders shall thereafter, severally, but not jointly, reimburse Purchaser for all of Purchaser's Damages, as and when they are incurred, and Purchaser shall have recourse to the Escrow Shares and the proceeds from any sale of Escrow Shares pursuant to the terms of the Escrow Agreement for reimbursement of all such amounts or, in the event the total value of Escrow Shares and proceeds from sales thereof then remaining in the Escrow Account is less than the amount of Purchaser's Damages, by direct claim against the Major Shareholders on a joint, but not several, basis.

     In the event of any claim by Purchaser under the foregoing indemnification provisions (or any others provided herein), Purchaser shall notify the Attorney-in-Fact as provided above and in the event Purchaser does not cause the Attorney-in-Fact to assume control of any related Third-Party Claim, Purchaser shall assert its right to reimbursement of such amount by release of Escrow Shares and proceeds from any sale of Escrow Shares pursuant to the Escrow Agreement having an aggregate value, calculated on the basis of the Closing Share Price, equal to the amount of Purchaser's Damages. In the event that the amount of Purchaser's right of reimbursement exceeds the total value of Escrow Shares and proceeds from any sale of Escrow Shares then remaining in the Escrow Account, Purchaser may recover the amount of such excess by direct claim against the Major Shareholders on a joint, but not several, basis.

     8.4. Indemnification Threshold; Maximum Indemnification Liability. The Company Shareholders shall not incur indemnification obligations under this
Article 8 unless and until the aggregate amount of Purchaser's Damages reaches $50,000 (the "Indemnification Threshold"), at which time the Company Shareholders shall be liable in full for all such Purchaser's Damages. The Major Shareholders shall not be obligated under this Article 8 to pay an amount in excess of 20 percent of the Aggregate Merger Consideration, less the amounts paid to Purchaser from the Major Shareholders' pro rata portion of the Escrow Account.

                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1. Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser after consultation with the Company, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, the Company or Purchaser, after consultation with the other party, may include a prospectus containing any information required to be included therein with respect to the Merger, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. Purchaser and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure as evidenced by such party's business records maintained in the ordinary course of its business, or (iii) such information becomes generally available to the public other than by breach of this Section 9.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so. Upon the execution and delivery of this Agreement by the parties hereto, that certain Reciprocal Non-Disclosure Agreement, dated July 12, 2000, by and between the Company and Purchaser shall be terminated and of no further force or effect; provided, however, that all confidential information disclosed thereunder shall continue to be deemed confidential information for purposes hereof.

     9.2. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub.

     9.3. Waiver of Compliance; Consents. Any failure of the Company on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

     9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i) if to the Company, to:

              Visionics Corporation
              One Exchange Place, Suite 800
              Jersey City, NJ 07302
              Attention: Mr. Joseph Atick
              Telecopy:

              with a copy to:
              Paul, Weiss, Rifkind, Wharton & Garrison
              1285 Avenue of the Americas
              New York, NY 10019-6064
              Attention: Douglas Cifu, Esq.
              Telecopy: 212.757.3990

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

          (ii) if to Purchaser or Merger Sub, to:

               Digital Biometrics, Inc.
               5600 Rowland Road
               Minnetonka, MN 55343
               Attention: Mr. John Metil
               Telecopy: 952.932.7181

               with copies to:
               Maslon Edelman Borman & Brand, LLP
               90 South Seventh Street
               Minneapolis, MN 55402
               Attention: Joseph Alexander, Esq.
               Telecopy: 612.672.8397

     9.5. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto.

     9.6. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

     9.7. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware.

     9.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

     9.9. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person and (iii) the term "subsidiary" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

     9.10. Entire Agreement. This Agreement and the documents or instruments referred to herein including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Letters referred to herein, which Exhibit(s) and Disclosure Letters are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

     9.11. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

     9.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United states or any state having jurisdiction., this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

     9.13. Third Parties.  Except for the provisions contained in Sections 1.8,
1.11 and 5.10, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any that is not a party hereto or thereto or a successor or permitted assign of such a party.

     9.14. Disclosure Letters. The Company and Purchaser acknowledge that the Company Disclosure Letter and the Purchaser Disclosure Letter (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Purchaser, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one section of the Company Disclosure Letter, or Purchaser Disclosure Letter shall be deemed proper disclosure for all the sections thereof, as the case may be.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, Purchaser, Merger Sub, the Company and each of the Major Shareholders have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                            DIGITAL BIOMETRICS, INC.

                                            By: /s/ JOHN J. METIL
                                              ----------------------------------
                                                Name: John J. Metil
                                                Title:  President

                                            VC ACQUISITION CORP.

                                            By: /s/ JOHN J. METIL
                                              ----------------------------------
                                                Name: John J. Metil
                                                Title:  Chief Executive Officer

                                            VISIONICS CORPORATION

                                            By: /s/ JOSEPH J. ATICK
                                              ----------------------------------
                                                Name: Joseph J. Atick
                                                Title:  Chief Executive Officer

     For the purpose of Sections 1.7(a), 8.2, 8.3 and 8.4 only.

                                            MAJOR SHAREHOLDERS:

                                            /s/ JOSEPH J. ATICK
                                            ------------------------------------
                                            Joseph J. Atick

                                            /s/ A. NORMAN REDLICH
                                            ------------------------------------
                                            A. Norman Redlich

                                            /s/ PAUL A. GRIFFIN
                                            ------------------------------------
                                            Paul A. Griffin

                                            LONSDALE GROUP LIMITED

                                            By: /s/ JASON CHOO
                                              ----------------------------------
                                            Its: Managing Director
                                              ----------------------------------

                                                                      APPENDIX B

October 18, 2000

Board of Directors
Digital Biometrics, Inc.
5600 Rowland Road
Minnetonka, MN 55343

Members of the Board:

     We understand that Digital Biometrics, Inc. (the "Company") has entered into an Agreement and Plan of Merger (the "Agreement") dated October 18, 2000, with Visionics Corporation ("Visionics") and VC Acquisition Corp. ("Merger Sub"). The Agreement provides that, at the effective time of the merger (the "Merger") of Merger Sub into Visionics (the "Effective Time"), Visionics will become a wholly-owned subsidiary of the Company. Assuming today's date is the closing date and the Effective Time of the Merger, each share of Visionics common stock will be converted into the right to receive 0.5200 shares of the Company's common stock (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement and related documents.

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the Exchange Ratio to the common stock shareholders of the Company.

     SunTrust Equitable Securities Corporation ("SunTrust Equitable"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In consideration for rendering the opinion set forth in this letter, SunTrust Equitable will receive a fee and reimbursement of its expenses. In addition, the Company has agreed to indemnify SunTrust Equitable for certain liabilities arising out of its engagement, including the rendering of this opinion. In the ordinary course of business, we trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

     In connection with our opinion, we have reviewed, among other things, the Agreement and terms of related documents, certain publicly available information and certain other financial information, reports, forecasts and other internal information that was provided to us by or on behalf of the Company and Visionics. We held discussions with the management and representatives of the Company and Visionics concerning the historical and current operations of the Company and Visionics, their respective financial condition and prospects, as well as the strategic and operating benefits anticipated from the Merger. In addition, we conducted such other financial studies, analyses and investigations and reviewed such other information and factors as we deemed appropriate for purposes of this opinion.

     In rendering this opinion, we have relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of the Company and Visionics. We have assumed with your consent that the financial forecasts that we examined were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company and Visionics. We express no opinion with respect to such forecasts or the assumptions on which they were based. We have been advised that prior to mailing of the Proxy Statement to the Company's common stock shareholders in connection with the Merger, projections that have been presented to SunTrust Equitable by Visionics may be modified to reflect Generally Accepted Accounting Principles. Any material changes to the projections could result in a modification to our analyses and the corresponding opinion. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Visionics, nor were we furnished with any such evaluations or appraisals. Our opinion is based upon economic, market and other conditions as they exist and can be evaluated on the date hereof and does not address the fairness of the Exchange Ratio to the Company's common stock shareholders as of any other date. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder of the Company as to whether or not that shareholder should vote to approve the Merger. The financial markets in general, and the markets for the securities of the Company in particular, are subject to volatility, and this opinion does not purport to address potential developments in the financial markets or the markets for the securities of the Company after the date hereof.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger. This letter may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent; however, the opinion rendered hereby may be included in its entirety in the Proxy Statement relating to the Merger to be distributed by the Company to its shareholders and filed with the Securities and Exchange Commission.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to such holders of the Company's common stock.

                                            Very truly yours,

                                            SUNTRUST EQUITABLE SECURITIES
                                            CORPORATION

                                                                      APPENDIX C

                                VOTING AGREEMENT

     This Voting Agreement (the "Agreement") is made and entered into as of
October   , 2000, by and between Digital Biometrics, Inc., a Delaware corporation (the "Company"), and the undersigned shareholder (the "Shareholder") of Visionics Corporation, a corporation organized under the laws of the State of New Jersey (hereinafter "Visionics").

                                  WITNESSETH:

     WHEREAS, the Company, Merger Sub (as defined below) and Visionics have entered into an Agreement and Plan of Merger (the "Merger Agreement"), which contemplates that the Company will execute and file a Certificate of Merger, which in turn will provide for the merger (the "Merger") of a wholly-owned subsidiary of the Company ("Merger Sub") with and into Visionics. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of Visionics will be converted into shares the Company's common stock, as set forth in the Merger Agreement;

     WHEREAS, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of Visionics and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement;

     WHEREAS, in order to induce the Company to execute the Merger Agreement, Shareholder agrees to vote the Shares (as defined below) and other such shares of capital stock of Visionics over which Shareholder has voting power so as to facilitate the transactions contemplated by the Merger Agreement; and

     WHEREAS, the execution and delivery of this Agreement and of the attached form of proxy is a material condition to the Company's willingness to enter into the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   AGREEMENT:

     1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this
Agreement:

     (a) "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to
Article 7 thereof, or (ii) such date and time as the matters set forth in
Section 4 hereof shall been duly approved by the shareholders of Visionics in accordance with the terms and conditions of the Merger Agreement.

     (b) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

     (c) "Shares" shall mean: (i) all equity securities of Visionics (including all shares of Visionics common stock and all options, warrants and other rights to acquire shares of Company common stock or any other class or series of Visionics capital stock) beneficially owned by Shareholder as of the date of this Agreement; and (ii) all additional equity securities of Visionics (including all shares of Visionics common stock and all options, warrants and other rights to acquire shares of Company common stock or any other class or series of Visionics capital stock) of which Shareholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

     2. Transfer of Shares.

     (a) Transferee of Shares to be Bound by this Agreement. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer of any of the Shares to be effected unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications not involving additional representations, warranties or covenants as the Company may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

     2. Transfer of Voting Rights. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. At every meeting of the shareholders of Visionics called, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company, Visionics shall cause the Shares to be voted (i) in favor of approval of the Merger Agreement and the Merger and (ii) in favor of any matter that could reasonably be expected to facilitate the Merger.

     4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to the Company a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

     5. Representations and Warranties of the Shareholder. Shareholder (i) is the beneficial owner of the shares of Common Stock of Visionics, Preferred Stock of Visionics and the options and warrants to purchase shares of Common Stock of Visionics indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances other than that certain Shareholder Agreement, dated January 30, 1998, by and among Visionics, Joseph J. Atick, A. Norman Redlich, Paul A. Griffin and Lonsdale Group Limited (the termination of which is a condition to the Company's obligation to effect the Merger); (ii) does not beneficially own any securities of Visionics other than the shares of Common Stock of Visionics, Preferred Stock of Visionics and options and warrants to purchase shares of Common Stock or Preferred Stock of Visionics indicated on the signature page of this Agreement; and (iii) has full power and authority to make, enter into and, assuming due execution and delivery thereof by each other party thereto, carry out the terms of this Agreement and the Proxy.

     6. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents not involving additional representations, warranties or covenants necessary or desirable, in the reasonable opinion of the Company, to carry out the intent of this Agreement.

     7. Consent and Waiver. Shareholder (not in his capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

     8. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

     9. Miscellaneous.

     (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

     (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Visionics will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

     (e) Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

        If to the Company:

        Digital Biometrics, Inc.
        5600 Rowland Road
        Minnetonka, Minnesota 55343-4315
        Attention: Mr. John Metil
        telephone: 952.945.3335
        telecopy:  952.932.7181

        With a copy to:

        Maslon Edelman Borman & Brand, LLP
        3300 Wells Fargo Center
        Minneapolis, Minnesota 55402
        Attention: Joseph Alexander
        telephone: 612.672.8200
        telecopy:  612.672.8397

        If to Shareholder: To the address for notice set forth on the signature page hereof.

     (f) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Shareholder hereby consents to the personal jurisdiction of the state and federal courts located in Delaware for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

     (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (j) Officers and Directors. No person who is or becomes (during the term of this Agreement) a director or officer of the Company or Visionics makes any agreement or understanding herein in his or her capacity as such director or officer, and nothing herein will limit or affect, or give rise to any liability to any Shareholder or any affiliate of that Shareholder by virtue of, any actions taken by any Shareholder in his or her capacity as an officer or director of the Company or Visionics, and no such actions shall be deemed a breach or default under this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                            SHAREHOLDER
                                            DIGITAL BIOMETRICS, INC.

                                            ------------------------------------
                                            Signature

                                            By:
                                            ------------------------------------

                                            Its:
                                            ------------------------------------

                                            ------------------------------------
                                            Print Name

                                            ------------------------------------

                                            ------------------------------------
                                            Print Address

                                            ------------------------------------
                                            Telephone

                                            ------------------------------------
                                            Telecopy No.

                                            Shares Beneficially Owned:

                                                 shares of common stock

                                                 shares of common stock issuable
                                            upon exercise of outstanding options

                                                 shares of common stock issuable
                                            upon exercise of outstanding
                                            warrants

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned shareholder of Visionics Corporation, a corporation organized under the laws of the State of New Jersey ("Visionics"), hereby irrevocably (to the fullest extent permitted by law) appoints James Granger and John Metil of Digital Biometrics, Inc., a Delaware corporation (the "Company"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Visionics that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of Visionics issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned shareholder of Visionics as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Visionics and the undersigned shareholder (the "Voting Agreement"), and is granted in consideration of the Company entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), among Visionics, VC Acquisition Corporation, a New Jersey corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and the Company. The Merger Agreement provides for the merger of Merger Sub into Visionics in accordance with its terms and subject to its conditions (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 7 thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of shareholders of Visionics and in every written consent in lieu of such meeting in favor of
(i) approval of the Merger Agreement and the Merger, and (ii) in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof.

     The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: October   , 2000

Signature of Shareholder:
------------------------------------------------------

Print Name of Shareholder:
------------------------------------------------------

Shares Beneficially Owned:

          shares of common stock

          shares of common stock issuable upon exercise of outstanding options shares of common stock issuable upon exercise of outstanding warrants

                                                                      APPENDIX D

                 CHAPTER 11. RIGHTS OF DISSENTING SHAREHOLDERS

     14A:11-1 Right of Shareholders to Dissent -- (1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

     (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

          (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

             (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

             (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

          (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsections 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4); or

     (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S. 14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

          (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

          (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

             (A) cash; or

             (B) shares, obligations or other securities which, upon consummation or the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or,

             (C) cash and such securities; or

          (iii) from a sale pursuant to an order of a court having jurisdiction.

     (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

     (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

     (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1 (1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter. (Last amended by Ch. 279, L. '95, eff. 12-15-95.)
---------------

Ch. 279, L. '95, eff. 12-15-95, added matter in italic.

     14A:11-2 Notice of Dissent; Demand for Payment; Endorsement of Certificates -- (1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:56, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraphs 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

     (2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(l), except any who voted for or consented in writing to the proposed action.

     (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

     (4) Whenever a corporation is to be merged pursuant to (1) section 14A:10-5.l or subsection 14A:10-7(4) and shareholder approval is not required under (2) subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-l may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by (3) subsection 14A: 10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

     (5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

     (6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

     (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter. (Last amended by Ch. 94, L. '88, eff. 12-1-88.)

---------------

Ch. 94, [,. '88, eff. 12-1-88, added matter in italic and deleted

(1)"section 14A: 10-5";

(2) "subsections 14A:105(5) and 14A:10-5(6)";

(3) and "subsection 14A:10-5(2)".

     14A:11-3 "Dissenting Shareholder" Defined; Date for Determination of Fair Value -- (1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a "dissenting shareholder".

     (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

     (3) "Fair value" as used in this Chapter shall be determined

     (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

     (b) In the case of a merger pursuant to (1) section 14A:10-5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

     (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a). In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action. (Last amended by Ch. 94, L. '88, eff. 12-1-88.)

     14A:11-4 Termination of Right of Shareholder to be Paid the Fair Value of His Shares -- (1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

     (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

     (b) his demand for payment is withdrawn with the written consent of the corporation;

     (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

     (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

     (e) the proposed corporate action is abandoned or rescinded; or

     (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

     (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

---------------

(1) Ch. 94, L. '88, eff. 12-1-88, added matter in italic and deleted "section 14A:10-5".

     14A:11-5 Rights of Dissenting Shareholder -- (1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

     (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

     14A:11-6 Determination of Fair Value by Agreement -- (1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

     (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made I upon surrender of the certificate or certificates representing such shares. (Last amended by Ch. 366, L. '73, eff. 5-1-74.)

     14A:11-7 Procedure on Failure to Agree Upon Fair Value; Commencement of Action to Determine Fair Value -- (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

     (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

     14A:11-8 Action to Determine Fair Value; Jurisdiction of Court; Appointment of Appraiser -- In any action to determine the fair value of shares pursuant to this Chapter:

     (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

     (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

     (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

     (d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

     14A:11-9 Judgment in Action to Determine Fair Value -- (1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

     (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith. no interest shall be allowed to him.

     14A:11-10 Costs and Expenses of Action -- The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

     14A:11-11 Disposition of Shares Acquired by Corporation -- (1) The shares of a dissenting shareholder in a transaction described in (1) subsection 14A:11-1 (1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value of shares.(2) (2) (Deleted by amendment, P.L. 1995, C. 279.)

     (3) In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled. (Last amended by Ch. 279, L. '95, eff. 12-15-95.)

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The certificate of incorporation of DBI provides that DBI shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of DBI or serves or served any other enterprise at the request of DBI. DBI's Bylaws contains a similar provision.

     DBI's certificate of incorporation also provides that a director will not be personally liable to DBI or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such an exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.

     Section 145 of the DGCL permits indemnification against expenses, fines, judgment and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, DBI and its subsidiaries maintain a directors' and officers' liability insurance policy.

ITEM 21(A). EXHIBITS

See Exhibit Index.

ITEM 21(B). FINANCIAL STATEMENT SCHEDULES

     All financial statement schedules of DBI which are required to be included herein are included in the Annual Report of DBI on Form 10-K for the fiscal year ended September 30, 2000 which is incorporated herein by reference.

ITEM 22. UNDERTAKINGS

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs 5(a)(i) and 5(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (b) That for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (6) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (7) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 26th day of December, 2000.


                                            DIGITAL BIOMETRICS, INC.

                                            By:      /s/ JOHN J. METIL
                                              ----------------------------------
                                                        John J. Metil
                                              President, Chief Executive Officer
                                                          and Director

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Digital Biometrics, Inc. hereby severally constitute John J. Metil and Philip J. Tilton and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Digital Biometrics, Inc. to comply with the provisions of the Securities Act of 1933 as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.


     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below as of December 26, 2000 by the following persons in the capacities and as of the date indicated.



                        NAME                                               TITLE
                        ----                                               -----
                          *                            Chairman of the Board of Directors
-----------------------------------------------------
                  James C. Granger

                  /s/ JOHN J. METIL                    President, Chief Executive Officer and
-----------------------------------------------------    Director (Principal Executive Officer)
                    John J. Metil

               /s/ ROBERT F. GALLAGHER                 Chief Financial Officer (Principal Financial
-----------------------------------------------------    Officer)
                 Robert F. Gallagher

                          *                            Director
-----------------------------------------------------
                C. McKenzie Lewis III

                          *                            Director
-----------------------------------------------------
                   George Latimer

                          *                            Director
-----------------------------------------------------
                    John E. Haugo

                          *                            Director
-----------------------------------------------------
                   John E. Lawler

               *By: /s/ JOHN J. METIL
-----------------------------------------------------
                    John J. Metil
                  Attorney-in-fact

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1            -- Agreement and Plan of Merger, dated October 18, 2000, by and among the Registrant, VC Acquisition Corp. and
                            Visionics Corporation.*
          3.1            -- Certificate of Incorporation, as amended through April
                            18, 1998 (incorporated by reference to Exhibit 3.1 to the
                            Registrant's Registration Statement on Form S-1,
                            effective March 11, 1993, File No. 33-58650 (the "1993
                            Form S-1"), and to Exhibit 3.1 to the Registrant's Report
                            on Form 10-Q for the quarter ended March 31, 1998).
          3.2            -- Amendment to Certificate of Incorporation dated October
                            6, 2000.*
          3.3            -- Bylaws, as amended (incorporated by reference to Exhibit
                            3.2 to the Registrant's Report on Form 10-K for the year
                            ended September 30, 1997 (the "1997 10-K")).
          4.1            -- Specimen Common Stock Certificate (incorporated by
                            reference to the Registrant's Registration Statement on
                            Form S-1, effective August 14, 1991, File No. 33-41080).
          4.3            -- Rights Agreement, dated May 2, 1996, between the
                            Registrant and Norwest Bank, Minnesota, National
                            Association, as Rights Agent (incorporated by reference
                            to Exhibit 4.3 to the Registrant's Registration Statement
                            on Form 8-A filed with the Securities and Exchange
                            Commission on May 9, 1996, File No. 0-18856).
          5.1            -- Opinion of Maslon Edelman Borman & Brand, LLP.*
          8.1            -- Tax opinion of Maslon Edelman Borman & Brand, LLP.
          8.2            -- Tax opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
         10.1            -- Warrant, dated December 1, 1997, by and between the
                            Registrant and KA Investments LLC for the purchase of
                            15,000 shares of the Registrant's common stock
                            (incorporated by reference to Exhibit 10.2 to the 1997
                            10-K) and a schedule of substantially identical documents
                            executed by the Registrant (incorporated by reference to
                            Exhibit 4.5 to the Registrant's 1998 Annual Report on
                            Form 10-K (the "1998 10-K") and not filed pursuant to
                            Instruction 2 to Item 601 of Regulation S-K).
         10.2            -- Warrant, dated December 1, 1997, between the Registrant and Miller Johnson & Kuehn, Inc. for the purchase of
                            125,000 shares of the Registrant's common stock
                            (incorporated by reference to Exhibit 10.3 to the 1997
                            10-K).
         10.3            -- Warrant dated March 18, 1997, between the Registrant and
                            C. McKenzie Lewis III for the purchase of 8,000 shares of
                            the Registrant's common stock (incorporated by reference
                            to Exhibit 10.4 to the 1997 10-K).
         10.5            -- Agreement and General Release dated October 31, 1997
                            between the Registrant and Glenn M. Fishbine
                            (incorporated by reference to Exhibit 10.11 to the 1997
                            10-K).
         10.6            -- General Credit and Security Agreement dated September 29,
                            1998 between the Registrant and SPECTRUM Commercial
                            Services (incorporated by reference to Exhibit 10.4 to
                            the 1998 10-K).
         10.7            -- First Amended Revolving Note dated October 15, 1998 of
                            the Registrant payable to SPECTRUM Commercial Services,
                            amending and restating Revolving Note dated as of
                            September 29, 1998 (incorporated by reference to Exhibit
                            10.5 to the 1998 10-K).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.8            -- Lease for the Registrant's principal office facilities
                            dated November 7, 1989 (incorporated by reference from
                            the Registrant's Registration Statement on Form S-18,
                            effective December 6, 1990, File No. 33-36939C).
         10.9            -- Amendment to Lease dated March 11, 1996 (incorporated by reference to Exhibit 10.14 to the 1997 10-K).
         10.10           -- 1990 Stock Option Plan, as amended (incorporated by
                            reference to Exhibit 99.1 to the Registrant's Report on
                            Form 10-Q for the quarter ended March 15, 1997).
         10.11           -- 1992 Restricted Stock Plan (incorporated by reference
                            from the Registrant's 1993 Form S-1).
         10.12           -- 1998 Stock Option Plan (incorporated by reference from
                            Exhibit 10 to the Registrant's Report on Form 10-Q for
                            the quarter ended March 31, 1998).
         10.13           -- Form of Director Indemnification Agreement entered into between the Registrant and outside directors
                            (incorporated by reference to Exhibit 10.17 to the 1997
                            10-K).
         10.14           -- Loan Agreement dated November 19, 1999 between the
                            Registrant and Riverside Bank (incorporated by reference
                            from Exhibit 10.12 to the Registrant's Report on Form
                            10-Q for the quarter ended December 31, 1999).
         10.15           -- Commercial Security Agreement dated November 19, 1999
                            between the Registrant and Riverside Bank (incorporated
                            by reference from Exhibit 10.13 to the Registrant's
                            Report on Form 10-Q for the quarter ended December 31,
                            1999).
         10.16           -- Promissory Note, dated November 19, 1999, made by the
                            Registrants in favor of Riverside Bank (incorporated by
                            reference from Exhibit 10.14 to the Registrant's Report
                            on Form 10-Q for the quarter ended December 31, 1999).
         10.17           -- Loan Agreement dated November 19, 2000 between the
                            Registrant and Associated Bank Minnesota (incorporated by
                            reference from Exhibit 10.15 to the Registrant's 2000
                            Annual Report on Form 10-K).
         10.18           -- Amendment to Lease for Registrant Premises dated November
                            21, 2999 (incorporated by reference from Exhibit 10.16 to
                            the Registrant's 2000 Annual Report on Form 10-K).
         10.19           -- Amendment No. 1 to Agreement and Plan of Merger, dated
                            November 28, 2000, by and among the Registrant, VC
                            Acquisition Corp. and Visionics Corporation.*
         21.1            -- Subsidiaries of the Registrant (incorporated by reference from Exhibit 21.1 to the Registrant's 2000 Annual Report
                            on Form 10-K).
         23.1            -- Consent of KPMG LLP.*
         23.2            -- Consent of KPMG LLP.*
         23.3            -- Consent of M.R. Weiser & Co., LLP.*
         23.4            -- Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibits 5.1 and 8.1).
         23.5            -- Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                            (included in Exhibit 8.2).
         27.1            -- Financial Data Schedule.*
         99.1            -- Form of Proxy Card*


-------------------------
* Previously filed.